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                                                                   EXHIBIT 10.48

                            POWER PURCHASE AGREEMENT

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                                TABLE OF CONTENTS

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Article 1 DEFINITIONS.....................................................................................      2

Article 2 DESCRIPTION OF THE FACILITY.....................................................................     23
        2.1      Summary Description......................................................................     23
        2.2      Site ...................................................................................      23
        2.3      Interconnection Point....................................................................     24
        2.4      Design and Construction of the Facility..................................................     24
        2.5      Technical Specifications   ..............................................................     24
        2.6      Contract Capacity........................................................................     25
        2.7      Performance Requirements.................................................................     28
        2.8      Fuels....................................................................................     28

Article 3 OBLIGATION TO PURCHASE..........................................................................     29
        3.1      Term ....................................................................................     29
        3.2      Sale and Purchase of Energy and Capacity.................................................     29
                 (A)     Energy...........................................................................     29
                 (B)     Capacity.........................................................................     30
                 (C)     Backup and Maintenance Power.....................................................     31
        3.3      Operation of the Facility................................................................     31
        3.4      Seller's Required Approvals..............................................................     33
        3.5      Contract Certification or Approval.......................................................     34
        3.6      Phillips Steam Agreement.................................................................     38

Article 4 MILESTONES AND SCHEDULE.........................................................................     40
        4.1      Proposed Commercial Operation Dates......................................................     40
        4.2      Recourse for Delays......................................................................     40
        4.3      Proposed Milestone Dates.................................................................     41
                 (A)     EPC Contract ....................................................................     41
                 (B)     Site Acquisition ................................................................     41
                 (C)     Financial Closing ...............................................................     44
                 (D)     Construction Commitment..........................................................     44
                 (E)     Set Generating Equipment.........................................................     44
                 (F)     Set HRSGs........................................................................     44
        4.4      Certain Milestone Matters................................................................     44
                 (A)     Notification ....................................................................     44
                 (B)     Milestone Deadline Dates.........................................................     44
        4.5      Construction Schedule and Proposed Contractor Milestone Dates ...........................     44
        4.6      Southwestern Rights During Construction..................................................     45
        4.7      Conditions to Combustion Turbine Commercial Operation Date ..............................     45
        4.8      Conditions to Cogeneration Commercial Operation Date.....................................     47

Article 5 PAYMENT AND BILLINGS............................................................................     49
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        5.1      General Terms and Conditions.............................................................     49
        5.2      Capacity Payments........................................................................     49
        5.3      Fixed O&M Payment........................................................................     51
        5.4      Energy Payments..........................................................................     51
        5.5      Variable O&M Payment.....................................................................     53
        5.6      Seller Charge............................................................................     53
        5.7      Start Payments...........................................................................     53
        5.8      Pre-Commercial Operation Energy..........................................................     53
        5.9      Manner of Payment........................................................................     53
                 (A)     Payments ........................................................................     53
                 (B)     Statement .......................................................................     53
                 (C)     Late Charges.....................................................................     54
                 (D)     Billing Disputes.................................................................     55
        5.10     Pro-rated Months.........................................................................     55

Article 6 DAMAGES AND SECURITY FUND.......................................................................     56
        6.1      Establishment of Completion Security Fund................................................     56
        6.2      Damages Prior to Commercial Operation....................................................     59
                 (A)      Delay Damages...................................................................     59
                 (B)      Damages for Termination Prior to Commercial Operation ..........................     60
        6.3      Damages for Shortfalls in Capacity.......................................................     61
                 (A)......................................................................................     61
                 (B)......................................................................................     62
                 (C)......................................................................................     62
                 (D)     Persistent Shortfalls............................................................     62
        6.4      Damage and Other Payments from Completion Security Fund and/or by Direct Billing.........     63
        6.5      Additional Security......................................................................     64
        6.6      Equity Contribution......................................................................     66
        6.7      Indebtedness: Restrictions on Refinancing and Additional Indebtedness....................     66

Article 7 BUY-OUT AND FACILITY PURCHASE OPTIONS...........................................................     69
        7.1      Termination for Southwestern's Convenience During Initial Term ..........................     69
                 (A)     Termination Payment..............................................................     69
                 (B)     Information and Notice...........................................................     70
                 (C)     Consummation.....................................................................     70
                 (D)     Transfer and Release.............................................................     71
        7.2      Buyout Option............................................................................     72
        7.3      Right to Purchase Facility at End of Term................................................     74
        7.4      First Right of Refusal: Sale of Seller's Interest........................................     74
        7.5      Disclaimer of Liability for Losses and Damages...........................................     76

Article 8 INTERCONNECTION FACILITIES AND METERING.........................................................     77
        8.1      Interconnection Facilities...............................................................     77
        8.2      Metering Devices.........................................................................     78
        8.3      Adjustment for Inaccurate Meters.........................................................     80

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        8.4      Communication Equipment..................................................................    82
        8.5      Protective Systems.......................................................................    82

Article 9 OPERATION AND MAINTENANCE REQUIREMENTS..........................................................    83
        9.1...............................................................................................    83
                 (A)     General .........................................................................    83
                 (B)     Fuel ............................................................................    83
        9.2      Operating Committee and Operating Procedures.............................................    84
        9.3      Maintenance Schedule.....................................................................    85
        9.4      Facility Operation.......................................................................    86
        9.5      Dispatch.................................................................................    86
        9.6      Non-Dispatchable Capacity and Energy.....................................................    87
        9.7      Certification of Operation and Maintenance...............................................    87
        9.8      Outage Reporting.........................................................................    90

Article 10 DEFAULT AND TERMINATION........................................................................    91
        10.1     Notice of Default........................................................................    91
        10.2     Events of Default of Seller..............................................................    91
        10.3     Project Lender Right to Cure Default of Seller...........................................    94
        10.4     Events of Default of Southwestern........................................................    94
        10.5     Termination..............................................................................    96
        10.6     Operation by Southwestern Following Event of Default by Seller ..........................    96

Article 11 FORCE MAJEURE..................................................................................   101
        11.1     Definition of Force Majeure..............................................................   101
        11.2     Applicability of Force Majeure...........................................................   102
        11.3     Limitations on Effect of Force Majeure...................................................   102
        11.4     Fixed Payments Affected by Force Majeure.................................................   103
        11.5     Delivery Excuse..........................................................................   104
        11.6     Steam Host Force Majeure; Steam Delivery Reduction.......................................   105

Article 12 REPRESENTATIONS AND WARRANTIES.................................................................   108
        12.1     Seller's Representations and Warranties..................................................   108
        12.2     Southwestern Representations and Warranties..............................................   110
        12.3     Information to Financiers, Stockholders, and Governmental Authorities....................   112
        12.4     Confidentiality..........................................................................   112

Article 13 INSURANCE AND INDEMNITY........................................................................   114
        13.1     Seller's Insurance Coverages.............................................................   114
        13.2     Evidence and Scope of Insurance..........................................................   114
        13.3     Term and Modification of Insurance.......................................................   115
        13.4     indemnification..........................................................................   117

Article 14 REGULATORY JURISDICTION AND COMPLIANCE.........................................................   120
        14.1     Governmental jurisdiction and Regulatory Compliance......................................   120
        14.2     Provision of Support.....................................................................   120

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        14.3     Regulatory Disallowance..................................................................   121
        14.4     Contest of Regulatory Disallowances .....................................................   122
        14.5     Compliance with Law......................................................................   123
        14.6     Seller's Disclosures ....................................................................   124

Article 15 ASSIGNMENT.....................................................................................   125
        15.1..............................................................................................   125
        15.2..............................................................................................   126
        15.3..............................................................................................   126
        15.4..............................................................................................   126
        15.5..............................................................................................   126
        15.6...   ........................................................................................   126

Article 16 CONTRACT ADMINISTRATION........................................................................   127
        16.1     Notices in Writing.......................................................................   127
        16.2     Representative for Notice................................................................   127
        16.3     Notice Address for Southwestern..........................................................   127
        16.4     Notice Address for Seller................................................................   128
        16.5     Authority of Representatives.............................................................   128
        16.6     Operating Records .......................................................................   128
        16.7     Operating Log ...........................................................................   129
        16.8     Billing and Payment Records..............................................................   129
        16.9     Financial Reports of Seller..............................................................   129
        16.10    Retention Period ........................................................................   129
        16.11    Examination of Records...................................................................   129
        16.12    Dispute Resolution.......................................................................   130
                 (A) .....................................................................................   130
                 (B) .....................................................................................   130
                 (C)     Arbitration......................................................................   130
                         (1)      Notice to Arbitrate ....................................................   131
                         (2)      Selection of Arbitrators ...............................................   131
                         (3)      Discovery ..............................................................   131
                         (4)      Hearing Process ........................................................   132
                         (5)..............................................................................   133
                         (6)      Decision ...............................................................   133
                         (7)      Venue ..................................................................   133
                         (8)      Governing Rules for Arbitration.........................................   133
                         (9)      Costs ..................................................................   134
                         (10)     Scope of Arbitrators' Authority.........................................   134

Article 17 MISCELLANEOUS..................................................................................   135
        17.1     Waiver ..................................................................................   135
        17.2     Access to Facility.......................................................................   135
        17.3     Governing Law ...........................................................................   135
        17.4     Taxes ...................................................................................   135
        17.5     Disclaimer of Third Party Beneficiary Rights.............................................   137
        17.6     Relationship of the Parties..............................................................   137

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        17.7     Survival of Obligations..................................................................   137
        17.8     Severability.............................................................................   138
        17.9     Non-Endorsement..........................................................................   138
        17.10    Entire Agreement; Amendments.............................................................   138
        17.11    Binding Effect...........................................................................   139
        17.12    Headings.................................................................................   139
        17.13    Counterparts.............................................................................   139
        17.14    No Personal Liability....................................................................   139
        17.15    Limitation of Damages....................................................................   139

Article 18 STEAM HOST LOSS................................................................................   141
        18.1     Loss Of Steam Host.......................................................................   141
        18.2     Steam Host Escrow Accounts During Initial Term ..........................................   144

Attachment A
        Facility Components and Equipment Listing

Attachment B
        Site

Schedule C-1
        Establishment of Net Capability

Schedule C-2
        SPP Criteria Procedures for Establishing Capability Ratings

Attachment D

Attachment E

Attachment F
        Pricing Provisions and Related Schedules

Schedule F-1
        Capacity Price

Schedule F-2
        Fixed O&M Price

Schedule F-3
        Variable O&M Price

Schedule F-4
        Guaranteed Heat Rates

Schedule F-5
        Start-up Price

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Schedule F-6
        Adjusted Non-Firm Energy Cost

Schedule G-1
        DELAY DAMAGES
        Combustion Turbine Commercial Operation Delay

Schedule G-2
        DELAY DAMAGES
        Cogeneration Commercial Operation Delay

Attachment H
        Operating Procedures

Attachment I
        Insurance Coverage

Attachment J
        Facility Construction Milestones

                                      -vi-

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                            POWER PURCHASE AGREEMENT

         THIS AGREEMENT is made as of this 23rd day of May, 1997, by and between Borger Energy Associates, L.P. ("Seller"), a Delaware limited partnership with a principal place of business at Amarillo, Texas, and Southwestern Public Service Company ("Southwestern"), a New Mexico corporation with headquarters in Amarillo, Texas (with Southwestern or Seller sometimes referred to hereinafter as "Party" and Southwestern and Seller sometimes referred to collectively as "Parties"), and is effective as of this date.

         WHEREAS, Seller agrees to construct and will own and operate an electric generating plant to be located near Borger, Texas, designed to have a capacity rating of approximately 216 megawatts, as more fully described in
Section 2.1, identified as "the Facility "; and

         WHEREAS, Seller desires to sell electric energy and capacity to Southwestern and Southwestern desires to buy the same from the Seller; and

         WHEREAS, Seller has responded to Southwestern's Request for Proposals issued September 15, 1995, as amended, by which Southwestern requested proposals for supply-side resources and Southwestern has accepted Seller's offer on the terms and conditions set forth in this Agreement;

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         NOW THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency and adequacy of which are hereby acknowledged, the Parties agree to the following:

                                    ARTICLE 1

                                   DEFINITIONS

         The capitalized terms listed in this Article 1 shall have the meanings set forth below whenever such capitalized terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. Terms not listed in Article 1 shall have meanings as commonly used in Good Utility Practice or the English language, as appropriate.

         "AAA" means the American Arbitration Association or any successor organization.

         "Actual Capacity" shall mean, for any given point in time, the net electrical capacity that can be generated by the Facility and delivered to the Interconnection Point.

         "Adjusted Non-Firm Energy Cost" means Southwestern's hourly adjusted average avoided energy cost computed in accordance with the PUCT regulation P.U.C. SUBST. R. 23.66(g) in effect on the date of this Agreement as set forth in Schedule F-6.

         "AEGIS" means Associated Electric and Gas Insurance Services and all of its affiliates and subsidiaries authorized by law to underwrite and provide insurance and all of their successors.

         "Agreement" means this Agreement between Seller and Southwestern, including Attachments A to J and their associated Schedules.

                                      -2-
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         "Appraisal Procedure" shall mean a procedure whereby two independent appraisers, one chosen by Southwestern and one by Seller, shall mutually agree upon the determinations then the subject of appraisal. Southwestern or Seller, as the case may be, shall deliver a written notice to the other appointing its appraiser within fifteen (15) days after receipt from the other of a written notice appointing its appraiser. If within sixty (60) days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the AAA, and shall be a disinterested Person qualified in the matter to be determined. The three appraisers shall make the determination in accordance with the rules of the AAA, and such determination shall be binding and conclusive on Southwestern and Seller. Each Party shall pay the costs of its own appraiser and shall share equally in the costs, if any, of a third appraiser.

         "Automatic Generation Control," or "AGC," means the automatic regulation within predetermined limits of the power output of electric generators within a prescribed geographic area in response to changes in system load, system frequency, tie-line interchange, or the relation of these to each other, so as to maintain the scheduled system frequency or the established interchange with other geographic areas or both. This regulation is accomplished by pulses sent (or successor technology) through communication links between the Southwestern System Control Center dispatch computer and each generator equipped for such control to change load on the generator.

         "Availability Factor" or "AF " means, for a given period of time, the hours during which the Facility was available for operation divided by the total hours during such

                                      -3-
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given period of time, expressed as a three-place decimal, as computed in accordance with the following equation:

                 AF = [PH - (SIGMA(n) EDH(i) )] /PH
                              (i)=1

                 Where:

                 PH     =  The number of hours in the period of determination
                           exclusive of the equivalent number of hours for which the Facility was not available due to Excused Outage.

                 EDH(1) = The equivalent derated or outage hours during hour "i." If during hour "i" no derate or outage occurs, or if such derate or outage was an Excused Outage, then for such hour "i, " the EDH is equal to zero. For other hours, the EDH is computed as follows:

                          EDH(1) = SD(i)/UAC(i), where:

                          SD(i)  =  The size of the derate below UAC during
                                    hour "i" to the extent that such derate is not an Excused Outage. During hours in which the entire Facility is out of service for reasons other than an Excused Outage, SD(i) shall equal UAC(i).

                          UAC(i) = The unimpaired Actual Capacity of the Facility during hour "i" assuming that no derate or outage of the Facility occurred.

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         "Cogeneration Commercial Operation" means that the Facility shall have met all of the conditions specified in Section 4.8.

         "Cogeneration Commercial Operation Date" means the first day the Facility achieves Cogeneration Commercial Operation.

         "Cogeneration Commercial Operation Deadline Date" means the date twelve
(12) months after the Proposed Cogeneration Commercial Operation Date.

         "Cogeneration Contract Capacity" means the electrical capacity of the Facility, in whole MW, determined by the most recent Capacity Test, or Capacity Retest, which Seller shall provide and Southwestern shall receive during Phase II in accordance with the terms of this Agreement.

         "Combustion Turbine Commercial Operation" means that the Facility shall have met all of the conditions specified in Section 4.7.

         "Combustion Turbine Commercial Operation Date" means the first day the Facility achieves Combustion Turbine Commercial Operation.

         "Combustion Turbine Commercial Operation Deadline Date" means the date twelve (12) months after the Proposed Combustion Turbine Commercial Operation Date.

         "Combustion Turbine Contract Capacity" means the electrical capacity of the Facility, in whole MW, determined by the most recent Capacity Test or Capacity Retest, which Seller shall provide and Southwestern shall receive during Phase I in accordance with the terms of this Agreement.

         "Commission(s)" means any of the state or federal regulatory agencies having jurisdiction over Southwestern.

         "Committed CT Capacity" means the minimum Capacity expected to be delivered by Seller during Phase I and is equal to 192 MW.

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                  i        =        The summation index for the number of PH
                                    hours in the period of determination.

                  n        =        The total number of PH hours in the period
                                    of determination.

         "Btu" means British thermal unit of heat quantity.

         "Buyout Price" shall have the meaning set forth in Section 7.2.

         "Capacity" means the amount of net power output of the Facility that can be delivered to the Interconnection Point and measured in whole MW.

         "Capacity Payment" means the Payment for Contract Capacity as set forth in Section 5.2.

         "Capacity Test" means the test performed in accordance with Section 2.6(C) to determine the Contract Capacity of the Facility.

         "Capacity Retest" means the test performed in accordance with Section 2.6(D) to redetermine the Contract Capacity of the Facility.

         "Catastrophic Equipment Failure" means a sudden unexpected failure of Seller's equipment which (1) substantially reduces or eliminates the capability of the Facility to produce Capacity and Energy, and (2) is beyond the reasonable control of Seller and could not have been avoided by appropriate design, manufacturing, construction, operating, or maintenance practices, in accordance with Good Utility Practice. Catastrophic Equipment Failure does not include failure of Seller's equipment caused by, or arising from, a mechanical or equipment breakdown attributable to wear and tear normally experienced in power generation materials and equipment and their assembly and operation.

         "Ceiling Price" shall have the meaning set forth in Section 7.2.

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         "Committed Cogeneration Capacity" means the minimum Capacity expected to be delivered by Seller during Phase II and is equal to 216 MW, unless adjusted pursuant to Section 6.3(D).

         "Completion Security Fund" means the fund maintained by the Seller as provided for in Section 6.1.

         "Construction Finance Closing Date" means the date Seller achieves Financial Closing.

         "Contract Capacity" means Combustion Turbine Contract Capacity during Phase I and Cogeneration Contract Capacity during Phase II.

         "Contract Interest Rate" means a rate of interest per annum (computed on the basis of a year of three hundred sixty-five (365) days) equal to the lower of (a) the interest rate specified in 18 C.F.R. Section 35.19a(a)(2)(iii)(A) as the same may be changed from time to time plus one percent (1 %) per annum or, if no longer published, another mutually agreed similar rate, or (b) the maximum rate permitted by law.

         "Contract Year" means each twelve (12) months that begins on the day after the Cogeneration Commercial Operation Date or its anniversary.

         "Contractor Milestone Dates" shall have the meaning set forth in
Section 4.5.

         "Correction Period" shall have the meaning set forth in Section 9.7(B).

         "Cumulative Extended Term Bonus" shall mean the sum of the amounts paid to Seller during each month of the Extended Term under Sections 5.2(C)(ii) or 5.2(C)(iv)(b) that exceed the Capacity Payment that otherwise would have been paid Seller for such month but for the application of such Sections.

         "Cumulative Initial Term Bonus" shall mean the sum of the amounts paid to Seller during each month of the Initial Term under Sections 5.2(C)(ii) or 5.2(C)(iv)(b) that

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exceed the Capacity Payment that otherwise would have been paid Seller for such month but for the application of such Sections.

         "Debt Base Case Proforma" shall mean the base case financial proforma for the Seller as accepted and used by the Senior Lender as of the Construction Finance Closing Date.

         "Delivery Excuse" shall have the meaning set forth in Section 11.5.

         "Discharge Notice" means the notice provided by Southwestern to Seller in accordance with Section 3.5.

         "Discharge Notice Date" means the date Southwestern provides the Discharge Notice to Seller.

         "Dispatch" means the schedule and control by Southwestern, directly or indirectly, manually or automatically, of the generation of the Facility in order to increase or decrease the electrical energy delivered from the Facility to the Interconnection Point, as determined solely by Southwestern.

         "Early Termination Date" shall have the meaning set forth in Article 7.

         "Emergency" means a condition or situation that, in the sole judgment of either Southwestern or SPP, affects or will affect Southwestern's ability, or the ability of any member of SPP, to maintain safe, adequate, and continuous electric service.

         "Energy" means the amount of electrical output of the Facility delivered to the Interconnection Point and measured in whole MWh.

         "Energy Payment" means the Payment for Energy, as set forth in Section 5.4.

         "Environmental Contamination" means the presence of hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air, and other hazardous pollutants, and toxic pollutants, as those terms are used in the Resource

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Conservation and Recovery Act, the Comprehensive Environmental Response,
Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Oil Pollution and Hazardous Substances Control Act, and any other and all other applicable federal, state, and local laws and regulations as amended, at such levels or quantities or location, or of such form or character, to be in violation of said federal, state, and local laws and regulations.

         "EPC Contract" means the contract between Seller and the EPC Contractor for engineering, procurement, and construction of the Facility.

         "EPC Contractor" means the Person that Seller contracts with for engineering, procurement, and construction of the Facility.

         "Estimated Phase II Actual Capacity" means the maximum Capacity expected to be delivered by Seller during Phase II and is equal to 239 MW.

         "Event of Default" means an event as defined in Article 10 that confers a contractual right upon a Party to terminate the Agreement.

         "EWG" means an exempt wholesale generator pursuant to 15 U.S.C. Section 79z-5a.

         "Existing Taxes" shall have the meaning set forth in Section 17.4.

         "Excused Outage" means a derate or outage of the Facility caused by Force Majeure or Delivery Excuse.

         "Extended Term" shall have the meaning set forth in Section 3.1.

         "FERC" means the Federal Energy Regulatory Commission.

         "Facility" means all of the following the purpose of which is to produce and sell electricity: Seller's equipment, property, buildings, generators, transformer(s), boiler(s), breakers, and necessary transmission lines to connect to the Interconnection Point, protective and associated equipment, improvements, and other tangible and intangible assets, property rights, and contract rights reasonably necessary for the construction, operation, and maintenance of the electric generating facility that is the subject of this Agreement.

         "Fair Market Value" of any property as of any date shall mean the cash price obtainable in an arm's length sale between an informed and willing buyer (under no compulsion to purchase) and an informed and willing seller (under no compulsion to sell) of the property in question, if the Parties are unable to agree upon a determination of Fair Market Value, such Fair Market Value shall be determined in accordance with the Appraisal Procedure.

         "Financial Closing" shall have the meaning set forth in Section 4.3(C).

         "Financing Documents" means the loan and credit agreements (including the Senior Mortgage), notes, bonds, indentures, security agreements, lease financing agreements, interest rate exchanges, or swap agreements and other documents relating to the development, bridge, construction and/or the permanent financing for the Facility, including any credit enhancement, credit support, working capital financing, or refinancing documents, and any and all amendments, modifications, or supplements to the foregoing that may be entered into from time to time.

         "Fixed O&M Payment" means the Payment for the Facility's fixed operation and maintenance expenses, as set forth in Section 5,3.

         "Fixed Payment" means the Capacity Payment plus the Fixed O&M Payment.

         "Floor Price" shall have the meaning set forth in Section 7.2.

         "Force Majeure" shall have the meaning set forth in Section 11.1.

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         "Fuel Agreements" means the agreements for the delivery or transportation of fuel to the Facility's combustion turbines, including without limitation, the Gas Supply Agreement between Southwestern Public Service Company and GPM Gas Corporation dated December 1, 1995, as amended from time to time with South western's approval pursuant to Section 9.1(B).

         "Fuel Contract Criteria" shall have the meaning set forth in Section
         9.1.

         "Fuel Delivery Failure" means any failure of the delivery of fuel to the Facility under any Fuel Agreement to the extent such failure is not caused by Seller.

         "Fuel Management Agreement" means the agreement to be negotiated under
Section 9.1(B). The Fuel Management Agreement shall not be considered a Fuel Agreement.

         "Fuel Price" shall have the meaning set forth in Section 5.4.

         "GDPIPD" shall mean the Gross Domestic Product Implicit Price Deflator published in the National Income and Product Account by the U.S. Department of Commerce.

         "Good Utility Practice" means any of the practices, methods, and acts (including but not limited to the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, could have been expected to accomplish the desired result consistent with good business practices, reliability, economy, safety, and expedition.

         "Guaranteed Heat Rate" means the heat rates set forth on Schedule F-4.

         "Hazardous Materials" shall have the meaning set forth in Section
4.3(B).

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         "Initial Term" shall have the meaning set forth in Section 3.1.

         "Interconnection Facilities" means all the land, easements, materials, equipment, and facilities installed for the purpose of interconnecting the Facility and Southwestern's electric system so as to permit the transfer of electric energy and capacity in either direction, including but not limited to connection, transformation, switching, metering, relaying, and communication and safety equipment, and any necessary additions and reinforcements to Southwestern's system required for safety or system security as a direct result of the interconnection between the Facility and Southwestern's system.

         "Interconnection Point" shall have the meaning set forth in Section
2.3.

         "Issuer" means the financial institution or company that issues or maintains the Completion Security Fund in accordance with Section 6.1(B).

         "Junior Debt" means obligations of Seller to any Person, which obligations are subordinate in priority, right of payment, and remedies to the subordinate debt secured by the Subordinated Mortgage.

         "kW" shall mean kilowatt.

         "Lender's Possession Right Period" means the period of time specified in Section 10.6(B).

         "Lloyds Companies" means one or more Lloyds insuring syndicates which are participants in good standing in the London' insurance market, provided that such insuring syndicate sells policies providing the type of coverages required under Article 13 and Attachment I through an authorized United States agent or broker in compliance with Texas law.

         "Major Maintenance Outage" means an outage resulting from scheduled major maintenance, which shall not occur more frequently than every fifth year.

         "Metering Device(s)" means all meters, metering equipment, and data processing equipment used to measure, record, or transmit data relating to the electric energy or capacity of the Facility.

         "Milestone Deadline Date" means the date twelve (12) months after the Proposed Milestone Date.

         "Minimum Load Level" means 75.3% of Actual Capacity on a per generating unit basis during Phase I and the level of Non-Dispatchable Capacity and Energy during Phase II.

         "Minimum Steam Quantity" shall mean the maximum quantity of steam, in pounds per hour, capable of being produced by the Facility for delivery to Phillips when Facility combustion turbines are operated, without the use of duct-firing, at a one hundred percent (100%) load level, as established by the testing for the Cogeneration Commercial Operation Date.

         "MMBtu" means millions of Btus.

         "MVAR" means megavolt-ampere reactive.

         "MW" means megawatt.

         "MWh" means megawatt-hour.

         "NERC" means the North American Electric Reliability Council or any successor organization.

         "Net Electrical Output" means all of the Facility's electric generating output (which shall not include any amount of generating output for the use of any other party, unless otherwise agreed to by Southwestern) net of the Facility's own auxiliary electrical requirements and any transmission losses between the Facility and the Interconnection Point, as measured by meters owned by Southwestern.

         "Net Heat Rate" means the Net Electrical Output divided by the total fuel consumed to produce the Net Electrical Output, expressed in MMBtu per MWh.

         "Net Pretax Cash Flow" shall mean, for any period, the Project Revenues less Project Expenses, with such changes in the definition of such term for the purposes of this Agreement as are set forth, consistent with the definition of Project Expenses and Project Revenues, in the Financing Documents for the Senior Debt, which changes Southwestern shall approve, such approval not to be unreasonably withheld.

         "NMPUC" means the New Mexico Public Utility Commission.

         "Non-Dispatchable Capacity and Energy" means that portion of the Facility's Capacity and Energy that is not subject to scheduling or control by Southwestern.

         "Notice of Arbitration" means the notice given to the other Party by the Party submitting a disputed matter to arbitration.

         "Offered Price" shall have the meaning set forth in Section 7.4.

         "Off-Peak Hours" means all hours of a calendar day that are not On-Peak Hours.

         "Off-Peak Month" means any calendar month that is not an On-Peak Month.

         "On-Peak Hours" means the hour ending 0700 through the hour ending 2200 (Central Standard Time or Central Daylight Time as applicable), Monday through Saturday. Hours occurring on holidays, as observed, shall not be considered On-Peak Hours.

         "On-Peak Month" means the calendar months of May, June, July, August, and September.

         "Operating Committee" means one representative each from Southwestern and Seller pursuant to Section 9.2.

         "Operating Records" means all agreements associated with the plant, operating logs, blueprints for construction, invoices for all equipment in the plant, operating manuals, all warranties on equipment, and all documents, whether in printed or electronic format, that the Seller uses or maintains for the operation of the plant.

         "Payment" means the transfer of money from Southwestern to the Seller under this Agreement.

         "Permitted Delay" means the sum of (i) the period of time Seller's performance or the performance of Seller's third-party contractor is delayed by any events of Force Majeure or Delivery Excuse, and (ii) the number of days after September 30, 1997, and before the Discharge Notice Date, exclusive of the number of days, if any, for which Southwestern funds construction of the Facility after September 30, 1997, pursuant to the Partial Assignment dated February 26, 1997, as amended.

         "Permitted Encumbrance" means:

                  (a) liens specifically permitted or required by, or created by, any Financing Document for the Senior Debt;

                  (b) liens with respect to purchase money or capital lease obligations to finance Facility assets that are readily replaceable personal property with a principal balance not to exceed $5,000,000 in the aggregate outstanding;

                  (c) liens on cash collateral and related investments held as cash cover with respect to debt covered by item (b) above;

                  (d) liens for taxes which are either not yet due or are the subject of a good faith contest by the Partnership;

                  (e) any exceptions to title which are contained in the title policy delivered to the Senior Lender on the Construction Finance Closing Date;

                  (f) liens in connection with workmen's compensation, unemployment insurance, or other social security or pension obligations;

                  (g) mechanic's, workmen's, material men's, supplier's, construction or other like liens arising in the ordinary course of business or incident to the construction or imposed by law, operation, repair or restoration of the Facility (i) in respect of obligations which are not yet due or which are the subject of a good faith contest or (ii) which are subject in full to bonding arrangements or fully insured by the Facility title policy;

                  (h) deposits or pledges to secure statutory obligations or appeals; releases of attachments, stays of execution or injunctions; performance bids, contracts (other than for the repayment of borrowed money) or leases; or for purposes of like general nature arising in the ordinary course of business;

                  (i)      liens provided pursuant to the Subordinated Mortgage;
         and

                  (j) liens substantially similar to any of the foregoing liens (other than in clause (e)), provided that any such lien shall not constitute a material adverse effect on the Seller or the Facility.

         "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature,

         "Phase I" means the period starting with the day after the Combustion Turbine Commercial Operation Date and ending on the Cogeneration Commercial Operation Date.

         "Phase II" means the remaining Term (including, if applicable, any Extended Term) commencing the day after the Cogeneration Commercial Operation Date.

         "Phillips Initial Term" shall mean the term of the Phillips Steam Agreement exclusive of any extensions or renewals of such term.

         "Phillips Steam Agreement" shall mean the Steam Sales and Operating Agreement between Seller and Phillips Petroleum Company, a draft of which, dated May 7, 1997, has been provided to Southwestern, and an executed version of which is to be provided to Southwestern in accordance with Section 3.6.

         "Project Debt Service" shall mean, for any period, the sum of all regularly scheduled payments due any Senior Lender with respect to the Senior Debt and any junior lender with respect to any Junior Debt (including without limitation, principle, interest, and interest rate hedging fees) with such changes in the definition of such term for the purposes of this Agreement as are set forth in the Financing Documents for the Senior Debt or Junior Debt, as applicable; which changes Southwestern shall approve, such approval not to be unreasonably withheld.

         "Project Expenses" shall mean, for any period, all payments made for the debt interest and debt repayment, operation or maintenance of the Facility including, without limitation, (i) payments for Project Debt Service; (ii) payments due and payable in connection with the Facility Site; (iii) expenses of managing, administering and operating the Facility (including without limitation any management fees payable to Seller or its Affiliates), and of maintaining it in good repair and operating condition; (iv) fuel purchase procurement and transportation costs; (v) direct operating and maintenance costs of the Facility associated with the production of electricity for Southwestern (including without limitation, all payments due and payable under the Facility's operations and maintenance contract); (vi) insurance costs; (vii) all taxes payable by Seller (including, without limitation, sales and excise taxes payable by Seller with respect to the sale of electric energy and process steam, franchise taxes payable by Seller but excluding federal, state and local income taxes payable by Seller); (viii) costs and fees incurred in connection with the obtaining and maintaining in effect any governmental approval; (ix) legal, accounting, and other professional fees incurred in connection with any of the foregoing items; (x) Facility capital expenditures made by Seller; (xi) the net amounts payable (or minus the net amounts receivable) under any foreign exchange protection agreements; and (xii) all amounts paid or contributed to a reserve account with respect to any of the foregoing or otherwise required or permitted by the Financing Documents with the Senior Lender; and any other payments reasonably consistent with the above listing, payable by Seller with a normal payment priority pursuant to the Financing Documents for the Senior Debt greater than or equal to Project Debt Service for such period, with such changes in the definition of such term for the purposes of this Agreement as shall be set forth in the Financing Documents for the Senior Debt, which changes Southwestern shall approve, such approval not to be unreasonably withheld.

         "Project Lender(s)" means the lender(s) providing the initial construction and/or permanent debt financing for the Facility, and any fiscal agents, trustees, or other nominees acting on their behalf.

         "Project Permits" means the authorizations, permits, approvals, and other requirements of law with which Seller must comply pursuant to Section 14.5.

         "Project Revenues" shall mean, for any period, the sums of all revenue received by the Facility from any source.

         "Proposed Cogeneration Commercial Operation Date" means the date set forth in Section 4.1 of this Agreement, as such date may be revised pursuant to
Section 4.1

         "Proposed Combustion Turbine Commercial Operation Date" means the date set forth in Section 4.1 of this Agreement, as such date may be revised pursuant to Section 4.1.

         "Proposed Milestone Date" means, for the milestones set forth in
Section 4.3, the date set forth by which Seller is required to achieve the specified milestone in the development of the Facility, as such date may be adjusted in accordance with the terms hereof.

         "PUCT" means Public Utility Commission of Texas.

         "PUHCA" means the Public Utility Holding Company Act, 15 U.S.C. Section 79 et seq.

         "Qualifying Facility" or "QF" means a facility certified as a qualifying facility pursuant to Section 210 of the Public Utility Regulatory Policies Act of 1978, 16 U.S.C.A. Section. 824a-3, and 18 CFR Section 292.207, and their successor provisions, if any.

         "RTU" means Remote Terminal Unit.

         "Scheduled Outage" means any planned removal of the Facility from service or reduction in the Facility's Actual Capacity for the purpose of performing any maintenance or inspection set forth in the maintenance schedule in Section 9.3 and provided that the duration of such outage does not exceed the limits set forth in Section 9.3.

         "Seller" means the owner of the Facility as designated in the first paragraph of this Agreement.

         "Seller's Backup Metering" means meters maintained by the Seller that, in the event of a failure of primary Metering Devices, may be used to verify Energy and Capacity produced by the Facility.

         "Seller Financing Documents" shall mean those Financing Documents executed by the Seller.

         "Seller's Interconnection Facilities" means all Interconnection Facilities on Seller's side of the Interconnection Point.

         "Seller's Minimum Equity Commitment" means the equity contribution described in Section 6.6.

         "Senior Debt" means the obligations of the Seller to any lender pursuant to the Financing Documents, including without limitation, principal of, premium and interest on indebtedness, fees, expenses or penalties, amounts due upon acceleration, prepayment or restructuring, swap or interest rate hedging breakage costs and any claims or interest due with respect to any of the foregoing, but not any obligations with respect to the Subordinated Mortgage, Junior Debt or any portion of Seller's Minimum Equity Commitment. Whenever used in this Agreement, "Senior Debt" shall also mean the debt incurred by any transferee of Seller's interest in the Facility for the purpose of acquiring such interest, to the extent such replacement debt effectuates a refinancing of the previously outstanding Senior Debt and does not violate the restrictions on refinancing set forth in Section 6.7 of this Agreement.

         "Senior Financing Documents" means Financing Documents executed by Senior Lender relating to the provision of Senior Debt.

         "Senior Lender" means, collectively, any lender(s) providing any Senior Debt and any successor(s) or assigns thereto.

         "Site" means the real estate upon which the Facility is to be located, as set forth in Section 2.2 and Attachment B.

         "Southwestern" means Southwestern Public Service Company.

         "Southwestern Disconnection" means any disconnection of the Facility by Southwestern pursuant to Section 3.3(D), other than by reason of Section 3.3(D)(6).

         "Southwest Power Pool,"' or "SPP," means the regional electric reliability council (one of the nine regional councils of NERC) of which Southwestern is a member.

         "Southwestern's Interconnection Facilities" means all Interconnection Facilities on Southwestern's side of the Interconnection Point.

         "Start Payment" means the Payment for each instance Southwestern requests the facility to start up from a shut-down state, as set forth in
Section 5.7, provided that such a Start Payment shall only be payable if such shut-down state was requested or solely caused by Southwestern.

         "Steam Delivery Reduction" shall have the meaning set forth in Section 11.6.

         "Steam Force Majeure" shall have the meaning set forth in Section 11.6

         "Steam Loss Event" means the occurrence and continuation of one or more of the events described in Section 18.1.

         "Steam Host Escrow Accounts" means the accounts established in accordance with Section 18.2(A), (B), and (C).

         "Subsequent Steam Host" shall have the meaning set forth in Section
18.2.

         "Subordinated Mortgage" shall have the meaning set forth in Section
6.5.

         "Summer Capacity" shall mean the Actual Capacity of the Facility as determined for any day during an On-Peak Month pursuant to this Agreement and adjusted to reflect the Summer Temperature Adjustment.

         "Summer Temperature Adjustment" shall mean the adjustment to reflect ambient temperature based upon the highest one percent (1%) of summer temperatures at the Site as stated in the SPP Procedures for Testing and Rating of Generating Equipment as set forth in Schedule C-2.

         "System Control Center," or "SCC " means Southwestern's facility responsible for centralized dispatch of generating units within its control area and control of tie-line power flows.

         "Term" means the period defined in Article 3.

         "Termination Payment" means the Payment under Section 3.1 or Section
7.1 made in connection with Southwestern's termination of this Agreement.

         "Transmission Adder" means the increase in Capacity Payments described in Section 3.5(C)(4).

         "Transmission CCN" shall have the meaning set forth in Section 3.5(C).

         "Utility Grade Equipment" means equipment or components that are manufactured to a standard of durability consistent with Good Utility Practice.

         "VAR" means volt-ampere reactive.

         "Variable O&M Payment" means the Payment for the Facility's variable operation and maintenance expenses as set forth in Section 5.5.

                                    ARTICLE 2

                           DESCRIPTION OF THE FACILITY

         2.1 Summary Description. Seller intends to construct, own, operate, and maintain an electric generating facility on a Site located near Borger, Texas, consisting of two generating units, each with a heat recovery steam generator ("HRSG"), having a combined installed electric generating capacity of approximately 216 MW and consisting of the equipment and components identified in Attachment A ("the Facility"). Capacity and Energy from the Facility will be made available to Southwestern in two phases. During Phase I, Capacity and Energy from the Facility, without the use of the HRSGs, shall be deliverable to Southwestern at the Interconnection Point. During Phase II, the Facility will be capable of functioning in a cogeneration status, and Capacity and Energy from the Facility, including the HRSGs, shall be deliverable to Southwestern at the Interconnection Point. To the extent that an expansion of the Facility involves the use of equipment or components used to provide the Capacity and Energy under this Agreement ("Common Components"), the use of such Common Components for the Facility expansion shall be on terms and conditions which shall not materially adversely affect the delivery of the Capacity and Energy to Southwestern under the terms of this Agreement, as approved by Southwestern, such approval not to be unreasonably withheld, or on such other terms and conditions as provided in the Subordinated Mortgage.

         2.2 Site. The Facility shall be located at the address set forth in Schedule B-1.

         A Site description is set forth in Schedule B-2.

         A scaled U.S.G.S. map that identifies the Facility location, the location of the thermal user, the location of the Interconnection Point identified in Section 2.3, and the location of the important ancillary facilities (e.g., transmission line(s), natural gas pipeline), is attached as Schedule B-3.

         2.3 Interconnection Point. The Interconnection Point shall be located at the 115 KV bus of each generating unit's step-up transformer. The Interconnection Point shall be the point at which deliveries of Capacity and Energy under this Agreement are required to be made and measured.

         2.4 Design and Construction of the Facility. The Facility shall be constructed according to Good Utility Practice and in a workmanlike, professional manner. Seller shall utilize in all respects Utility Grade Equipment. Seller's selection of any major contractors for engineering, procurement, or construction services shall be made from a list of permitted providers of such services to be approved by Southwestern, which approval shall not be unreasonably withheld.

         2.5      Technical Specifications. The Facility shall be:

                  (A)      capable of dispatch by Automatic Generation Control;

                  (B) capable of supplying power without harmonic distortion in excess of that permitted by IEEE Harmonic Standard 519;

                  (C) capable of operating at an eighty-five percent (85%) lagging power factor at the Contract Capacity;

                  (D) equipped with a generator excitation system with automatic voltage regulators, which shall include an over-excitation limiter;

                  (E) equipped, as long as the Facility remains interconnected with Southwestern's system, with communication circuits from the Facility to Southwestern's

SCC for the purpose of telemetering, supervisory control/data acquisition, and voice communications as specified by Southwestern in accordance with Good Utility Practice;

                  (F) equipped with protective systems for the Facility designed in accordance with Southwestern's specifications and Good Utility Practice as required pursuant to this Agreement; and

                  (G) capable of providing an immediate and sustained response to abnormal frequency excursions consistent with Good Utility Practice for other plants similar to the Facility.

         2.6      Contract Capacity.

                  (A) The Combustion Turbine Contract Capacity is the Contract Capacity, determined in accordance with this Section 2.6, that is available to Southwestern during Phase I. The Facility will be designed to have a Combustion Turbine Contract Capacity of approximately 192 MW (Net).

                  (B) The Cogeneration Contract Capacity is the Contract Capacity, determined in accordance with this Section 2.6, that is available to Southwestern during Phase II. The Facility will be designed to have a Cogeneration Contract Capacity of approximately 216 MW (Net).

                  (C) As part of the determination of whether the Combustion Turbine Commercial Operation Date and the Cogeneration Commercial Operation Date have been achieved, and at least once during every Contract Year thereafter, a capability test shall be conducted to determine the net capability of the Facility in accordance with procedures identified in Attachment C as such may be modified from time to time by mutual, written agreement of both Parties ("Capacity Test"). The results of the Capacity Test shall be adjusted to reflect ambient temperature based on the highest one percent

(1%) of Summer temperatures at the Site as stated in the SPP Procedures for Testing and Rating of Generating Equipment set forth in Schedule C-2 ("Summer Temperature Adjustment"). The results of the Capacity Test, as so adjusted, shall be the Contract Capacity of the Facility beginning on the day following any such Capacity Test and until the next subsequent Capacity Test or Capacity Retest permitted pursuant to Section 2.6(D). If, at the time of a scheduled Capacity Test, the Facility is inoperable, as a result of Force Majeure or otherwise, so that no electricity can be produced, the attempt shall nevertheless constitute a test, and the test result shall be 0 MW.

                  (D) By notice given to the other Party within three (3) business days after a Capacity Test, either Party may require a retest of the Capacity Test (a "Capacity Retest") upon reasonably satisfactory evidence that the actual capability of the Facility is materially different than as reflected by such Capacity Test or Capacity Retest, provided neither Party may request more than five (5) such Capacity Retests during Phase I or in any Contract Year thereafter. If, for any reason other than Excused Outage, the Actual Capacity of the Project adjusted to reflect Summer Temperature Adjustment shall be less than eighty percent (80%) of the Contract Capacity for any continuous six (6) week period, Southwestern may require a Capacity Retest. If, at the time of any scheduled or proposed Capacity Test or Capacity Retest, the Facility is not operable, or its output is materially affected by any condition which can be remedied by maintenance, repair or reconstruction, which can be accomplished before the next scheduled Capacity Test, a Capacity Retest shall be conducted as promptly as practicable after Seller notifies Southwestern that the condition has been corrected. Capacity Retests in any Contract Year shall be performed without peak firing of the Facility so long as the initial Capacity Test for the Contract Year did not evidence any material misperformance of the Facility's peak firing capability. In determining Contract Capacity from a Capacity Retest performed without peak firing, the net capability of the Facility shall be adjusted to reflect the net capability that would have resulted if the Facility had been tested with peak firing. The results of a Capacity Retest (as also adjusted in accordance with Section 2.6(C)) shall be the Contract Capacity of the Facility beginning on the day following any such Capacity Retest until the next subsequent Capacity Test or permitted Capacity Retest.

                  (E) After the Cogeneration Commercial Operation Date, the scheduled date for the annual Capacity Test shall be set by Southwestern, with Seller's approval, not to be unreasonably withheld, so as to occur approximately one (1) year apart. Seller shall cause each such annual Capacity Test to be conducted within fourteen (14) business days of the date scheduled by Southwestern. Any Capacity Test or Capacity Retest shall be made upon no less than two (2) business days prior notice to the other Party. The cost of the initial Capacity Tests in connection with achieving Combustion Turbine Commercial Operation and Cogeneration Commercial Operation and the Capacity Test in any Contract Year thereafter shall be borne by the Seller, with the cost of any Capacity Retest borne by the requesting Party.

                  (F) Notwithstanding any expansion of the Facility by Seller, in no event shall the Contract Capacity exceed the approximately 216 MW that the Facility initially is being designed to produce, unless Southwestern consents to a greater Contract Capacity, such consent not to be unreasonably withheld. If Southwestern does not consent to such greater Contract Capacity, the parties will negotiate such amendments to this Agreement as are necessary to reflect the Facility's ability to produce capacity greater than approximately 216 MW as to which Southwestern is not obligated to purchase.

                  (G) Southwestern may Dispatch the Facility up to its Actual Capacity, even if the Actual Capacity exceeds the Contract Capacity.

         2.7 Performance Requirements. The Seller intends to cause the Facility's AF on a twelve (12) month rolling average basis to meet or exceed
0.920 (measured over all hours) and, on the basis of a five (5) month rolling average of only the On-Peak Months, to meet or exceed 0.950 (measured over only On-Peak Hours). Seller shall use reasonable efforts to maintain an AF above the minimum thresholds given in this Section 2.7.

         2.8 Fuels. The primary fuel that shall be burned by the Facility is natural gas.

                                    ARTICLE 3

                             OBLIGATION TO PURCHASE

         3.1 Term. The term of this Agreement ("Term") shall commence on the execution of this Agreement and shall continue for a period of twenty-five
(25) years from the Cogeneration Commercial Operation Date ("Initial Term") subject to termination or extension pursuant to this Agreement. Southwestern shall have the option to extend the Term of the Agreement beyond the Initial Term for ten (10) years ("Extended Term"). Southwestern may so extend the Term by providing three (3) years notice to Seller prior to the expiration of the Initial Term. Thereafter. Southwestern may terminate the Extended Term by providing the following notice and, if applicable, termination payment:

             Notice       Termination Payment

             4 years      Zero
             3 years      33.3% of last Contract Year Capacity Payments
             2 years      66.7% of last Contract Year Capacity Payments
             1 year       100.0% of last Contract Year Capacity Payments

Applicable provisions of this Agreement shall continue in effect after termination of the Term to the extent necessary to provide for disconnection of the Facility from South western's electric system, final billings and adjustments related to the period prior to termination, repayment of any money due and owing Southwestern, and the indemnifications specified in Article 13.

         3.2      Sale and Purchase of Energy and Capacity.

                  (A)      Energy.

                           (1)      Beginning on the day after the Combustion
Turbine Commercial Operation Date, Seller shall sell and Southwestern shall buy the entire Net

Electrical Output delivered from the Facility to the Interconnection Point at the prices set forth in Section 5.4 and Attachment F and subject to the terms and conditions of this Agreement, including, but not limited to, the Dispatch provisions. Energy Payments shall begin (i) for Phase I, on the day after the Combustion Turbine Commercial Operation Date and (ii) for Phase II, on the day after the Cogeneration Commercial Operation Date.

                           (2)      Southwestern shall buy Energy made available
by Seller from the Facility during testing prior to the Combustion Turbine Commercial Operation Date, up to a maximum monthly capacity factor of ten percent (10%) applied to a Combustion Turbine Contract Capacity of 192 MW, or such greater capacity factor as required for the testing necessary to cause the Combustion Turbine Commercial Operation Date to occur, at the price set forth in
Section 5.8. Notwithstanding Southwestern's right to direct the Dispatch and shut down of the Facility during Phase I in accordance with Section 3.3(B), and notwithstanding the prices for Energy during Phase I set forth in Section 5.4, Southwestern shall buy Energy made available by Seller from the Facility during testing for Cogeneration Commercial Operation up to a maximum monthly capacity factor of fifty percent (50%) applied to a Cogeneration Contract Capacity of 216 MW, or such greater capacity factor as required for the testing necessary to cause the Cogeneration Commercial Operation Date to occur, at the price set forth in Section 5.8.

                  (B) Capacity. Seller shall sell and Southwestern shall buy electric Capacity delivered from the Facility to the Interconnection Point in accordance with the payment provisions set forth in Section 5.2 and Attachment F and subject to the terms and conditions of this Agreement. Capacity Payments shall begin (i) for Phase I, on the day after the Combustion Turbine Commercial Operation Date, and (ii) for Phase II, on the day after the Cogeneration Commercial Operation Date.

                  (C) Backup and Maintenance Power. This Agreement does not provide for any electric service by Southwestern to the Facility. The Seller may request such service in accordance with the applicable electric tariffs on file with and authorized by the regulatory authorities having jurisdiction.

         3.3      Operation of the Facility.

                  (A) The Capacity and Energy sold to Southwestern hereunder will be of a type known as three-phase alternating current with a nominal frequency of sixty (60) hertz and a nominal voltage of 115 kV measured phase to phase at the Interconnection Point. Seller shall cause its deliveries of Capacity and Energy to be consistent with Good Utility Practice with respect to maintenance of frequency and avoidance of voltage transients.

                  (B) Southwestern shall have operating control over the amount of Capacity and Energy to be generated by the Facility and may direct the Dispatch of the Facility in accordance with the terms of this Agreement, the Project Permits, Good Utility Practice, and based on economic, safety, and reliability considerations. Southwestern may dispatch the Facility between its Minimum Load Level and Actual Capacity, and, during Phase I but not Phase II, Southwestern shall have the ability to ask that the Facility be shut down or started up, whether by voice or telefacsimile communication from Southwestern's SCC in accordance with the operating procedures specified in Attachment H.

                  (C) The AGC equipment initially installed will have the capability to automatically change the load on the Facility through the use of pulse output from an RTU (or successor technology) located at the Facility and change the VAR output or intake of the Facility as defined in Section 9.5 of this Agreement.

                  (D) Southwestern shall have the right, exercisable in accordance with the requirements of this Section 3.3, to disconnect the interconnection of the Facility with Southwestern's system and discontinue electric service from the Facility:

                           (1)      during an Emergency on Southwestern's
system; or

                           (2)      if, in the reasonable judgment of
Southwestern, such disconnection is necessary to prevent damage to its equipment or the equipment of its customers or to maintain electric service to its customers; or

                           (3)      if, in the reasonable judgment of
Southwestern, such disconnection is required to permit (a) repairs to Southwestern's system, (b) new construction, or (c) the connection of other lines, customers, or producers of capacity and energy; or

                           (4)      if, in the reasonable judgment of
Southwestern, such disconnection is required for equipment maintenance or to facilitate restoration of line outages; or

                           (5)      if, in the reasonable judgment of
Southwestern, such disconnection is necessary for the operation of Southwestern's system consistent with Good Utility Practice; or

                           (6)      if, in the reasonable judgment of
Southwestern, such disconnection is necessary to prevent damage to its equipment or customer's equipment or injury or danger to persons as a result of the Seller's failure to operate the Facility pursuant to the requirements of this Agreement.

                  (E) Seller shall bear any extraordinary cost incurred by Southwestern, as a result of any disconnection or resulting reconnection to the extent made pursuant to Section 3.3(D)(6). An extraordinary cost is a cost directly and reasonably incurred by

Southwestern that would not have been incurred by Southwestern absent the existence of the Facility and such disconnection.

                           (F)      Subject to Section 3.3(G), Southwestern's
obligations to accept and purchase Energy and make Energy Payments shall be suspended during any period of disconnection or discontinuance occasioned by the events in Sections 3.3(D)(1) through (D)(6) above;

                           (G)      Southwestern shall (i) use ordinary care to
avoid and minimize interruptions in the acceptance of Capacity and Energy, (ii) use ordinary care to coordinate any interruptions with scheduled outages or maintenance of the Facility, (iii) keep Seller fully informed as to the anticipated duration of each interruption, and (iv) resume purchase of Capacity and Energy from Seller as soon as practicable once the condition resulting in the interruption has abated sufficiently to permit such resumption.

         3.4      Seller's Required Approvals.

                  (A) Seller shall obtain and maintain: (i) the necessary approvals to construct and operate the Facility in accordance with this Agreement from such regulatory bodies as required by law; and (ii) subject to the proviso in Section 18.1(F), certification of the Facility as a QF. Seller shall not be deemed in default of this obligation to the extent Seller is diligently contesting, in good faith and through appropriate proceedings, the interpretation, jurisdiction, or other order of regulatory authorities.

                  (B) For so long as the ownership of Seller would require Southwestern to obtain approval to make purchases from Seller as an affiliated EWG, Seller shall not apply for a determination that it is an EWG unless: (1) Seller no longer is a QF or reasonably determines it will fail to continue to qualify as a QF; (2) Seller has provided notice to Southwestern that it intends to seek such a determination; and (3) Southwestern has obtained all determinations and approvals, if any, required in order for it to purchase electric energy from Seller as an EWG.

                  (C) Seller shall make all reasonable efforts to obtain a modification to the Facility's air permit to increase, to the maximum extent possible, the number of hours during which power augmentation of the Facility is permitted.

         3.5      Contract Certification or Approval.

                  (A) Notwithstanding anything to the contrary in other parts of this Agreement, each of Southwestern's obligations under this Agreement and each of Seller's obligations under this Agreement are contingent upon Southwestern's determination that it has received the regulatory certifications and approvals from the PUCT and the NMPUC which it reasonably believes are necessary in order for it to undertake its obligations under this Agreement or that it does not need such certifications or approvals that it has not already obtained in order to undertake its obligations under this Agreement. Notwithstanding the immediately proceeding sentence, Southwestern and Seller shall undertake in good faith all activity prior to such Southwestern determination that such party believes, in its sole discretion, is necessary to be undertaken, prior to such determination, to honor any obligation imposed on Southwestern or Seller by this Agreement. In Southwestern's sole discretion, Southwestern may file this Agreement for certification or approval with the PUCT and NMPUC. To the extent such filings are made, they shall be made promptly following execution of this Agreement and, in such event, Southwestern shall use all reasonable efforts to obtain certifications or approvals from the PUCT and NMPUC, as applicable, on or before September 30, 1997. Seller shall cooperate with Southwestern in ail such filings and efforts to obtain such certifications or approvals. Upon Southwestern's determination that it has received, in a form satisfactory to Southwestern, the certifications or approvals which it believes are necessary in order for it to undertake its obligations under this Agreement or that it does not need certifications or approvals that it has not already obtained in order for it to undertake its obligations under this Agreement, Southwestern shall notify Seller that the condition of this Section 3.5 is discharged ("Discharge Notice"). Such notice may be provided in writing to Seller and shall be effective on the date of receipt by Seller ("Discharge Notice Date"), provided that the Discharge Notice Date shall be no earlier than three (3) months after the date of this Agreement as set forth in the first paragraph of this Agreement.

                  (B) If the Discharge Notice Date has not occurred by January 1, 1998, then the Parties agree to use best efforts and negotiate in good faith to agree upon a mutually satisfactory, commercially reasonable amendment to this Agreement which either would enable Southwestern expeditiously to obtain certifications or approvals satisfactory to Southwestern or would make such certifications or approvals legally and commercially unnecessary to Southwestern's performance of this Agreement. Thereafter, upon Southwestern's determination that it has received, in a form satisfactory to Southwestern, the certifications or approvals which it believes are necessary in order for it to undertake its obligations under this Agreement or that it does not need certifications or approvals that it has not already obtained in order for it to undertake its obligations under this Agreement, Southwestern shall provide a Discharge Notice to Seller. After January 1, 1999, either Party may, upon thirty
(30) days notice, terminate this Agreement without liability, if the Discharge Notice Date has not occurred.

                  (C)      (1)      Within three (3) months following the
execution of this Agreement, Southwestern shall file with the PUCT an application for a certificate of convenience and necessity for all of Southwestern's Interconnection Facilities (the "Transmission CCN"), including all transmission line additions required for Southwestern to accept the Estimated Phase II Actual Capacity at the Interconnection Point. If the PUCT fails to approve the Transmission CCN for Southwestern's Interconnection Facilities by February 1, 1998, then the Seller shall take over construction of Southwestern's Interconnection Facilities pursuant to this Section 3.5(C).

                           (2)      Southwestern's Interconnection Facilities
shall be designed and constructed in accordance with Southwestern's plans and specifications which shall be consistent with Southwestern's construction practices and Good Utility Practice. If Seller becomes obligated to take over construction of Southwestern's Interconnection Facilities pursuant to this
Section 3.5(C), then Southwestern shall provide such plans and specifications to Seller promptly after request by Seller. Notwithstanding the fact that Seller has taken over such construction, Southwestern shall continue to exercise due diligence to obtain the required regulatory approvals, if any, to complete any modifications to its existing facilities to interconnect with Southwestern's Interconnection Facilities and the required regulatory approvals to purchase Southwestern's Interconnection Facilities from Seller.

                           (3)      If Seller becomes obligated to take over
construction of Southwestern's interconnection Facilities pursuant to this
Section 3.5(C), then Southwestern shall promptly transfer to Seller all right, title, and interest in such construction, including assignment of all related easements, transfer of all related assets, and assignment of all rights, contracts, and other such interests at the actual net book cost. Seller shall operate Southwestern's interconnection Facilities only as generator leads unless another mode of operation is approved by Southwestern or required by regulatory order. At any time during or after Seller's construction of Southwestern's Interconnection Facilities, Southwestern may require Seller to sell, or Seller may require Southwestern to purchase, Southwestern's Interconnection Facilities at their actual net book cost, subject to Southwestern obtaining necessary regulatory approval for such purchase. Net book cost shall include, without limitation, any interest during construction incurred by a Party and attributable to Southwestern's Interconnection Facilities.

                           (4)      If Southwestern's Interconnection Facilities
are constructed by Seller and Southwestern shall fail to purchase Southwestern's Interconnection Facilities on or before the Combustion Turbine Commercial Operation Date and/or the Cogeneration Commercial Operation Date, then deliveries of Capacity and Energy shall be made at the points at which Southwestern's Interconnection Facilities interconnect with Southwestern's existing facilities, and Southwestern's Capacity Payments to Seller shall be increased as provided in Schedule F-1 (the "Transmission Adder"). In such event, the Transmission Adder shall remain in effect until and unless Southwestern shall purchase Southwestern's Interconnection Facilities from Seller pursuant to
Section 3.5(C)(3). Upon such purchase, deliveries of Capacity and Energy shall resume at the Interconnection Point identified in Section 2.3.

                           (5)      The failure or refusal of the PUCT to issue
the Transmission CCN shall not be deemed by either Party to constitute cause to terminate this Agreement unless both Parties mutually and expressly so agree.

         3.6 Phillips Steam Agreement. (A) No later than June 30, 1997, Seller shall provide to Southwestern an executed copy of the Phillips Steam Agreement. The use of the executed version of the Phillips Steam Agreement for the purposes of Southwestern's rights and obligations under Sections 11.6 and
Article 18 of this Agreement is contingent upon there being no changes in the Phillips Steam Agreement from the draft dated May 7, 1997, that has been provided to Southwestern, which would materially adversely affect Southwestern's rights and obligations under this Agreement (an "Adverse Steam Revision"). If Southwestern, within twenty (20) days of receipt of such executed agreement, reasonably determines that there has been such a change in the Phillips Steam Agreement which would constitute an Adverse Steam Revision, then Seller and Southwestern shall immediately negotiate in good faith such amendments to this Agreement which would cure such adverse effect. If Seller and Southwestern fail to agree on such amendments the provisions of Section 11.6 and Article 18 shall be applied as if the terms of the Phillips Steam Agreement as they existed in the draft dated May 7, 1997, were in effect and without regard to any Adverse Steam Revision to which Southwestern has made timely objection under this
Section 3.6(A).

         (B) Seller shall provide Southwestern with a copy of any proposed amendments to the Phillips Steam Agreement (or, if applicable, any proposed agreement with a Subsequent Steam Host or proposed amendments thereto) for Southwestern's review and comment pursuant to this Section 3.6(B). Within twenty
(20) days after receipt of such copy, Southwestern shall provide Seller with its objection to any provision of such amendment or agreement which would constitute an Adverse Steam Revision and Southwestern's proposed change to such provision. Upon timely receipt of Southwestern's objection under this Section 3.6(B), Seller and Southwestern shall negotiate in good faith such amendments to this Agreement as would cure such adverse effect. If Southwestern and Seller fail to reach agreement on such amendments, the provisions of Section 11.6 and Article 18 shall be applied without regard to any Adverse Steam Revision to which Southwestern has made timely objection under this Section 3.6(B).

         (C) Any amendment or agreement subject to Section 3.6(A) or (B) to which Southwestern does not timely object, including any Adverse Steam Revision, shall be deemed accepted by Southwestern for the purposes of this Section 3.6,
Section 11.6, and Article 18 of this Agreement. Southwestern shall not unreasonably object to an Adverse Steam Revision in an initial agreement with a Subsequent Steam Host.

                                    ARTICLE 4

                             MILESTONES AND SCHEDULE

         4.1 Proposed Commercial Operation Dates. Seller shall use every reasonable effort to cause the Facility to achieve Combustion Turbine Commercial Operation by the Proposed Combustion Turbine Commercial Operation Date. The Proposed Combustion Turbine Commercial Operation Date is June 1, 1998, or such later date as results from any Permitted Delay. Seller shall use every reasonable effort to cause the Facility to achieve Cogeneration Commercial Operation by the Proposed Cogeneration Commercial Operation Date. The Proposed Cogeneration Commercial Operation Date is December 31, 1998, or such later date as shall result from a Permitted Delay. If it is reasonably determined that either the Combustion Turbine Commercial Operation Date or Cogeneration Commercial Operation Date will be delayed beyond the Proposed Combustion Turbine Commercial Operation Date or Proposed Cogeneration Commercial Operation Date, as applicable, without Seller's use of labor overtime, every reasonable effort shall include the use of such labor overtime as reasonably necessary and effective to overcome such delay.

         4.2      Recourse for Delays.

                  (A) If Combustion Turbine Commercial Operation is not achieved by the Proposed Combustion Turbine Commercial Operation Date, as originally specified or as extended by Permitted Delay, but is achieved prior to the date that would constitute an Event of Default, as defined in Article 10, Seller shall reimburse Southwestern for such delay damages as required pursuant to Section 6.2, or Southwestern shall be entitled to withdraw and retain such monies from the Completion Security Fund as permitted pursuant to Section 6.2.

                  (B) if Cogeneration Commercial Operation is not achieved by the Proposed Cogeneration Commercial Operation Date, as originally specified or as extended by Permitted Delay, but is achieved prior to the date that would constitute an Event of Default as defined in Article 10, Seller shall pay Southwestern for such delay damages as required pursuant to Section 6.2, or Southwestern shall be entitled to withdraw and retain such monies from the Completion Security Fund permitted pursuant to Section 6.2.

         4.3 Proposed Milestone Dates. Proposed Milestone Dates are as provided for in the following paragraphs or such later date as shall result from any Permitted Delay:

                  (A) EPC Contract. No later than five (5) months after the date of execution of this Agreement, Seller shall provide Southwestern with an executed EPC Contract for the Facility.

                  (B) Site Acquisition. No later than three (3) months after the date of execution of this Agreement, Seller shall: (i) obtain a leasehold estate for the Site with a term at least equal to the Initial Term and the Extended Term; and (ii) provide to Southwestern evidence of such site acquisition in such form as Southwestern may reasonably require.

                           (1)      The Site shall be reasonably accessible for
the construction and maintenance of Southwestern's Interconnection Facilities required by this Agreement.

                           (2)      Prior to acquisition, Seller shall cause the
Site to be inspected for the attributes listed below, and shall not acquire the Site unless it obtains the representation or the indemnity of the Site owner (in form and substance reasonably satisfactory to Southwestern) to the effect that
(a) no Hazardous Materials (as defined below) have been located in or on the Site or have been released by previous occupants into the environment, or discharged, placed, or disposed of at, on, or under the Site; (b) no underground storage tanks are or have been located in or on the Site; (c) the Site has not been used as a dump or storage or transfer facility for waste material of any kind, including, but not limited to, solid or hazardous waste; (d) the Site complies with, and at all times has complied with, all applicable governmental laws, regulations, or requirements relating to environmental or occupational health and safety matters and Hazardous Materials, to the extent that noncompliance could result in a lien on the Site or the Facility or liability of Seller; and (e) there are no incinerators or cesspools on the Site; all waste is discharged into a government-approved sewage disposal system; and no Hazardous Materials are discharged from the Site, directly or indirectly, into any body of water. The term "Hazardous Materials" shall mean any substance, material, water, gas, or particulate matter that is regulated by any local governmental authority, any applicable state, or the United States of America, as an environmental pollutant or dangerous to public health, public welfare, or the natural environment including, without limitation, protection of non-human forms of life, land, water, groundwater, and air, including, but not limited to, any material or substance that is (i) defined as "toxic," "polluting," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," or "restricted hazardous waste" under any provision of local, state, or federal law, (ii) petroleum; (iii) asbestos; (iv) polychlorinated biphenols; (v) radioactive material; (vi) designated as a "hazardous substance" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1251); (vii) defined as a "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6901); (viii) defined as a "hazardous substance" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
Section 9601 et sea. (42 U.S.C. Section

9601); (ix) defined as a "chemical substance" under the Toxic Substances Control Act, 15 U.S.C Section 2601 et seq. (15 U.S.C Section 2601); or (x) defined as a pesticide under the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq. (7 U.S.C. Section 136). The term "all applicable governmental laws" in this Section 4.3(B)(2) shall include all statutes specifically described in the foregoing sentence and all federal, state, and local environmental health and safety statutes, ordinances, codes, rules, regulations, orders, and decrees regulating, relating to, or imposing liability or standards concerning or in connection with Hazardous Materials.

                           (3)      Seller shall provide Southwestern evidence
reasonably satisfactory to Southwestern of: (a) the characteristics of lessor's title to the Site; (b) that the title is unencumbered by easements, attachments, or liens other than Permitted Encumbrances; (c) that the lessor has duly authorized the execution, delivery, and performance of the lease; (d) that lessor's performance of the lease is not subject to the occurrence or nonoccurrence of any event or contingency other than force majeure, milestones, and Seller's defaults; (e) that the lease conveys ail rights, title, and interests in the Site necessary for Seller to perform the terms and conditions of this Agreement including, without limitation, ancillary services (such as raw water) and easements of proper duration and scope; (f) that the Seller has duly authorized the execution, delivery, and performance of the lease; (g) Seller's performance of the lease is not subject to the occurrence or nonoccurrence of any event or contingency other than force majeure, milestones, and lessor defaults; and (h) that the lease allows assignment of Seller's rights thereunder to Southwestern in the event Southwestern exercises its rights to purchase or operate the Facility, notwithstanding any defaults by lessee under the lease, provided that Southwestern cure any such lessee defaults.

                  (C) Financial Closing. No later than three (3) months after the Discharge Notice Date, Seller shall provide Southwestern with an executed loan agreement or bond indenture for the Senior Debt sufficient to cover the estimated cost to complete the construction of the Facility ("Financial Closing").

                  (D) Construction Commitment. No later than one (1) month after Financial Closing, Seller shall issue a notice to proceed under the EPC Contract.

                  (E) Set Generating Equipment. No later than three (3) months after Financial Closing, Seller shall provide Southwestern with a certification that the Facility generating equipment has been set.

                  (F) Set HRSGs. No later than ten (10) months after Financial Closing, Seller shall provide Southwestern certification that the Facility HRSGs have been set.

         4.4      Certain Milestone Matters.

                  (A) Notification. Seller shall notify Southwestern monthly of the status of achieving each milestone set forth in Section 4.3.

                  (B) Milestone Deadline Dates. The Milestone Deadline Date for each milestone in Section 4.3 shall be twelve (12) months after the Proposed Milestone Date.

         4.5 Construction Schedule and Proposed Contractor Milestone Dates. Not less than thirty (30) days prior to starting construction of the Facility, Seller shall submit for Southwestern's review its construction schedule, which shall set forth proposed dates for the EPC Contractor's achievement of certain levels of progress in completing the Facility (the "Contractor Milestone Dates"). The Contractor Milestone Dates shall be included in this Agreement as Attachment J and shall be adjustable for events of Force Majeure and Delivery Excuse. Seller shall also submit to Southwestern its projected start-up and test schedules for the Facility thirty (30) days prior to start-up and testing dates for the Facility for Phase I and Phase II, respectively. Once construction of the Facility commences, Seller shall submit to Southwestern progress reports in a form reasonably satisfactory to Southwestern on the first day of every month until the Facility commences Cogeneration Commercial Operation. These progress reports shall notify Southwestern of any changes in the Contractor Milestone Dates and the construction or start-up and testing schedule for the Facility resulting from Force Majeure or Delivery Excuse.

         4.6 Southwestern's Rights During Construction. Southwestern shall have the right to monitor the construction, start-up, and testing of the Facility. Seller shall allow physical inspections of the Facility and all documents related to construction, start-up, and testing as may be reasonably requested by Southwestern during and after completion of construction for the exercise of Southwestern's review rights hereunder. Southwestern's technical review and inspection of the Facility shall not be construed as endorsing the design thereof or as any warranty of the safety, durability, or reliability of the Facility.

         4.7 Conditions to Combustion Turbine Commercial Operation Date. The occurrence of the Combustion Turbine Commercial Operation Date shall be no earlier than May 1, 1998, and is contingent upon Seller providing evidence reasonably acceptable to Southwestern of the satisfaction or occurrence of all of the following conditions:

                  (A) completion of successful acceptance testing of the Facility (excluding the HRSCs) has occurred as required pursuant to the Seller Financing Documents;

                  (B) the Facility (excluding the HRSGs) has demonstrated the reliability of any communications systems and equipment for communications with Southwestern's

SCC required to be provided by Seller pursuant to this Agreement not less than thirty (30) days prior to the Combustion Turbine Commercial Operation Date;

                  (C) the Facility (excluding the HRSGs) has generated electricity continuously for a period of two (2) consecutive hours synchronized to the Southwestern system at a level equal to at least 173 MW and successfully completed five (5) consecutive startups and shutdowns;

                  (D) an independent engineer's certification has been obtained stating that (1) the Facility (excluding the HRSGs) has been completed in all material respects (excepting, e.g., punch list items that do not materially adversely affect the ability of the Facility (excluding the HRSGs) to operate in Phase I as intended hereunder) in accordance with Good Utility Practice, and (2) the Facility (excluding the HRSGs) has been designed and constructed in accordance with Good Utility Practice and if operated and maintained in accordance with Good Utility Practice can reasonably be expected to have a useful life at least equal to the Initial Term and the Extended Term;

                  (E) the Facility is certified as a QF (which certification may be satisfied by Seller's filing of a notification of self-certification with the FERC);

                  (F)      security arrangements meeting the requirements of
Section 6.5 have been established;

                  (G) certificates of insurance coverages or insurance policies required by Article 13 have been obtained;

                  (H) an opinion of Seller's counsel has been rendered that all permits, licenses, approvals, and other governmental authorizations required for the construction and operation of the Facility (excluding the HRSGs) in accordance with this Agreement have been obtained; and

                  (I) the electrical interconnection of the Facility (excluding the HRSGs) to the Southwestern system has been completed in accordance with Good Utility Practice.

         4.8 Conditions to Cogeneration Commercial Operation Date. The occurrence of the Cogeneration Commercial Operation Date is contingent upon Seller providing evidence reasonably acceptable to Southwestern of the satisfaction or occurrence of all of the following conditions:

                  (A) completion of successful acceptance testing of the Facility has occurred pursuant to the requirements of the Seller Financing Documents;

                  (B) the Facility has demonstrated the reliability of the Facility's communications systems and equipment for communications with Southwestern's SCC required to be provided by Seller pursuant to this Agreement not less than thirty (30) days prior to the Cogeneration Commercial Operation Date;

                  (C) the Facility has generated electricity continuously for a period of twenty-four (24) consecutive hours synchronized to the Southwestern system at a level equal to at least 194 MW;

                  (D) an independent engineer's certification has been obtained stating that the Facility has been completed in all material respects (excepting, e.g., punch list items that do not materially adversely affect the ability of the Facility to operate in Phase II as intended hereunder) in accordance with Good Utility Practice, and the Facility has been designed and constructed in accordance with Good Utility Practice and if operated and maintained in accordance with Good Utility Practice can reasonably be expected to have a useful life at least equal to the Initial Term and the Extended Term;

                  (E) the Facility is certified as a QF (which certification may be satisfied by Seller's filing of a notification of self-certification with the FERC);

                  (F)      security arrangements meeting the requirements of
Section 6.5 have been established;

                  (G) certificates of insurance coverages or insurance policies required by Article 13 have been obtained;

                  (H) an opinion of Seller's counsel has been rendered that all permits, licenses, approvals, and other governmental authorizations required for the construction and operation of the Facility in accordance with this Agreement have been obtained; and

                  (I) the electrical interconnection of the Facility to the Southwestern system has been completed in accordance with Good Utility Practice.

                                    ARTICLE 5

                              PAYMENT AND BILLINGS

         5.1 General Terms and Conditions. Subject to the other terms and conditions of this Agreement, payment for purchases by Southwestern from Seller under this Agreement shall consist of the sums of (i) a Capacity Payment, (ii) a Fixed O&M Payment, (iii) an Energy Payment, (iv) a Variable O&M Payment, and (v) Start Payments (when applicable), less a Seller Charge, all as defined below and further specified in Attachment F.

         5.2      Capacity Payments.

                  (A) During Phase I, Southwestern shall accept, purchase, and pay for the Contract Capacity, as determined pursuant to Section 2.6(C) or, if applicable, Section 2.6(D), at the rate specified in Schedule F-1.

                  (B) During Phase II, Southwestern shall accept, purchase, and pay for the Contract Capacity as determined pursuant to Section 2.6(C) or, if applicable, Section 2.6(D), at the rate specified in Schedule F-1, subject to the adjustment described in Section 5.2(C).

                  (C) Starting in the second Contract Year, each monthly Capacity Payment from Southwestern to Seller will be adjusted for AF as follows:

                           (i)      If a) the twelve (.12) month rolling average
AF is less than or equal to 0.920 but greater than 0.600 and the months over which the twelve (12) month rolling average AF is computed do not contain a Major Maintenance Outage, or b) the twelve (12) month rolling average AF is less than or equal to 0.900 but greater than 0.600 and the months over which the twelve (12) month rolling average AF is computed contain a Major Maintenance Outage, then the Capacity Payment will be multiplied by a factor expressed as a three place decimal equal to:

                                    9AF-0.280
                                    ---------
                                      8

                           (ii)     If the twelve (12) month rolling average AF
is greater than 0.960, then the Capacity Payment will be multiplied by a factor expressed as a three place decimal equal to:

                                   AF + 0.040

                           (iii)    If a) the twelve (12) month rolling average
AF is less than or equal to 0.960 but greater than 0.920 and the months over which the twelve (12) month rolling average AF is computed do not contain a Major Maintenance Outage, or b) the twelve (12) month rolling average AF is less than or equal to 0.960 but greater than 0.900 and the months over which the twelve (12) month rolling average AF is computed contain a Major Maintenance Outage, then the Capacity Payment will be multiplied by a factor equal to:

                                    1.000

                           (iv)     Notwithstanding the twelve (12) month
rolling average AF calculated in (i) through (iii), above,

                                    (a)      If the five (5) month rolling
average AF calculated for the On-Peak Hours of the On-Peak Months is less than or equal to 0.950 but greater than 0.600, then the Capacity Payment will be multiplied by a factor expressed as a three place decimal equal to:

                                    8AF-0.600
                                    ---------
                                      7

if such factor is less than the factor calculated in (i), (ii), and (iii), above.

                                    (b)      If the five (5) month rolling
average AF calculated for the On-Peak Hours of the On-Peak Months is greater than 0.970, then the Capacity Payment will be multiplied by a factor equal to:

                                   AF + 0.030

if such factor is less than the factor calculated in (i), (ii), and (iii), above.

                                    (c)      If the five (5) month rolling
average AF calculated for the On-Peak Hours of the On-Peak Months is less than or equal to 0.970 but greater than 0.950, then the Capacity Payment will be multiplied by a factor equal to:

                                     1.000

if such factor is less than the factor calculated in (i), (ii), and (iii), above.

                                    (d)      For purposes of this Section
5.2(C)(iv), the "five (5) month rolling average AF" refers to the average of the monthly AF calculated for the On-Peak Hours of each of the last five (5) On-Peak Months.

                           (v)      In all events, no Capacity Payment will be
made for those months in which either a) the twelve (12) month rolling average AF is less than or equal to 0.600 or b) the five (5) month rolling average AF calculated for the On-Peak Hours of the On-Peak Months is less than or equal to 0.600.

         5.3 Fixed O&M Payment. During Phase II only, a Fixed O&M Payment will be made at the price set forth in Schedule F-2 applied to the Contract Capacity as determined pursuant to Section 2.6(C) or, if applicable, Section 2.6(D).

         5.4      Energy Payments.

                  (A) Energy Payments will be made at a rate computed for each hour in accordance with the following formula:

         Hourly Energy Payments = (Fuel Price) x (Guaranteed Heat Rate)
                           x (Hourly Energy)

         Where:

         Fuel Price =               The price for fuel in the hour under the
                                    Fuel Agreements, expressed in dollars per MMBtu. The Fuel Price shall encompass all actual costs for delivered fuel, including without limitation, fixed fuel transportation cost, variable fuel transportation cost, variable fuel cost, reservation charges and taxes under the Fuel
                                    Agreements. Fixed charges under the Fuel
                                    Agreements shall be allocated to the Fuel
                                    Price in such a manner as to accomplish
                                    complete recovery of all fixed charges in the month through the Energy Payment for the month.

         Guaranteed Heat Rate =     The Heat Rates specified on Schedule F-4.

         Hourly Energy =            The Energy delivered in the hour to the
                                    Interconnection Point

The Energy Payment for a month is the sum of all Hourly Energy Payments calculated for such month.

                  (B) Southwestern shall use a standard sixty (60) minute clock hour interval, as measured by its metering equipment, as the basic billing increment for the purpose of calculating the Energy Payment due to Seller.

                  (C) Energy delivered shall be determined by Southwestern based on data collected by the billing meters and associated equipment detailed in Article 8.

         5.5 Variable O&M Payment. During Phase II only, a variable O&M Payment will be made at the price set forth in Schedule F-3 applied to the Energy delivered to the Interconnection Point.

         5.6 Seller Charge. For each calendar month, commencing with the Discharge Notice Date, Southwestern shall assess a charge of $320.00 as reimbursement for expenses not otherwise expressly provided for in this Agreement. This amount shall be adjusted annually by the rate of change over such annual period in the GDPIPD.

         5.7 Start Payments. Seller will be paid for Start Payments in accordance with Schedule F-5 provided that such Start Payments shall only be payable if the shut-down state was requested or solely caused by Southwestern.

         5.8 Pre-Commercial Operation Energy. If pursuant to Section 3.2(A) Southwestern buys Energy from the Seller during testing prior to the Combustion Turbine Commercial Operation Date or during testing prior to the Cogeneration Commercial Operation Date, then Southwestern shall pay Seller for such Energy at a rate per MWh that shall be equal to the Adjusted Non-Firm Energy Cost set out in Schedule F-6 calculated for the period during which such Energy was provided.

         5.9 Manner of Payment.

                  (A) Payments. All Payments shall be made monthly, as described in this Article 5. Remittances shall be made by check or by Electronic Funds Transfer, or wire transfer, as specified in writing by the Party to whom payment is due at least thirty (30) days prior to the effective date of such instruction.

                  (B) Statement. Southwestern shall prepare a statement showing purchases by Southwestern from the Facility and associated payments, and any charges to Seller, including any damages or other payments due from Seller to Southwestern under the terms of this Agreement, and shall provide the statement to Seller within ten (10) calendar days of the end of the month.

                           (1)      The statement will show the MWh of Energy
metered at Southwestern's meters at the Facility, the Combustion Turbine Contract Capacity or Cogeneration Contract Capacity, as applicable, the adjustment factor in accordance with Section 5.2(C), damages for Capacity Shortfalls in accordance with Section 6.3, the monthly Seller charge assessed by Southwestern, the total amount due and, upon request, any other published data reasonably pertinent to the calculation of the payments as set forth in Section 5.

                           (2)      If either Party has not paid the amount due
the other Party by the applicable late payment charge date set forth in Section 5.9(C), then the Party to which such overdue amount is due, at its option, may exercise the right of offset and deduct the sums owed by the other Party from payments remaining due to such Party. If Southwestern elects to apply any amounts owed against the Seller as provided herein, then Southwestern's statement shall additionally contain an itemization of the amounts owed by Seller to Southwestern that are and are not applied. Any amount shown on such statement which is payable and actually paid from a Security Fund as provided in
Article 6, shall be indicated as so paid on such statement.

                  (C) Late Charges. Any amounts due Seller or Southwestern, as the case may be, shall be due and payable within fifteen (15) days after receipt of the statement setting forth such amount. If the amount due is not paid by the due date, a late payment charge shall be applied to the unpaid balance and shall be added to the next billing. Such late payment charge shall be calculated based on the Contract Interest Rate.

                  (D) Billing Disputes. Both Southwestern and Seller, may dispute bills in good faith and place the disputed amount in an escrow account until the disputes are resolved pursuant to Section 16.12 hereof. Any interest earned on the amount in escrow shall be allocated to the Parties in proportion with the settlement of the disputed amount. Notwithstanding said escrow procedure, either Party may, at any time, offset against any and all amounts that may be due and owed to such Party under this Agreement including all damages and other payments that such Party asserts in good faith are owed by the other Party to such Party pursuant to this Agreement and are past due. Upon any such offset, any obligation of the paying Party to maintain an escrow account with respect to the amounts offset shall be excused. In the event that any amount offset by a Party against any amounts due and owing to the other Party under this Agreement is later determined not to be owed by such Party to the offsetting Party, the offsetting Party shall then pay over such amount to the other Party, with interest from the date of offset calculated pursuant to
Section 5.9(C).

         5.10     Pro-rated Months.

                  If (a) the commencement of service in Phase I or Phase II occurs on a day other than the first day of a month, or (b) the termination of service in Phase I or Phase II occurs on a day other than the last day of a month, then any monthly-calculated payment shall be pro-rated for such month to reflect that the service was provided for only the applicable part of the month. If the Contract Capacity determined under Section 2.6 changes in a month, then any monthly-calculated payment shall be calculated for such month to reflect that a different Contract Capacity was in effect for the affected days of such month.

                                    ARTICLE 6

                            DAMAGES AND SECURITY FUND

         6.1      Establishment of Completion Security Fund.

                  (A) Seller agrees to establish, fund, and maintain the Completion Security Fund pursuant to this Section 6.1, which shall be available at Southwestern's discretion pursuant to Section 6.2 to pay any amount due to Southwestern pursuant to this Agreement:

                           (1)      The Completion Security Fund shall be in
force beginning thirty (30) days after the Discharge Notice Date and shall remain in force until the earlier of the Cogeneration Commercial Operation Date is achieved or the date Southwestern shall be entitled to draw and retain all amounts in the Completion Security Fund as permitted pursuant to this Agreement. The amount of security that must be maintained in the Completion Security Fund shall be:

                                    (a)      $400,000 as of thirty (30) days
                                             after the Discharge Notice Date;

                                    (b)      $8,250,000 as of Financial Closing;
                                             and

                                    (c)      $5,800,000 as of the day after the
                                             Combustion

                                             Turbine Commercial Operation Date.

                           (2)      As additional security for the performance
of Seller's obligations hereunder, Seller shall cause the Financing Documents to include provisions for a debt service reserve fund to be funded to an amount equal to at least three (3) months worth of debt service payments and a working capital reserve or line of credit in an amount at least equal to one (1) month of Seller's projected operating expenses and a maintenance reserve fund with periodic contributions designed to provide for the funding of the expected cost of the Facility's next scheduled major maintenance. Seller shall be deemed in compliance with this Section to the extent such funds are established and maintained satisfactory to the Senior Lenders.

                  (B) The Completion Security Fund shall be maintained at Seller's expense, shall be originated by or deposited in a financial institution or company ("Issuer") reasonably acceptable to Southwestern, and shall be in the form of any combination of the following:

                           (1)      an irrevocable standby letter of credit or a
performance bond in form and substance reasonably acceptable to Southwestern and consistent with this Agreement, including a provision for thirty (30) days advance notice to Southwestern of any expiration of the security so as to allow Southwestern the right to exercise its rights under said security to draw the full amount thereof as provided in Section 6.1(D); or

                           (2)      United States currency, deposited with
Issuer, either: (i) in an account under which Southwestern is designated as beneficiary with authority to draft from the account of the Issuer or otherwise access the security; or (ii) held by Issuer as trustee with instructions to pay claims made by Southwestern against such security in accordance with this Agreement, such instructions to be in a form reasonably satisfactory to Southwestern. Security provided in this form shall include a requirement for immediate notice to Southwestern from Issuer and Seller in the event that the sums held as security in the account or trust do not at any time meet the minimum security requirements as set forth in this Article 6; or

                           (3)      a guarantee, in form and substance
reasonably satisfactory to Southwestern, from an entity with a bond or senior debt rating of investment grade as determined by at least two (2) rating agencies, one of which must be either Standard & Poor's or Moody's (or if either one or both are not available, ratings from alternate rating sources selected by Southwestern). In addition, the entity providing such guarantee cannot be on credit watch or show a negative ratings trend that reasonably indicates that any such downward adjustment would cause such bond or debt rating to fall below investment grade.

                  (C) Southwestern will re-evaluate on an annual basis the value of all non-cash security posted by Seller. If the rating (as measured by either Standard & Poor's or Moody's, or if neither is available, a rating from an alternate rating source selected by Southwestern) of the entity guaranteeing the security falls below investment grade, or if such entity is placed on credit watch by a rating agency with a reasonable indication that the next downward rating adjustment for such entity would cause its rating to fall below investment grade, Seller shall be required to convert the security provided by the guarantee to such substitute security as shall meet the requirements therefor under Section 6.1(B) within thirty (30) days after notice from Southwestern of such rating action.

                  (D) if security in the form of an irrevocable direct pay letter of credit is utilized by Seller to fund the above, the form of such letter must include draw instructions that allow Southwestern to draw-down in accordance with the terms of this Agreement. Such security must be issued for a minimum term of one (1) year. The security must be renewed or extended for another one (1) year term no later than thirty (30) days prior to its expiration date. If Seller fails to renew such security as required under this Section 6.1
(D), Southwestern shall have the right to draw immediately upon the security and to place the amounts so drawn in an escrow account in accordance with Section 6.1(E) hereof until and unless Seller shall provide a substitute form for such security meeting the requirements therefor under Section 6.1.

                  (E) With respect to any escrow account opened as security for Seller's obligations hereunder, Southwestern shall establish at Seller's cost and with Seller's funds an interest-bearing escrow account in the name of Southwestern. Such escrow account may be drawn upon by Southwestern to satisfy any unsatisfied obligations hereunder that it is intended to secure. If Seller's obligation to provide security hereunder expires, Southwestern shall, within a reasonable period of time, return the balance in such escrow account to Seller. At such times as the balance in the escrow account exceeds the amount of Seller's obligation to provide security hereunder, Southwestern shall remit, within a reasonable period of time, to Seller any excess in the escrow account above Seller's obligations. Seller may obtain the return of such escrow account at any time by providing to Southwestern a substitute form of security in the same amount as the escrow account and meeting the appropriate criteria specified in Section 6.1(B).

                  (F) Notwithstanding any other provision of this Agreement, Seller shall have no obligation to replenish or restore the Completion Security Fund to the extent of any draw or withdrawal by Southwestern.

         6.2      Damages Prior to Commercial Operation.

                  (A) Delay Damages. If Seller fails to achieve Combustion Turbine Commercial Operation by the Proposed Combustion Turbine Commercial Operation Date or fails to achieve Cogeneration Commercial Operation by the Proposed Cogeneration Commercial Operation Date, or fails to meet any milestone described in Section 4.3 by the Proposed Milestone Date, subject to extension for any Permitted Delay, Seller shall pay delay damages to Southwestern or Southwestern may withdraw funds from the Completion Security Fund, as specified below:

Event                                                     Amount Forfeited
-----                                                     ----------------
Failure to meet the milestone under Section 4.3:          $1,000 per day

Failure to attain Combustion Turbine Commercial
Operation by the Proposed Combustion Turbine
Commercial Operation Date:                                Amount per day as set
                                                          forth in Schedule G-1.

Failure to attain Cogeneration Commercial Operation
by the Proposed Cogeneration Commercial
Operation Date:                                           Amount per day as set
                                                          forth in Schedule G-2.

All damages shall begin accruing the day after the Proposed Milestone Date, the Proposed Combustion Turbine Commercial Operation Date, or the Proposed Cogeneration Commercial Operation Date, as applicable, subject to extension for any Permitted Delay, and shall continue until the specific milestone, Combustion Turbine Commercial Operation Date, or Cogeneration Commercial Operation Date is achieved. Notwithstanding the foregoing, the Seller shall not be required to pay any damages otherwise due under this Section 6.2(A) to the extent caused by a failure of Westinghouse to deliver the equipment to be provided or satisfy its obligations pursuant to the Combustion Turbine Equipment Supply Contract between Southwestern and Westinghouse Electric Corporation, dated February 29, 1996. To the extent Seller is subject to damages set forth in both Schedule G-1 and Schedule G-2, Seller only shall be liable for the greater of the amounts required by such schedules; otherwise, all damages shall be cumulative, but shall not exceed the amount required to be contributed to the Completion Security Funds pursuant to Section 6.1(A)(1)(b).

                  (B) Damages for Termination Prior to Commercial Operation. In the event that Seller (i) provides written notice to Southwestern at any time prior to the Combustion Turbine Commercial Operation Deadline Date that it will not achieve

Combustion Turbine Commercial Operation by the Combustion Turbine Commercial Operation Deadline Date; or (ii) fails to achieve Combustion Turbine Commercial Operation by the Combustion Turbine Commercial Operation Deadline Date, or Cogeneration Commercial Operation by the Cogeneration Commercial Operation Deadline Date, Southwestern shall have the unilateral right to terminate this Agreement pursuant to Article 10, and Seller shall owe Southwestern as damages, the entire amount of the Completion Security Fund, including any accrued interest, less any delay damages, if any, paid to Southwestern by Seller from any source other than the Completion Security Fund. Upon such termination and the payment of any amount due, Seller shall not have any further obligation under this Agreement to Southwestern, except that Southwestern may, pursuant to
Article 10 and Section 16.12, pursue any legal remedies available to Southwestern under this Agreement, except as limited by Sections 13.4, 17.14, 17.15, and Article 11 to the extent an Event of Default attributable to Seller's failure to satisfy its obligation to use reasonable efforts under Section 4.1 has occurred.

         6.3      Damages for Shortfalls in Capacity.

                  (A) If during any day of an On-Peak Month, the Summer Capacity shall be less than the Committed CT or Committed Cogeneration Capacity, as applicable, for any reason other than an Excused Outage, the amount of such deficiency shall be treated as a capacity shortfall ("Capacity Shortfall") pursuant to this Section 6.3. Subject to the limitations under Sections 6.3(B) and (C), for each day during an On-Peak Month that a Capacity Shortfall exists, Seller shall pay Southwestern capacity shortfall damages ("Capacity Shortfall Damages") computed as the product of the amount of Capacity Shortfall expressed in MW times the sum of i) the Capacity Payment applicable for the month in which the Capacity Shortfall occurred, expressed in terms of dollars per MW per day, and ii) forty dollars ($40) per MW per day. Capacity Shortfall Damages shall be per day, and ii) forty dollars ($40) per MW per day. Capacity Shortfall Damages shall be prorated for Capacity Shortfalls occurring for only part of a day,

                  (B) During the Initial Term, the Capacity Shortfall Damages payable by the Seller to Southwestern for any month shall be limited to the amount, if any, by which the Cumulative Initial Term Bonus through such month exceeds the total of all Capacity Shortfall Damages previously paid by the Seller to Southwestern during the Initial Term. During the Extended Term, the Capacity Shortfall Damages payable by the Seller to Southwestern for any month shall be limited to the amount, if any, by which the Cumulative Extended Term Bonus through such month exceeds the total of all Capacity Shortfall Damages previously paid by the Seller to Southwestern during the Extended Term.

                  (C) If the payment of Capacity Shortfall Damages for any month is prevented by operation of Section 6.3(B), the amount of the Capacity Shortfall Damage payment so prevented shall be recorded in a tracking account with interest computed at the tracking account rate. The amount in such account shall be payable each month as soon as permitted pursuant to the operation of
Section 6.3(B); provided that (i) any account balance outstanding as of the beginning of the Extended Term shall be forgiven and considered discharged, and
(ii) any account balance outstanding as of the end of the Term of this Agreement shall be forgiven and considered discharged.

                  (D) Persistent Shortfalls. Upon the occurrence of an Event of Default pursuant to Section 10.2(B)(13), Southwestern may, at its option, limit all future determinations of Contract Capacity to a maximum level equal to the then most recently established Contract Capacity. If Southwestern exercises this option, then the Committed Cogeneration Capacity shall be recalculated to equal the then most recently established

Contract Capacity (the "Adjusted Committed Cogeneration Capacity"). In such circumstance, notwithstanding any other provision of this Agreement, Seller shall be permitted to sell Capacity and Energy from the Facility to any Person to the extent that such sale does not diminish Southwestern's rights to purchase the Adjusted Committed Cogeneration Capacity and associated Energy, including, without limitation, the Actual Capacity and associated Energy on any given day corresponding to the Adjusted Committed Cogeneration Capacity.

         6.4 Damage and Other Payments from Completion Security Fund and/or by Direct Billing. In addition to any other remedy available to it, Southwestern may, at such times before or after termination of this Agreement, that Southwestern is expressly authorized to retain all or part of the Completion Security Fund or at such other times as Southwestern is due damages from Seller pursuant to this Agreement, draw from the Completion Security Fund appropriate amounts in order to recover such sums or amounts owing to it pursuant to this Agreement, including, without limitation, any damages due to Southwestern pursuant to Section 6.2. Southwestern may, in its sole discretion, draw all or any part of the amounts due to it from any form of security to the extent available pursuant to this Article 6, and from all such forms, and in any sequence it may select. Any failure to draw upon the Completion Security Fund or other security for any damages or other amounts due to Southwestern shall not prejudice Southwestern's rights to recover such damages or amounts in any other manner provided under this Agreement. Without limiting the foregoing, at any time before or after termination of this Agreement, Southwestern may send Seller a statement for such damages or other amounts as due to it at such time from Seller under this Agreement and such statement shall be payable in the manner and in accordance with the applicable provisions set forth in Section 5.9, including, without limitation, the provision for late payment charges, as if such statement were a monthly statement of Southwestern to Seller in connection with purchases hereunder. On the day after the Cogeneration Commercial Operation Date, Seller shall be entitled to the Completion Security Fund and accumulated interest if any funds are remaining in the Completion Security Fund and no funds are owed to Southwestern under this Agreement as of such time.

         6.5      Additional Security.

                  (A) Prior to Combustion Turbine Commercial Operation, as security for the purpose of securing Seller's performance and any amounts owed by Seller to Southwestern pursuant to this Agreement, Seller and/or Southwestern, as the case may be, shall execute and record, as appropriate, separate agreements, documents, or instruments under which Seller will provide Southwestern, in a form reasonably acceptable to Southwestern and the Senior Lender, with fully perfected subordinated security interest(s), and/or mortgage lien (collectively the "Subordinated Mortgage") in the Facility and in any and all real and personal property rights, contractual rights, or other rights that Seller requires in order to construct or operate the Facility. Such Subordinated Mortgage shall be subordinate in right of payment, priority and remedies only to the interests of the Senior Lender in accordance with the terms of the Subordinated Mortgage. The collateral secured by the Subordinated Mortgage shall not include the pledge, assignment, or other interest in any stock or ownership interest in Seller; provided that Seller shall not pledge or assign, or cause or permit to be pledged or assigned, any stock or ownership interest in Seller as collateral to any party other than the Senior Lender.

                  (B) Southwestern agrees to cooperate with Seller and diligently negotiate in good faith at Seller's request to agree on the form of these agreements and to execute and deliver such agreements as reasonably necessary to enable Seller to comply with the Construction Finance Closing Date. The Parties shall confirm, define, and perfect such Subordinated Mortgage by executing, filing, and recording, at the expense of Seller, the Subordinated Mortgage. In addition, Seller agrees to execute and file such UCC financing statements and to take such further action and execute such further instruments as shall reasonably be required by Southwestern to confirm and continue the validity, priority, and perfection of the Subordinated Mortgage. The granting of the Subordinated Mortgage shall not be to the exclusion of, nor be construed to limit, except as set forth in Section 17.5, the amount of any further claims, causes of action or other rights accruing to Southwestern by reason of any breach or default by Seller under this Agreement or the termination of this Agreement prior to the expiration of its term. The Subordinated Mortgage shall be discharged and released, and Southwestern shall take any steps reasonably required by Seller to effect and record such discharge and release, upon the expiration of the Term of this Agreement, including any Extended Term, and satisfaction by Seller of all obligations hereunder. Seller shall reimburse Southwestern for its reasonable costs associated with the discharge and release of the Subordinated Mortgage and any other documents evidencing the Subordinated Mortgage.

                  (C) The Subordinated Mortgage shall provide that if Southwestern acts to obtain title to the Facility pursuant to the interests provided by Seller pursuant to Section 6.5(A), Seller shall take all steps necessary to transfer all permits and licenses necessary to operate the Facility to Southwestern, and shall diligently prosecute and cooperate in these transfers.

         6.6 Equity Contribution. Seller covenants that it will make, or cause to be made, an equity contribution to the permanent financing of the Facility which shall not be less than fifteen million dollars ($15,000,000) ("Seller's Minimum Equity Commitment"). Seller's Minimum Equity Commitment shall be committed on or before the date such commitment is required to be made pursuant to the Financing Documents. At Seller's option, the Seller's Minimum Equity Commitment may be provided, in whole or in part, in the form of junior Debt.

         6.7 Indebtedness; Restrictions on Refinancing and Additional Indebtedness.

                  (A) Seller may incur Senior Debt on the Construction Finance Closing Date pursuant to and for the purposes permitted under the Financing Documents, provided, however, that on or prior to the Cogeneration Commercial Operation Date, the amount of Senior Debt financed shall be reduced by the amount of the Seller's Minimum Equity Commitment.

                  (B) Seller may refinance the Senior Debt for the Facility, including, without limitation, incurring any additional indebtedness under the Financing Documents, provided that the amount of the Senior Debt resulting from such refinancing (the "Increased Financing") is no greater than the amount of the Senior Debt for the Facility outstanding at the time of refinancing, plus such amount as is reasonably required to cause such repairs, alterations, modifications, or improvements to the Facility as necessary for the continued operation of the Facility in compliance with this Agreement and with applicable law and including reasonable financing fees or premiums charged by the Senior Lender, related out-of-pocket expenses of the Senior Lender, and any other out-of-pocket expenses of Seller necessary for Seller to achieve such refinancing. Additional Senior Debt will not be incurred to finance repairs or major maintenance for which reserves have been established and initially funded for such purposes pursuant to the Financing Documents. Increased Financing shall further include all such amounts of additional indebtedness incurred by Seller after the Construction Finance Closing Date to achieve final completion of the Facility, provided that if, as a result of such additional indebtedness, the amount of Senior Debt outstanding as of the final completion of the Facility (the "Completion Senior Debt") is greater than the maximum amount of Senior Debt authorized as of the Construction Finance Closing Date, then Seller's Minimum Equity Commitment shall be increased to the greater of (i) fifteen percent (15%) of the Completion Senior Debt, and (ii) an amount equal to the product of the Completion Senior Debt multiplied by the ratio of (x) fifteen million dollars ($15,000,000) over (y) the maximum amount of Senior Debt authorized as of the Construction Finance Closing Date. Upon Seller's request, Southwestern shall provide its written consent to any such Increased Financing and confirmation that the same shall qualify as Senior Debt under this Agreement. Beginning at least forty-five (45) days prior to the closing of any such amendment or refinancing and continuing through the closing of such refinancing, Seller shall provide copies of the current drafts of any Financing Documents and agreement(s) for which the Senior Lender will request Southwestern's consent.

                  (C) Junior Debt may be incurred by the Seller from time to time, provided that, prior to incurring such debt, Seller shall cause the Junior Lender to execute a subordination agreement, intercreditor agreement, or other comparable agreement among such parties and in form and substance comparable to the same executed by Southwestern pursuant to Section 6.5 or otherwise reasonably acceptable to Southwestern.

                                    ARTICLE 7

                     BUY-OUT AND FACILITY PURCHASE OPTIONS

         7.1      Termination for South western's Convenience During Initial
Term.

                  (A) Termination Payment. Provided no Southwestern Event of Default shall have occurred and be continuing, Southwestern may terminate this Agreement at its convenience beginning in the sixth Contract Year and continuing for the remainder of the Initial Term upon six (6) months written notice to Seller, such termination to be effective upon the Early Termination Date and the satisfaction of the payment conditions of Section 7.1 (C). The Termination Payment due for termination effective under this Section 7.1 shall be equal to the sum of items (i) - (v), below, less an amount equal to the balances in the Steam Host Escrow Accounts, which shall be released to Seller.

                           (i)      all amounts due with respect to Senior Debt
(including, without limitation, any prepayment penalties);

                           (ii)     the amount necessary to cover Seller's
federal and state income tax liability arising from Southwestern's payment of the amount under clause (i) above and this clause (ii).

                           (iii)    all amounts due with respect to Junior Debt
(including, without limitation, any prepayment penalties);

                           (iv)     all amounts required to be paid by Seller
with respect to any early termination or modification of Seller's other contracts for the Facility, to the extent attributable to Southwestern's exercise of its option under this Section; and

                           (v)      an amount equal to the present value as of
the Early Termination Date of the projected Net Pretax Cashflow for the period between the Early

Termination Date through the remainder of the Initial Term as determined using the Debt Base Case Proforma and a discount rate of fifteen percent (15%).

                  Upon termination pursuant to this Section 7.1, the Seller shall retain ownership of the Facility assets.

                  (B) Information and Notice. Seller shall provide Southwestern notice of the estimated Termination Payment due within thirty (30) days after receipt of a notice from Southwestern pursuant to Section 7.1 (A). Southwestern shall notify Seller of its intent to exercise its election to terminate under this Section 7.1 or its disagreement with Seller's estimate within fifteen (15) days after the receipt of Seller's Termination Payment estimate. If Southwestern disputes Seller's estimate of the Termination Payment within the notice period required herein, the matter shall be promptly referred to dispute resolution pursuant to Article 16. In such event, Southwestern shall notify Seller of its intent to terminate hereunder within fifteen (15) days after the receipt of the arbitrator's decision with respect to such matter. If, after giving a notice of termination under Section 7.1 (A), Southwestern fails to provide notice of its election as required under this Section 7.1 (B), or elects not to terminate after receipt or determination, as applicable, of the Termination Payment estimate, this Agreement shall continue in force and effect and Southwestern shall be thereafter precluded from exercising such option for a period of three (3) years.

                  (C) Consummation. Promptly after Seller's receipt of Southwestern's termination election notice under Section 7.1(B), the Parties shall agree on a termination date which, absent mutual agreement, shall be the last to occur of (i) the first business day following the six (6) months notice period referenced in Section 7.1(A); and (ii) the date which is thirty (30) days after Southwestern's notice of election to terminate pursuant to Section 7.1(B) (the "Early Termination Date"). Upon the Early Termination Date, Southwestern shall tender to Seller, in cash or immediately available funds, the Termination Payment, with such adjustments as necessary to reflect changes from the Termination Payment estimate through the Early Termination Date and shall release or pay over to Seller, as applicable, all balances existing as of such date in the Steam Host Escrow Accounts. Upon Seller's receipt of the Termination Payment and Southwestern's release or payment, as applicable, of the Steam Host Escrow Account balances pursuant to this Section 7.1 (C), this Agreement shall terminate. In the event that Southwestern fails to tender the full amount of the Termination Payment and release for payment, as applicable, this Agreement shall continue in full force and effect. If Southwestern's failure is not willful or in bad faith and provided such failure is corrected within ten (10) business days this Agreement shall terminate as provided in this Section 7.1. In the event Southwestern's failure is willful or in bad faith or not corrected within such period, Southwestern's option under this Section 7.1 shall thereafter be forever terminated. In all events Southwestern shall reimburse Seller for its reasonable and actual costs incurred as a result of Southwestern's failure.

                  (D) Transfer and Release. Seller shall use all reasonable efforts to reduce the amounts due under Seller's contracts pursuant to Section 7.1(A)(iii). The payment by Southwestern of the Termination Payment shall be full and complete compensation to Seller for such termination. Neither party shall thereafter have any obligation or liability to the other party under this Agreement, except for any such obligation which arose prior to the Early Termination Date.

         7.2      Buyout Option.

                  (A) Provided no Southwestern Event of Default shall have occurred and be continuing, Southwestern may, beginning in the sixth Contract Year, purchase the Facility at a price equal to its Fair Market Value, (the "Buyout Price"); provided that, between Contract Years 6 and 20 the Buyout Price shall not be less than a floor price (the "Floor Price") or greater than a ceiling price (the "Ceiling Price") calculated as provided in this Section 7.2. The determination of Fair Market Value of the Facility shall not consider the value of any balances in the Steam Host Escrow Accounts.

                  (B)      The Floor Price shall be equal to the sum of:

                           (i)      all amounts due with respect to Senior Debt
(including, without limitation, any prepayment penalties);

                           (ii)     all amounts due with respect to Junior Debt
(including, without limitation, any prepayment penalties);

                           (iii)    ail termination payments due under any of
Seller's contracts with respect to the Facility that Southwestern elects not to assume; provided that, Southwestern shall be required to assume the Phillips Steam Agreement and all "Project Agreements" (as defined in the Phillips Steam Agreement); and

                           (iv)     an amount equal to the present value as of
the Early Termination Date of the projected Net Pretax Cashflow for the period between the Early Termination Date through the remainder of the Initial Term and the Extended Term, as determined using the Debt Base Case Proforma and a discount rate of twelve percent (12%).

                  (C) The Ceiling Price shall be computed in the same manner as the Floor Price, provided that the discount rate for the clause (iv) calculation shall be nine percent (9%).

                  (D) Except as otherwise provided in this Section 7.2(D), the information, notice, and consummation requirements (including the release or payment, as applicable, of the balances in the Steam Host Escrow Accounts) for the exercise of this option shall be the same as provided in Sections 7.1(B) and
(C). As a condition to and contemporaneously with Southwestern's payment of the Buyout Price and Southwestern's release or payment, as applicable, of the Steam Host Escrow Account balances to Seller, Seller shall execute and deliver to Southwestern, on the Early Termination Date, such documentation as reasonably required to convey marketable title to the Facility to Southwestern, free from any encumbrances (except such encumbrances as permitted by the Financing Documents for the Senior Debt and included in the determination of Fair Market Value). Upon the payment of the Buyout Price and Seller's performance under this
Section 7.2(D), Southwestern shall assume any and all of Seller's interest, rights, and obligations with respect to the Facility including (i) to the extent assignable all governmental permits and approvals held by, for, or related to the Facility; and, (ii) all of Seller's agreements with respect to the Facility (except for such agreements for which Southwestern is entitled to and has paid termination damages as determined pursuant to Section 7.2(B)). Except to the extent prohibited by PUHCA, regulations promulgated under PUHCA, and applicable New Mexico law and regulations, Southwestern shall indemnify and hold harmless Seller for any liability arising under any agreement transferred to Southwestern after the Early Termination Date.

                  (E) Southwestern's purchase under this Section 7.2 shall terminate this Agreement. Neither party shall thereafter have any obligation or liability to the other party under this Agreement, except for any such obligation which arose prior to the termination date.

         7.3 Right to Purchase Facility at End of Term. Southwestern will have the right but not the obligation to purchase the Facility pursuant to this
Section 7.3 at the end of the Initial Term or Extended Term of this Agreement. In the event that Southwestern intends to exercise this purchase option, Southwestern shall give one (1) year's written notice of such intention to Seller. Southwestern shall then purchase and assume all of Seller's interests, rights, and obligations in the Facility (including, to the extent assignable, all governmental permits and approvals required to own and operate such facilities), provided that

                           (1)      Southwestern also assumes any pertinent and
appropriate lease agreements, easements, steam sale agreements, fuel supply agreements, and other material agreements relating to the ownership and operation of the Facility; and

                           (2)      Southwestern pays to Seller upon exercise of
this purchase and assumption right in immediately available funds an amount equal to the Fair Market Value.

         7.4      First Right of Refusal: Sale of Seller's interest.

                  (A) If Seller proposes to sell Seller's ownership interest in the Facility during the Term of this Agreement to a third party, then prior to proceeding with any such sale to the third party Seller must first offer in good faith to sell such interest in the Facility to Southwestern at such price and terms as Seller is willing to accept ("Offered Price") and Southwestern shall have sixty (60) days from receipt of such price and terms, in which to notify Seller whether it intends to purchase Seller's ownership interest in the Facility at the price quoted by Seller or such other price offered by Southwestern and set forth in the notice. If Southwestern notifies Seller within the sixty (60) day period that Southwestern will not exercise such purchase right, Southwestern's price offer is not accepted by Seller, or if Southwestern fails to provide Seller any notice of its intention within such period, then Seller may dispose of Seller's ownership interest in the Facility within two (2) years of the conclusion of such 60 day period to any other Person at such price, or at any other price in excess of the lower of Seller's Offered Price or the price offered by Southwestern to Seller. If Seller solicits bids for the purchase of Seller's ownership interest, Seller shall notify Southwestern and permit Southwestern to participate in such solicitation in accordance with the terms set forth therein for other participants. Seller's obligations and Southwestern's rights under this Section also shall apply to any sale or transfer of any stock or ownership interest in Seller or any partner or other owner of Seller.

         Southwestern's right of first refusal under this Section 7.4(A) shall only apply to the extent that, after such action, the Seller would not be in default under the Financing Documents with the Senior Lender or its Partnership Agreement for failing to qualify as a QF and the owner or indirect owners of the Facility and the Senior or Junior Lenders or their successors or assigns would not become subject to the Public Utility Holding Company Act of 1935 or otherwise be subject to regulation (including, without limitation, financial, organizational, or rate regulation) as an electric utility, electric corporation, electric company, public utility, utility company, public utility holding company, or associated company, subsidiary company or affiliated company, or terms of similar impact under PUHCA or any applicable federal or state law, solely as a consequence of Southwestern's exercise of its rights under this Section. Except as provided under Sections 7.4(B), Seller shall not grant a right to purchase the Facility to any Person if such grant prevents Southwestern's exercise of its rights under this Section 7.4(A).

                  (B) The provisions of Section 7.4(A) shall not apply to any sale or transfer of Seller's interest or ownership interest in Seller by the Senior Lender pursuant to an exercise of remedies under the Seller Financing Documents.

                  (C) Notwithstanding any provision in this Agreement to the contrary, including, without limitation, the provisions of this Section 7.4, Seller shall not sell, transfer, convey, lease, or otherwise dispose of the Facility during the Initial Term or Extended Term of this Agreement to any party that (i) cannot demonstrate the possession or control of operational and management experience and access to financial resources comparable to those of Seller as of the time of the transfer or otherwise reasonably sufficient to cause and/or continue the operation and maintenance of the Facility pursuant to this Agreement, or (ii) that refuses or fails to assume all of Seller's rights, duties, and obligations under this Agreement.

         7.5 Disclaimer of Liability for Losses and Damages, In the event of notice of termination pursuant to Section 7.1, or purchase of the Facility pursuant to Sections 7.2, 7.3, or 7.4, Southwestern shall have no liability for damages (including without limitation, any development and/or investment losses, liabilities or damages, and other liabilities to third parties, incurred by Seller on account of Southwestern's exercise of its option under Sections 7.1, 7.2, 7.3, or 7.4), nor any other obligation, to Seller except for the Termination Payment or other payment due Seller in accordance with Sections 7.1, 7.2, 7.3, or 7.4.

                                    ARTICLE 8

                     INTERCONNECTION FACILITIES AND METERING

         8.1      Interconnection Facilities.

                  (A) At its expense, Seller shall construct, install, own, and maintain or cause to be maintained Seller's Interconnection Facilities, as are required for Southwestern to receive the Estimated Phase II Actual Capacity from the Facility, in accordance with Good Utility Practice. Southwestern shall be permitted to inspect Seller's Interconnection Facilities prior to connecting thereto and at any reasonable time during the Initial Term or Extended Term of this Agreement.

                  (B) At Southwestern's expense, Southwestern shall construct, install, and own Southwestern's Interconnection Facilities, as are required for Southwestern to receive the Estimated Phase II Actual Capacity from the Facility, in accordance with Good Utility Practice. At its expense, Southwestern shall maintain or cause to be maintained facilities on its side of the Interconnection Point. Except as provided in Section 3.5(C), Southwestern shall complete the installation of Southwestern's Interconnection Facilities not later than the date to be specified by Seller, provided, however, that such date shall not be earlier than the date which is sixty (60) days prior to the Proposed Combustion Turbine Commercial Operation Date, and Seller shall provide Southwestern with notice of modification to such date at least three (3) months in advance.

                  (C) Upon Combustion Turbine Commercial Operation of the Facility, all of Seller's Interconnection Facilities shall be used for the transmission of Energy and Capacity to Southwestern pursuant to this Agreement.

                  (D) The Parties shall provide each other with timely notice of any changes in their respective systems or facilities that may affect the proper coordination of safety devices on the two systems, and shall notify each other immediately in the event that hazardous or unsafe conditions associated with operations pursuant to this Agreement are discovered to exist. Upon Combustion Turbine Commercial Operation of the Facility, changes to the Seller's Interconnection Facilities cannot be made other than with the express prior written approval of Southwestern.

         8.2      Metering Devices.

                  (A) All Metering Devices used to measure the Capacity and Energy made available to Southwestern by Seller and to monitor and coordinate operation of the Facility pursuant to this Agreement shall be owned, installed, and maintained by Southwestern except for Seller's Backup Metering. Metering Devices shall be installed at the Interconnection Point. All Metering Devices used to provide data for the computation of payments due under this Agreement shall be sealed and the seal shall be broken only by Southwestern when such Metering Devices are to be inspected and tested or adjusted in accordance with this Article 8. The number, type, and location of such Metering Devices shall be as specified by Southwestern.

                  (B) Upon installation and at least annually thereafter, Southwestern shall inspect and test all Metering Devices at its own expense. Southwestern shall provide Seller with reasonable advance notice of and permit a representative of Seller to witness and verify such inspections and tests, provided, however, that Seller shall not unreasonably interfere with or disrupt the activities of Southwestern and shall comply with all of Southwestern's safety standards. Upon request by Seller, Southwestern shall perform additional inspections or tests of any Metering Device and shall permit a qualified representative of Seller to inspect or witness the additional testing of any Metering Device, provided, however, that Seller shall comply with all of Southwestern's safety standards. The actual expense of any such requested additional inspection or testing shall be borne by Seller, unless, upon such inspection or testing, a Metering Device is found to register inaccurately by more than the allowable limits established in Section 8.3, in which event the expense of the requested additional inspection or testing shall be borne by Southwestern.

                  (C) At such times as Southwestern deems necessary, Southwestern shall have reasonable access to the Interconnection Facilities and Metering Devices located on Seller's side of the Interconnection Point for the purposes of conducting necessary examinations, tests, calibrations, and maintenance of such Metering Devices and equipment associated therewith, provided, however, that in exercising such rights Southwestern shall not unreasonably interfere with or disrupt the development, construction, or operation of the Facility, and Southwestern shall comply with Seller's safety regulations at the Facility.

                  (D) In addition to Metering Devices installed and maintained by Southwestern, Seller, at its own expense, may elect to install and maintain backup metering devices ("Seller's Backup Metering") at the Interconnection Point. Such installation and maintenance shall be in a manner subject to Southwestern's approval and in accordance with Good Utility Practice. Upon installation and at least annually thereafter, at its own expense, Seller shall inspect and test Seller's Backup Metering. Seller shall provide Southwestern with reasonable advance notice of and permit a representative of Southwestern to witness and verify such inspections and tests, provided, however, that Southwestern shall not unreasonably interfere with or disrupt the activities of Seller and shall comply with all of Seller's safety standards. Upon request by Southwestern, Seller shall perform additional inspections or tests of Seller's Backup Metering and shall permit a qualified representative of Southwestern to inspect or witness the additional testing of Seller's Backup Metering, provided, however, that Southwestern shall comply with all of Seller's safety standards. The actual expense of any such requested additional inspection or testing shall be borne by Southwestern, unless, upon such inspection or testing, Seller's Backup Metering is found to register inaccurately by more than the allowable limits established in Section 8.3, in which event the expense of the requested additional inspection or testing shall be borne by Seller.

                  (E) If any Metering Device, including Seller's Backup Metering, is found to be defective or inaccurate (whether or not within the allowable limits established in Section 8.3), it shall be adjusted, repaired, replaced, and/or recalibrated, as near as practicable, to a condition of zero error by the Party owning such defective or inaccurate device.

         8.3 Adjustment for Inaccurate Meters. If a Metering Device fails to register, or if the measurement made by a Metering Device is found upon testing to be inaccurate by more than one percent (1.0%), an adjustment shall be made correcting all measurements by the inaccurate or defective Metering Device for both the amount of the inaccuracy and the period of the inaccuracy, in the following manner:

                  (A)      As may be agreed upon by the Parties, or

                  (B) In the event that the Parties cannot agree on the amount of the adjustment necessary to correct the measurements made by any inaccurate or defective Metering Device, the Parties shall use Seller's Backup Metering, if installed, to determine the amount of such inaccuracy, provided, however, that Seller's Backup Metering has been tested and maintained in accordance with the provisions of Sections 8.2(D) and 8.2(E). In the event that Seller's Backup Metering also is found to be inaccurate by more than the allowable limits set forth in this Section 8.3, the Parties shall estimate the amount of the necessary adjustment on the basis of deliveries of Capacity and Energy during periods of similar operating conditions when the Metering Device was registering accurately.

                  (C) In the event that the Parties cannot agree on the actual period during which the Metering Device(s) made inaccurate measurements, the period during which the measurements are to be adjusted shall be the shorter of (i) the last one-half of the period from the last previous test of the Metering Device to the test that found the Metering Device to be defective or inaccurate, or (ii) the one hundred eighty (180) days immediately preceding the test that found the Metering Device to be defective or inaccurate.

                  (D) To the extent that the adjustment period covers a period of deliveries for which payment has already been made by Southwestern, Southwestern shall use the corrected measurements as determined in accordance with Sections 8.3(A), (B) or (C) hereof to recompute the amount due for the period of the inaccuracy and shall subtract the previous payments by Southwestern for this period from such recomputed amount. If the difference is a positive number, the difference shall be paid by Southwestern to Seller; if the difference is a negative number, that difference shall be paid by Seller to Southwestern, or at the discretion of Southwestern may take the form of an offset to Payments due Seller by Southwestern hereunder. Payment of such difference by the owing Party shall be made not later than thirty (30) days after the owing Party receives notice of the amount due, unless Southwestern elects payment via an offset.

         8.4 Communication Equipment. Seller shall provide at its cost, and thereafter maintain at its expense, a voice grade telephone extension accessible through touch tone dialing without human operator intervention to the metering point, so that remote interrogation of the metering equipment can be accomplished. Subsequent technological advances will be installed as mutually agreed between Seller and Southwestern. Seller shall provide at its cost, and thereafter maintain at its expense, a dedicated telecommunications circuit for the purpose of telemetering to the location of Southwestern's SCC where such SCC may be located during the Initial Term or Extended Term of this Agreement. Such telemetering equipment shall perform in accordance with requirements established by Southwestern in accordance with Good Utility Practice.

         8.5 Protective Systems. Seller shall obtain Southwestern's approval, not to be unreasonably withheld, of the design of protective systems for the Facility, including specifications, related drawings, and calibrations of protective devices. Seller shall permit Southwestern to conduct an acceptance test of certain components of protective systems prior to initial synchronization and at certain periodic intervals following initial synchronization. Design and specification of protective relaying, alarming, fault recording, control, metering, and related systems for generators, high voltage switchgear, step-up transformers, and plant service transformers shall be as provided in the specifications therefor provided to Seller which shall be in accordance with Good Utility Practice.

                                    ARTICLE 9

                     OPERATION AND MAINTENANCE REQUIREMENTS

         9.1      (A)      General. Seller shall operate, maintain, and repair
the Facility in a safe, prudent, reliable, and efficient manner, consistent with Good Utility Practice, and in any event with at least the care and skill a reasonable, prudent Person in similar circumstances would employ.

                  (B)      Fuel.

                           (1)      At all times during the Initial Term and
Extended Term of this Agreement, Seller shall have a supply of fuel of quality and in quantity sufficient to meet the Capacity and Energy delivery requirements of this Agreement and assurance of delivery conditions materially no less beneficial to Seller than those contained in the Gas Supply Agreement between Southwestern Public Service Company and GPM Gas Corporation dated December 1, 1995 (the "Fuel Contract Criteria"). Seller shall not modify or replace the Facility's fuel supply or fuel transportation plan or any fuel supply or fuel transportation contract during the Initial Term and Extended Term of this Agreement in any way which would cause Seller's affected fuel supply or transportation contracts to fail to meet the applicable Fuel Contract Criteria unless Seller shall obtain, within a commercially reasonable period of time, a substitute or supplement for such affected agreement that would enable Seller to satisfy the applicable Fuel Contract Criteria, or the consent of Southwestern, not to be unreasonably withheld.

                           (2)      Upon Southwestern's request, made no later
than 30 days before the Proposed Milestone Date for Financial Closing, the Parties shall negotiate and execute a fuel management agreement for the Facility (the "Fuel Management Agreement"). The Fuel Management Agreement shall assign the right and responsibility to administer and enforce the Fuel Agreements and any replacements or additions thereto. The Fuel Management Agreement also shall assign the Seller's rights to the receipt of any damages or other payments for any Fuel Delivery Failure which shall excuse Seller's obligation under this Agreement by reason of a Delivery Excuse. The terms, conditions, and compensation provisions of the Fuel Management Agreement shall comply with all applicable state and federal laws and regulations concerning transactions between Southwestern affiliates.

         9.2      Operating Committee and Operating Procedures.

                  (A) Southwestern and Seller shall each appoint one representative and one alternate representative to act in matters relating to the operation of Seller's Facility and Southwestern's system under this Agreement and detailed operating arrangements for delivery of Capacity and Energy from the Facility to Southwestern. Such representatives shall constitute the Operating Committee. The Parties shall notify each other in writing of such appointments and any changes thereto. The Operating Committee shall have no authority to modify the terms or conditions of this Agreement other than Attachment H.

                  (B) The Operating Committee shall develop mutually agreeable written operating procedures no later than ninety (90) days prior to the Combustion Turbine Commercial Operation Date. The operating procedures shall be a guide on how to integrate the Facility and its electrical output into Southwestern's system and shall be consistent with the provisions of this Agreement. Operating procedures shall include, but not be limited to, the method of day-to-day communications; metering, telemetering, telecommunications, and data acquisition procedures; key personnel list for applicable Southwestern and Seller control centers; clearances and switching practices; operating and maintenance scheduling and reporting; daily capacity and energy reports; unit operations log; reactive power support; and such other matters as may be mutually agreed upon by the Parties.

                  (C) The Operating Procedures will constitute Attachment H of this Agreement.

         9.3      Maintenance Schedule.

                  (A) Seller shall provide a maintenance schedule for the first year of operation at least one hundred twenty (120) days prior to the Proposed Combustion Turbine Commercial Operation Date. Thereafter, Seller shall submit annual maintenance schedules by July 1 for the twelve (12) month period starting January 1 for the following calendar year. At the same time, Seller also shall supply a long-term maintenance schedule that will encompass the following four (4) maintenance years. Seller shall furnish Southwestern with reasonable advance notice of any change in the annual maintenance schedule. Reasonable advance notice of any change in the maintenance schedule is as follows:

Scheduled Outage Expected Duration                           Advance Notice to
                                                                 Southwestern
(1)     Less than 2 days                                     at least 24 hours
(2)     2 to 5 days                                          at least 7 days
(3)     Major overhauls (over 5 days)                        at least 90 days

Seller shall coordinate scheduled maintenance with Southwestern. From time to time, Southwestern shall provide Seller reasonable advance notice of significant maintenance plans, including major scheduled maintenance, with respect to its system that may materially affect the Facility.

                  (B) No planned maintenance shall be conducted during the On-Peak Months. However, Southwestern acknowledges that the Facility's need for scheduled maintenance will be affected by Southwestern's Dispatch of the Facility and other factors outside Seller's control and agrees not to unreasonably withhold its consent to requests to schedule outages during On-Peak Months necessary to avoid damage to Facility equipment or a material adverse effect on the operating cost or reliability of the Facility. Modifications to Scheduled Outage periods may be made by mutual agreement. The maximum annual maintenance hours permitted for the Facility shall be 336 hours, except that 730 hours shall be permitted for the annual period in which Major Maintenance Outage occurs, which shall not occur more frequently than every fifth year.

         9.4 Facility Operation. Seller shall staff, control, and operate the Facility consistent at all times with agreed to operating practices. Personnel capable of starting and running the Facility shall be continuously available at the Facility or reachable by telephone or pager such that they can start up and provide Capacity requested by Southwestern up to and including Actual Capacity in a maximum time of: (i) thirty (30) minutes from any such notice by Southwestern's SCC or other designated authority during Phase I, and
(ii) ninety (90) minutes from any such notice by Southwestern's SCC or other designated authority after the Cogeneration Commercial Operation Date.

         9.5 Dispatch. In addition to Southwestern's rights to shut down or start up the Facility as provided in Section 3.3(B), Southwestern shall be able to control the following items through control signals from Southwestern's SCC:

                  (A) The net MW output of the Facility from Minimum Load Level to Actual Capacity using raise/lower pulse outputs from an RTU or successor technologies located at the Facility.

                  (B) The net MVAR intake or output of the Facility shall be adjustable within the limits outlined in Section 2.5 (C) using either raise/lower pulses or analog setpoint outputs from the RTU or successor technologies located at the Facility.

         9.6 Non-Dispatchable Capacity and Energy. The expected Non-Dispatchable Capacity and Energy from the Facility that will be delivered to Southwestern subsequent to the Cogeneration Commercial Operation Date is sixty-seven percent (67%) of the Actual Capacity. In the event that the Non-Dispatchable Capacity and Energy from the Facility changes, Seller, with the written consent of Southwestern, may revise the Non-Dispatchable Capacity and Energy. Seller shall keep Southwestern informed of any expected short-term changes in the Non-Dispatchable Capacity and Energy. Seller shall notify Southwestern immediately if unexpected conditions force a change in the expected Non-Dispatchable Capacity and Energy from the Facility. During Phase I there shall be no Non-Dispatchable Capacity and Energy.

         9.7      Certification of Operation and Maintenance.

                  (A) Seller shall cause at its sole expense an independent engineer from a list compiled by Seller and approved by Southwestern, such approval not to be unreasonably withheld, to review the entire Facility (including the Seller's Interconnection Facilities) operation and maintenance to assist in monitoring compliance with Good Utility Practice. This review also shall include a review of the environmental compliance of the Facility and its operation and maintenance plan. The independent review will be conducted by an engineering firm and/or an engineer other than the firms and/or engineers chosen by Seller to design, construct, operate, or maintain the Facility. The independent review will be conducted according to the following schedule:

                           (1)      Once every other year for the first ten (10)
years following the Cogeneration Commercial Operation Date.

                           (2)      For the remainder of the Initial Term or
Extended Term of this Agreement, once every calendar year.

                  (B) Every year in which the independent review has been conducted, Seller shall cause the independent engineer to issue a written report to Southwestern assessing Facility operation and maintenance and compliance with all applicable environmental licenses, approvals, and permits and stipulating any related remedial or other actions consistent with Good Utility Practice. Such report shall be made available to Southwestern as soon as it is available to Seller. The report shall stipulate any related remedial or other actions consistent with Good Utility Practice and the recommended time to implement those actions. Such report shall be deemed accepted unless disputed within thirty (30) days after receipt. In the event that either Party disputes any recommendation of the independent engineer, the disputed recommendation shall be referred to a second independent engineer selected by Seller from the list compiled by Seller and approved by Southwestern. Seller shall cause the second independent engineer to issue a written report to Southwestern within a reasonable time. In the event disputed recommendation(s) are referred to a second independent engineer, the second independent engineer's recommendation(s) as to the disputed matters shall be implemented. Seller shall cause all final recommendations to be implemented within the time frame specified for such recommendations by the first or second independent engineer, as applicable (the "Correction Period"), unless the Parties mutually agree otherwise. Seller shall provide written certification of implementation of such recommendations to Southwestern. In the event Seller fails to implement the recommendations within the Correction Period, then, in addition to any other remedy Southwestern may have with respect to such failure, Southwestern will have the right to suspend its purchases of Capacity and Energy from the Facility under this Agreement until it receives such certification of implementation. Such suspension shall not relieve Seller of its delivery obligations under this Agreement, unless and to the extent that failure is excused under other provisions of this Agreement, including, to the extent applicable, Article 11. Failure of Seller to provide the certificate of implementation referred to above within the Correction Period shall constitute a material breach of this Agreement.

                  (C) At Southwestern's sole expense, Southwestern or its designated agent, at times mutually convenient to the Parties, shall have the right to assess the Facility's operation and maintenance and/or verify all independent engineers' recommendations by reviewing all pertinent Facility records and by inspecting the Facility, provided, however, that such review and inspection shall not unreasonably interfere with Seller's operations at the Facility. Southwestern promptly shall notify Seller of any alleged deficiency in maintenance or operation, and Seller shall provide such information to the applicable independent engineer.

                  (D) Seller and Southwestern shall use their best efforts to resolve any disputes between them as to whether any maintenance deficiency exists and/or whether a particular remedy is reasonably necessary to correct a purported deficiency. Seller shall undertake promptly and complete any undisputed deficiencies in maintenance and any disputed deficiencies in maintenance finally determined pursuant to Section 9.7 (B).

         9.8 Outage Reporting. Seller shall comply with all current Southwestern and NERC generating unit outage reporting requirements, as they may be revised from time to time, as follows:

                  (A) When forced outages or partial forced outages occur, Seller shall notify Southwestern's SCC of the existence, nature, and expected duration of the outages or partial forced outages as soon as practical, but in no event later than one (1) hour after any outage or partial forced outage occurs. Seller shall immediately inform Southwestern's SCC of changes in the expected duration of the outage or partial forced outage unless relieved of this obligation by Southwestern's SCC for the duration of each forced outage or partial forced outage.

                  (B) Seller shall report to Southwestern on a monthly basis all scheduled outage/deratings that occurred during the preceding month within five (5) working days after the end of the preceding month. The data reported shall meet all requirements specified in the NERC Generation Availability Data System ("GADS") Manual. Data presentation shall be in accordance with the format prescribed in such manual.

                                   ARTICLE 10

                             DEFAULT AND TERMINATION

         10.1 Notice of Default. If Southwestern defaults under this Agreement, then Seller shall give Southwestern written notice describing such default. If Seller defaults under this Agreement, then Southwestern shall give Seller written notice and concurrently provide Project Lender with a copy of such notice.

         10.2     Events of Default of Seller.

                  (A) The following shall constitute Events of Default of Seller upon their occurrence and no cure period shall be applicable:

                           (1)      Seller's failure to achieve a milestone by
the applicable Milestone Deadline Date,

                           (2)      Seller's failure to commence Combustion
Turbine Commercial Operation by the Combustion Turbine Commercial Operation Deadline Date,

                           (3)      Seller's failure to commence Cogeneration
Commercial Operation by the Cogeneration Commercial Operation Deadline Date.

                  (B) The following shall constitute Events of Default of Seller upon their occurrence unless cured within thirty (30) days, in the case of defaults (1) and (2), or within sixty (60) days, in the case of defaults (3) through (13), after the date of written notice from Southwestern as provided for in Section 10.1, provided that, if any default under (9) through (13) hereof cannot be cured within sixty (60) days with exercise of due diligence, and if Seller within such period submits to Southwestern a plan reasonably designed to correct the default within a reasonable additional period of time not to exceed six (6) months, then an Event of Default shall not exist unless Seller fails to diligently pursue such cure or fails to cure such default within the additional period of time specified by the plan:

                           (1)      Seller's failure to initiate and maintain
funding of the Completion Security Fund set forth in Article 6, to the levels, and upon the timing, specified;

                           (2)      Seller's failure to make any payment due
Southwestern for damages pursuant to this Agreement;

                           (3)      Seller's dissolution or liquidation;

                           (4)      Seller's assignment of this Agreement or any
of its rights under it for the benefit of creditors, provided that, the foregoing shall not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by a trustee or assignee permitted pursuant to Section 15.1;

                           (5)      The filing of a case in bankruptcy or any
proceeding under any other insolvency law against Seller as debtor or its parent or any other affiliate that could materially impact Seller's ability to perform, provided, however, that Seller shall be given sixty (60) days from the date of such filing by a third party in which to obtain a stay or dismissal prior to this provision constituting an Event of Default and provided further that, the foregoing shall not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by an assignee permitted pursuant to Section 15.1.

                           (6)      Seller's assignment of this Agreement or any
of Seller's rights under the Agreement or the sale or transfer of any interest in Seller without obtaining Southwestern's prior written consent pursuant to
Article 15, or Seller's sale or other
transfer of its interest or any part thereof in the Facility without complying with the requirements of Articles 7 and 15;

                           (7)      Seller's tampering with Southwestern's
Interconnection Facilities (unless such Facilities are owned by Seller pursuant to the terms of this Agreement) without Southwestern's express consent;

                           (8)      The sale by Seller to a third party, or
diversion by Seller for any use, of electrical Capacity or Energy committed to Southwestern by Seller; or, the diversion or sale by Seller of thermal energy (other than the thermal energy required under the Phillips Steam Agreement or Seller's agreement with a subsequent steam host) necessary to produce the electrical Capacity or Energy committed to Southwestern under this Agreement; or the use of Seller's Interconnection Facilities for any purpose other than the transmission of electric Energy and Capacity to Southwestern, without the prior express written approval of Southwestern subject to Southwestern's open access tariff on file with the FERC;

                           (9)      Any representation made by Seller under
Section 12.1 shall be false in any material respect;

                           (10)     Seller's material failure to comply with
Southwestern's Dispatch provided for in Section 9.5 and Attachment H;

                           (11)     Seller's failure to comply with any other
material obligation under this Agreement;

                           (12)     Seller's failure to attain a twelve (12)
month rolling average AF greater than 0.600 for thirteen (13) consecutive months; and

                           (13)     For any reason other than an Excused Outage,
Seller's failure to attain a Combustion Turbine Contract Capacity equal to 112 MW or Cogeneration

Contract Capacity equal to 130 MW which failure continues during all subsequent tests under Section 2.6 in the twelve (12) months next following the date of such first test below 112 MW or 130 MW, as applicable.

         10.3 Project Lender Right to Cure Default of Seller. If Seller defaults pursuant to Section 10.2 and has a Project Lender, Southwestern shall allow the Project Lender, or its designee approved by Southwestern ("Project Lender Designee"), or a new lessee or purchaser of the Facility approved by Southwestern (subject to Southwestern's right of first refusal to purchase the Facility) to correct the default, except for failure to commence Combustion Turbine Commercial Operation by the Combustion Turbine Commercial Operation Deadline Date as set forth in Section 10.2(A), as follows:

                  (A)      Prior to implementing any cure pursuant to this
Section 10.3, Project Lender Designee shall comply with the assignment provisions of Article 15, unless any such requirements are waived by Southwestern in its sole discretion, and shall expressly assume Seller's rights and obligations under this Agreement;

                  (B) For Events of Default set forth in Sections 10.2(A) and (B), Project Lender or Project Lender Designee shall have one hundred twenty
(120) days from the date of notice provided for in Section 10.1 or such longer period as provided in Section 10.2 to correct such default.

         10.4     Events of Default of Southwestern.

                  The following shall constitute Events of Default of Southwestern upon their occurrence unless cured within thirty (30) days, in the case of default (1), or sixty (60) days, in the case of defaults (2) through
(7), after the date of written notice from Seller as provided for in Section 10.1, provided that, if any default under (6) and (7) hereof cannot be cured within sixty (60) days with exercise of due diligence, and if Southwestern within such period submits to Seller a plan reasonably designed to correct the default within a reasonable additional period of time not to exceed six (6) months, then an Event of Default shall not exist unless Southwestern fails to diligently pursue such cure or fails to cure such default within the additional period of time specified by the plan;

                           (1)      Southwestern's failure to make any payment
due hereunder (net of outstanding damages and any other rights of setoff that Southwestern may have pursuant to this Agreement);

                           (2)      Southwestern's dissolution or liquidation,
provided that division of Southwestern into multiple operating units shall not constitute dissolution or liquidation;

                           (3)      Southwestern's general assignment of this
Agreement or any of its rights hereunder and its interests in the Facility for the benefit of its creditors, provided that, the foregoing shall not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by an assignee permitted pursuant to Section 15.1;

                           (4)      Southwestern's entry into insolvency
proceedings under any insolvency law as debtor, provided that, the foregoing shall not be grounds for default if, pursuant to applicable law and with any required court approval, this Agreement is assumed by an assignee permitted pursuant to Section 15.1;

                           (5)      Southwestern's general assignment of this
Agreement or any of its rights under the Agreement without obtaining Seller's prior written consent to the extent required in Article 15;

                           (6)      Any material representation by Southwestern
under Section 12.2 shall be false in any material respect; and

                           (7)      Southwestern's failure to comply with any
other material obligation under this Agreement.

         10.5 Termination. In addition to any other right or remedy available at law, in equity, or in this Agreement except as such rights or remedies are expressly limited hereunder, either Party may, upon written notice to the other Party, terminate this Agreement if any one or more of the Events of Default for the other Party described in Section 10.2 and 10.4 occur and are not cured within the time periods set forth therein. Neither Party shall have the right to terminate this Agreement except as provided for upon the occurrence of an Event of Default as described above or as otherwise may be explicitly provided for in this Agreement. Nothing in this Agreement that does not explicitly disclaim or limit a right or remedy of any Party or the Parties, including, without limitation, the provision of damages or the enumeration of specific Events of Default, shall be construed to limit any right or remedy available at law or in equity to the Parties, including the right to any and all direct damages for any breach or other failure to perform hereunder. All remedies in this Agreement shall survive termination or cancellation of this Agreement and are cumulative.

         10.6     Operation by Southwestern Following Event of Default by
Seller.

                  (A) If any one or more Events of Default shall have occurred and be continuing, subject to the rights of the Senior Lender to (i) foreclose upon its interest in the Facility and exercise its remedies under the Senior Financing Documents, or (ii) operate or cause its nominee, transferee, or successor to operate the Facility through an agent or purchaser after having timely notified Southwestern, in writing as provided herein, of its intent to so operate the Facility pursuant to the terms of this Agreement, Southwestern shall have the right to possess, assume control of, and operate the Facility as agent for the Seller (in accordance with the Seller's rights, obligations, and interests under this Agreement) during the period provided for herein. Seller shall not grant any Person, other than the Senior Lender, a right to possess, assume control of, and operate the Facility that is equal to or superior to Southwestern's right under this Section 10.6.

                  (B) Southwestern shall give Seller and the Senior Lender, at least sixty (60) days notice in advance of Southwestern's intent to exercise its right to possess, control, and operate the Facility in accordance with this
Section 10.6 ("Lender's Possession Right Period"). In the event that the Senior Lender notifies Southwestern, within the Lender's Possession Right Period, of the intent of the Senior Lender to either possess, assume control of, and operate the Facility or otherwise cure the Events of Default within the Lender's Possession Right Period, either as agent for the Seller or on its own behalf or through a nominee, transferee or successor, pursuant to the exercise of any right or remedy under any Senior Financing Document, then Southwestern's right to possess, control, or operate the Facility shall be suspended. Lender's Possession Right Period shall be extended, (i) for an additional period not to exceed sixty (60) days, as necessary to enable the Senior Lender or its nominee, transferee, or successor to acquire possession of the Facility pursuant to exercise by the Senior Lender of its rights and remedies under the Senior Financing Documents, or (ii) such other additional period as required to enable the Senior Lender or its nominee, transferee, or successor to overcome, by legal proceeding, any restraint on the Senior Lender's right to take possession of the Facility established by an injunction, stay, or similar equitable order issued by any court of competent jurisdiction, unless, in either case, the Senior Lender or its nominee, transferee, or successor fails, after fifteen (15) days notice thereof from Southwestern to the Senior Lender, to commence and continue to exercise its rights and remedies in a commercially reasonable manner. If the Senior Lender fails to provide such notice to Southwestern within the Lender's Possession Right Period or the Senior Lender or its nominee, transferee or successor fails to either exercise the right to possess, control, and operate the Facility or cure the Event(s) of Default within the Lender's Possession Right Period (as such period may be extended in accordance with the provisions hereof), or subsequently abandons the Facility, then Southwestern's right to possess, control, and operate the Facility in accordance with this Agreement shall be immediately revived and Southwestern shall have the right to take immediate possession and control of the Facility. Nothing in this Section 10.6(B) shall limit the exercise by Southwestern of any other right or remedy it may have pursuant to this Agreement.

                  (C) During any period that Southwestern is in possession of and operating the Facility pursuant to the foregoing paragraphs, Southwestern shall use the proceeds from the sale of electricity generated by the Facility
(i) first, to satisfy obligations under any Senior Financing Documents, (ii) second, to reimburse Southwestern for any and all expenses reasonably incurred by Southwestern in taking possession of and operating the Facility, and (iii) third, any balance shall be remitted to the Seller. Southwestern agrees that, during any period it shall possess or control the Facility, it shall operate the Facility in accordance with Good Utility Practice so as to produce electricity in accordance with the terms of this Agreement and shall maintain in full force and effect all agreements, permits, licenses, and consents required pursuant to the Senior Financing Documents. Seller shall provide Southwestern with copies of all such agreements, approvals, and permits within thirty (30) days of the date Seller has been notified by Southwestern that Southwestern will exercise its right to take possession pursuant to this provision. Southwestern's obligation to comply with such agreements, approvals, and permits is expressly conditional upon Seller providing Southwestern with copies thereof and such obligation shall be excused to the extent that such compliance (i) is unlawful, (ii) is not reasonably related to the operation or maintenance of the Facility or otherwise required of the party in possession and control of the Facility pursuant to the Senior Financing Documents, or (iii) would cause a violation of or result in a default under the terms and conditions of this Agreement. It is understood and agreed that Southwestern shall not be under any obligation to expend its own funds (exclusive of proceeds from the sale of electricity generated by the Facility) to meet its obligations hereunder.

                  (D) During any period that Southwestern is in possession of and operating the Facility, Seller shall retain legal title to and ownership of the Facility and Southwestern shall assume possession, operation, and control solely as agent for the Seller (and its successors or transferees in foreclosure or nominees of Southwestern). In the event that Southwestern is in possession and control of the Facility for an interim period as provided in this Section 10.6, the Seller, the Senior Lender, or any nominee, transferee or successor thereof, may resume operation and Southwestern shall relinquish its right to operate when the Seller, or the Senior Lender or any nominee, transferee or successor thereof, reasonably demonstrates to Southwestern that it will remove those grounds that originally gave rise to Southwestern's right to operate the Facility, as provided above, in that Seller, its successors, transferees in foreclosure, or nominee of the Senior Lender, (i) will resume operation of the Facility in accordance with the provisions of this Agreement, (ii) have satisfied any claims in foreclosure or bankruptcy applicable to the Facility, or otherwise caused such claims to be dismissed, or have had a plan of reorganization approved by a court of competent jurisdiction, and (iii) have cured any other Events of Default.

                                   ARTICLE 11

                                  FORCE MAJEURE

         11.1 Definition of Force Majeure. The term "Force Majeure," as used in this Agreement, means causes or events beyond the reasonable control of, and without the fault or negligence of, the party claiming Force Majeure, including, without limitation, acts of God; sudden actions of the elements such as floods, hurricanes, or tornadoes; sabotage; terrorism; war; riots; and actions by federal, state, municipal, or any other government or agency (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by federal, state, or local government bodies), but only if such actions or failures to act prevent or delay performance. Force Majeure does not include any failure of, or delay in performance or any full or partial curtailment in the electric output of the Facility that is caused by, or arises from (i) any labor dispute or strike by Seller's employees or the employees of any contractor or subcontractor employed at or performing work with respect to the Facility (except to the extent arising out of a strike or labor action by employees or labor organizational members not employed at or performing work with respect to the Facility), or (ii) the failure of performance by any third party having an agreement with Seller, including, without limitation, any vendor, supplier, or customer of Seller, (unless such failure of the third party is excused by reason of force majeure (or comparable term), as defined in Seller's agreement with such third party). Force Majeure also does not include changes in market conditions. Mechanical or equipment breakdown shall not constitute a condition or event of Force Majeure unless it is a Catastrophic Equipment Failure.

         11.2 Applicability of Force Majeure. Neither Party shall be responsible or liable for any delay or failure in its performance hereunder due solely to conditions or events of Force Majeure, provided that:

                  (A) the non-performing party gives the other party prompt written notice describing the particulars of the occurrence of the Force Majeure;

                  (B) the suspension of performance is of no greater scope and of no longer duration than is directly caused by the Force Majeure;

                  (C) the non-performing party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other party describing actions taken to end the Force Majeure; and

                  (D) when the non-performing party is able to resume performance, of its obligations under this Agreement, that party shall give the other party written notice to that effect.

         11.3     Limitations on Effect of Force Majeure.

                  (A) In no event will any delay or failure of performance caused by any conditions or events of Force Majeure extend this Agreement beyond the Initial Term or Extended Term, if any.

                  (B) In the event of any delay or failure of performance caused by conditions or events of Force Majeure, that would otherwise constitute an Event of Default pursuant to Article 10, the cure provisions of Article 10 shall not apply and such delay or failure of performance shall, if not previously cured, become an Event of Default on the date that is eighteen (18) months from the date of notice provided for in Section 11.2(A). The other Party may, at any time following the end of such eighteen (18) month period, terminate this Agreement upon written notice to the affected Party, without further obligation by the terminating Party except as to costs and balances incurred prior to the effective date of such termination. The other Party may, but shall not be obligated to, extend such eighteen (18) month period, for such additional time as it deems appropriate in its sole discretion, if the affected Party is exercising due diligence in its efforts to cure the conditions or events of Force Majeure.

         11.4 Fixed Payments Affected by Force Majeure. To the extent Seller experiences an event of Force Majeure that excuses it from delivering Capacity and Energy to Southwestern pursuant to this Article 11, the Capacity Payment and the Fixed O&M Payment (the "Fixed Payments") shall be reduced for the period of Force Majeure in accordance with the following formula:

                  RFP = TFP * APC
                              ---
                              UPC

                  where

         RFP means the reduced Fixed Payments due for the billing period to which the Force Majeure excuse applies.

         TFP means the total Fixed Payments which is the sum of the payments which would be due Seller for the period under Section 5.2, but for the application of this Section 11.4.

         APC means available purchase Capacity which is the sum of (i) the amount of Actual Capacity available multiplied by the number of hours in the period, and (ii) the amount of any Capacity rendered unavailable by reason of Scheduled Outage or Delivery Excuse times the number of hours in the period to which such unavailability is applicable.

         UPC means unimpaired purchase Capacity or the Actual Capacity that would have been available but for the Force Majeure excuse and unavailability by reason of Scheduled Outage or Delivery Excuse, if any, multiplied by the number of hours for the period.

         11.5     Delivery Excuse.

                  (A) In no event shall Seller be responsible or liable for or deemed in breach of this Agreement for any delay or failure of performance of its obligations under this Agreement to the extent such delay or failure of performance is directly caused by a condition of Delivery Excuse as defined herein. Delivery Excuse shall mean (i) any Event of Default of Southwestern under this Agreement; (ii) any delay by Southwestern in giving any approval within the times required under this Agreement; (iii) any Southwestern Disconnection; (iv) any delay in Southwestern's construction of the Southwestern Interconnection Facilities by the date required under Section 8.1(B), unless Seller shall have responsibility for such construction pursuant to Section 3.5(C); (v) if Seller shall be responsible for construction of the Southwestern Interconnection Facilities pursuant to Section 3.5(C), any delay in obtaining any necessary easement or right of way not transferred by Southwestern or previously obtained by Seller or any delay in obtaining any critical path component or equipment required for the Southwestern Interconnection Facilities from any third party source; or (vi) any Fuel Delivery Failure.

                  (B) If Seller determines that its performance is or has been affected by a condition of Delivery Excuse,

                           (i) Seller shall notify Southwestern in writing within forty-eight (48) hours after learning of the Delivery Excuse condition, with details to be supplied within ten (10) days thereafter describing the particulars of the occurrence;

                           (ii) the suspension of performance shall be of no greater scope or longer duration than is attributable to the condition of Delivery Excuse; and

                           (iii) Seller shall promptly notify Southwestern when the effects of the condition of Delivery Excuse have been removed and Seller is able to resume its performance.

         11.6     Steam Host Force Majeure; Steam Delivery Reduction.

                  (A) If during any period after the Cogeneration Commercial Operation Date, Phillips or a Subsequent Steam Host shall fail to take or pay for, at the price which is or would be payable under the Phillips Steam Agreement, at least the Minimum Steam Quantity from the Facility (i) by reason of force majeure (or equivalent term) as defined in the Phillips Steam Agreement or substitute agreement with a Subsequent Steam Host (a "Steam Force Majeure"), or (ii) for any other reason other than a default by Seller under the Phillips Steam Agreement or substitute agreement with a Subsequent Steam Host, a Force Majeure Event, a forced or scheduled outage of the Facility, Southwestern's exercise of its dispatch rights under this Agreement, the Facility's inability to produce the Minimum Steam Quantity for whatever reason, or a Steam Loss Event (a "Steam Delivery Reduction"), for the period of such failure the provisions of this Section 11.6 shall apply.

                  (B) Beginning on the date Seller notifies Southwestern of the occurrence of a Steam Force Majeure or Steam Delivery Reduction and for the remaining period of Steam Force Majeure or Steam Delivery Reduction the provisions of this Agreement relating to Dispatch (including Section 9.6) shall be applied by adjusting the Non-Dispatchable Capacity and Energy to the level of Facility Capacity which is necessary to cause the Facility to produce the steam to be required to be delivered to Phillips or the Subsequent Steam Host during the period of Steam Force Majeure or Steam Delivery Reduction. The Non-Dispatchable Capacity and Energy as revised pursuant to this Section 11.6(C) shall not exceed the level of Non-Dispatchable Capacity and Energy as determined pursuant to Section 9.6. Seller shall provide Southwestern with notice of the revised Non-Dispatchable Capacity and Energy as soon as practicable.

                  (C) Beginning on the date Seller notifies Southwestern of the occurrence of a Steam Force Majeure or Steam Delivery Reduction and for the remaining period of Steam Force Majeure or Steam Delivery Reduction, Southwestern shall pay Seller Energy Payments calculated using the Net Heat Rate instead of the Guaranteed Heat Rate; provided, however, in the event of Steam Delivery Reduction, each Energy Payment shall be reduced by any amounts remaining in the Steam Host Escrow Accounts to the extent necessary to reduce the Energy Payment to the amount that would have been payable in the absence of Steam Delivery Reduction. On the date each such reduced Energy Payment shall be due under Section 5.9, Seller may withdraw from the Steam Host Escrow Accounts funds equal to the reduction in such Energy Payment

                  (D) During the period the provisions of Section 11.6(C) shall apply, Seller shall promptly pay to Southwestern, all revenues from the sale or non-acceptance of steam received by Seller and attributable to such period of Steam Force Majeure or Steam Delivery Reduction.

                  (E) The event of Steam Force Majeure or Steam Delivery Reduction shall not be considered a Force Majeure under this Agreement. Seller shall use all reasonable efforts to (i) determine the expected duration and monitor the correction of the Steam Force Majeure or Steam Delivery Reduction,
(ii) enforce any rights it may have under the Phillips Steam Agreement or substitute agreement with a Subsequent Steam Host to limit the duration and effect of the Steam Force Majeure or Steam Delivery Reduction, (iii) mitigate the adverse effect of the Steam Force Majeure or Steam Delivery Reduction on the operations of the Facility, including, but not limited to, the adverse effect on the Net Heat Rate, and (iv) promptly collect any revenue for steam sales or non-acceptance due to Seller under the Phillips Steam Agreement or agreement with a Subsequent Steam Host.

                                   ARTICLE 12

                         REPRESENTATIONS AND WARRANTIES

          12.1 Seller's Representations and Warranties. Seller hereby represents and warrants that, as of the date of this Agreement and as restated pursuant to
Section 12.1(F):

                  (A) Seller is a partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified in each other jurisdiction where the failure to so qualify would have a material adverse effect upon the business or financial condition of Seller; and Seller has all requisite power and authority to conduct its business, to own its properties, and to execute, deliver, and perform its obligations under this Agreement.

                  (B) The execution, delivery, and performance of its obligations under this Agreement by Seller have been duly authorized by all necessary partnership action, and do not and will not:

                           (i) as to execution and delivery but not performance, require any consent or approval of Seller's partners which has not been obtained and each such consent and approval that has been obtained is in full force and effect,

                           (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Seller or any provision of the partnership documents of Seller, the violation of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement,

                           (iii) result in a breach of or constitute a default under any provision of the partnership documents of Seller,

                           (iv) result in a breach of or constitute a default under any agreement relating to the management or affairs of Seller or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Seller is a party or by which Seller or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement, or

                           (v) result in, or require the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Seller now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

                  (C) This Agreement is a valid and binding obligation of Seller.

                  (D) The execution and performance of this Agreement will not conflict with or constitute a breach or default under any contract or agreement of any kind to which Seller is a party or any judgment, order, statute, or regulation that is applicable to Seller or the Facility.

                  (E) To its best knowledge, all approvals, authorizations, consents, or other action required by any governmental authority to authorize Seller's execution, delivery, and performance under this Agreement have been duly obtained and are in full force and effect except for such approvals to be obtained as set forth in Attachment D.

                  (F) Upon request of Southwestern and at no cost to Southwestern, Seller shall restate the representations in Sections 12.1 (A) through (E) as of the Construction Finance Closing Date and cause its counsel to issue an opinion to Southwestern affirming the representations in Sections 12.1
(A) through 12.1(D), and setting forth such further matters as Southwestern may reasonably request.

         12.2 Southwestern's Representations and Warranties. Southwestern hereby represents and warrants that, as of the date of this Agreement and as restated pursuant to Section 12.2(F):

                  (A) Southwestern is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Mexico and is qualified as a corporation in good standing authorized to do business in the State of Texas, the State of Oklahoma, and the State of Kansas; and Southwestern has, or prior to taking service under this Agreement shall have, all requisite corporate power and authority to conduct its business, to own its properties, and to execute, to deliver, and to perform its obligations under this Agreement.

                  (B) The execution, delivery, and performance of its obligations under this Agreement by Southwestern have been duly authorized by all necessary corporate action, and do not and will not:

                           (i)      as to execution and delivery but not
performance, require any consent or approval of Southwestern's board of directors or any Southwestern member which has not been obtained and each such consent and approval that has been obtained is in full force and effect,

                           (ii)     violate any provision of any law, rule,
regulation, order, writ, judgment, injunction, decree, determination, or award having applicability to Southwestern, the violation of which could reasonably be expected to have a material adverse effect on the ability of Southwestern to perform its obligations under this Agreement,

                           (iii)    result in a breach of or constitute a
default under any provision of the articles of incorporation or by-laws of Southwestern,

                           (iv)     result in a breach of or constitute a
default under any agreement relating to the management or affairs of Southwestern or any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Southwestern is a party or by which Southwestern or its properties or assets may be bound or affected, the breach or default of which could reasonably be expected to have a material adverse effect on the ability of Southwestern to perform its obligations under this Agreement, or

                           (v)      result in, or require, the creation or
imposition of any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance of any nature (other than as may be contemplated by this Agreement) upon or with respect to any of the assets or properties of Southwestern now owned or hereafter acquired, the creation or imposition of which could reasonably be expected to have a material adverse effect on the ability of Southwestern to perform its obligations under this Agreement.

                  (C) This Agreement is a valid and binding obligation of Southwestern.

                  (D) The execution and performance of this Agreement will not conflict with or constitute a breach or default under any contract or agreement of any kind to which it is a party or any judgment, order, statute, or regulation that is applicable to Southwestern or the Facility.

                  (E) Except as listed on Attachment E, to Southwestern's knowledge, as of the date of this Agreement there are no approvals, authorizations, consents, or other actions required by any governmental authority to authorize Southwestern's execution, delivery, and performance under this Agreement which have not already been obtained.

                  (F) Upon request of Seller and at no cost to Seller, Southwestern shall restate the representations in Sections 12.2(A) through 12.2(E) as of the Construction Finance Closing Date and cause its counsel to issue an opinion to Seller and the Senior Lender affirming the representations in Sections 12.2(A) through 12.2(D), and setting forth such further matters as Seller may reasonably request.

         12.3 Information to Financiers, Stockholders, and Governmental Authorities. Seller shall promptly provide to Southwestern, after the sending or filing thereof, copies of all proxy statements, financial statements, and reports and copies of all regular, periodic and special reports, and all registration statements that the Seller files with the Securities and Exchange Commission, any other governmental authority, and all Senior Lenders. Seller may delete portions of any such information regarding the income, profits or losses of the Seller or any of its partners or shareholders.

         12.4 Confidentiality. Each Party agrees not to disclose any non-public information provided under this Agreement and designated as confidential by the providing Party to a third party (other than the Party's officers, investors, consultants, lenders, counsel, or accountants or prospective purchasers or assignees permitted pursuant to Articles 7 or 15 that have agreed to keep the terms confidential) except to comply with any applicable law, order, or regulation, or as required in connection with any Arbitration pursuant to Articles 7 and 15; provided, however, each Party shall notify the other Party of any proceeding of which it is aware that may result in disclosure and use reasonable efforts to prevent or limit the disclosure consistent with its obligations with respect to such disclosure required by law or the affected proceeding. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation.

                                   ARTICLE 13

                             INSURANCE AND INDEMNITY

         13.1 Seller's Insurance Coverages. Seller shall, and not (i) in substitution or limitation of any other responsibility stated elsewhere in this Agreement or (ii) in lieu of obeying applicable law, carry and maintain or cause to be carried and maintained no less than the insurance coverages listed in Attachment I, in forms reasonably acceptable to Southwestern, applicable to all operations undertaken by Seller and Seller's personnel in the minimum amounts (limits) indicated. Such minimum limits may be satisfied either by primary insurance or by any combination of primary and excess/umbrella insurance. Except as provided in Attachment I, the required insurance coverages shall be in effect on or prior to the commencement of construction of the Facility.

         13.2 Evidence and Scope of insurance. Seller shall annually cause each insurer or authorized agent to provide Southwestern with two original copies of insurance certificates reasonably acceptable to Southwestern evidencing the effectiveness of the insurance coverages required to be maintained. A complete copy of each policy shall be provided to Southwestern upon request. All such insurance policies shall (a) name Southwestern as an additional insured (except worker's compensation); (b) provide that Southwestern shall receive thirty (30) days prior written notice of non-renewal, cancellation of, or significant modification to any of the above policies (except that such notice shall be ten
(10) days in case of non-payment of premiums); (c) provide a waiver of any rights of subrogation against Southwestern, its affiliated entities and their officers, directors, agents, subcontractors, and employees. The insurance certificates shall indicate that the insurance policies have been endorsed as described above. All policies shall be written by one or more nationally reputable insurance companies authorized to do business in Texas, rated B+VII or higher by A.M. Best Company, or Lloyds Companies or other insurers reasonably acceptable to Southwestern. For items in Attachment I, Southwestern shall receive certificates and policies (if requested) for items 1-5 and (if applicable) 7 in Attachment I prior to the start of construction of the Facility and for items 6, 8, and 9 in Attachment I, prior to the Proposed Combustion Turbine Commercial Operation Date. All policies shall be written on an occurrence basis unless procured from AEGIS on a claims made basis. Policies shall contain an endorsement that Seller's policy shall be primary as respects construction and operations of the Facility regardless of like coverages, if any, carried by Southwestern. Seller's liability under this Agreement is not limited to the amount of insurance coverage required herein.

         13.3 Term and Modification of Insurance.

                  (A) In the event that any insurance as required herein is on a "claims-made" basis and not on an occurrence basis, such insurance shall provide for a retroactive date and continuing "tail" coverage not later than the date of this Agreement and such insurance shall be maintained by Seller, with a retroactive date not later than the retroactive date required above, for a minimum of five years after the Initial Term and any Extended Term of this Agreement.

                  (B) During the Initial Term or Extended Term of this Agreement, either Seller or Southwestern shall have the right to reasonably request a modification of the insurance minimum liability, deductible amounts and/or indemnity limits specified in Section 13.1 through 13.3 and Attachment I in order to maintain reasonable coverage amounts. If Southwestern and Seller are unable to agree on appropriate limits within a fifteen (15) day period, the process described in Section 16.12 for dispute resolution shall be followed.

                  (C) With Southwestern's approval, not to be unreasonably withheld, if Seller has sufficient net worth to self-insure for purposes of this
Article 13, Seller shall have the right to self-insure or provide reserves or other security reasonably acceptable to Southwestern for all or any portion of the foregoing coverages so long as, in the case of self-insurance, there is no material decrease in Seller's net worth or means that renders the same insufficient for purposes of self-insurance, and in the case of provision of reserves or security, the reserves and security shall be available and used only for the payment of obligations that otherwise would be covered by insurance policies required under this Article 13 and Attachment I and for no other purpose.

                  (D) Insurance required hereunder may provide for commercially reasonable deductible amounts of not more than (i) sixty (60) days for Business Interruption attributable to a turbine or generator, (ii) thirty
(30) days for Business Interruption other than as described in clause (i), (iii) $750,000 for Property Damage to a Facility combustion turbine, (iv) $500,000 for Property Damage to a Facility generator, transformer, or heat recovery steam generator, and (v) $250,000 for Property Damage to other structures and equipment constituting the Facility. Insurance shall not provide for co-insurance responsibility which requires Seller to self-insure or co-insure in excess of ten percent (10%) of the value of the property covered unless covered by reserves or other security reasonably acceptable to Southwestern, and shall not provide for any co-payment, deductible, or co-insurance responsibility in any form of liability, workers' compensation, or business interruption insurance except as specified in this Section 13.3(D). Seller shall be solely responsible for amounts not covered by insurance by reason of any co-payment, deductible, or co-insurance requirements.

         13.4 Indemnification.

                  (A) Neither Party shall hold the other Party (including its corporate affiliates, parent, subsidiaries, directors, officers, employees, and agents) liable for any claims, losses, costs, and expenses of any kind or character (including, without limitation, loss of earnings and attorneys' fees) for damage to property of Southwestern or Seller in any way occurring incident to, arising out of, or in connection with, a Party's performance under this Agreement, except as provided in Section 13.4(B).

                  (B) Except to the extent prohibited by PUHCA, regulations promulgated under PUHCA, and applicable New Mexico law and related regulations, each Party (the "Indemnifying Party") agrees to indemnify and hold harmless the other Party (the "Indemnified Party") from and against all claims, demands, losses, liabilities, and expenses (including reasonable attorneys' fees) for personal injury or death to Persons and damage to the Indemnified Party's property or facilities or the property of any other Person or corporation to the extent arising out of, resulting from, or caused by, default of this Agreement or by the negligent or tortious acts, errors, or omissions of the Indemnifying Party.

                  (C) Except to the extent prohibited by PUHCA, regulations promulgated under PUHCA, and applicable New Mexico law and related regulations, Seller shall indemnify and hold harmless Southwestern against any and all claims, demands, losses, liabilities, expenses, fines, and penalties, including interest and attorneys' fees, resulting from any alleged violation of applicable federal, state, or local environmental laws or regulations arising out of the construction, operation, or ownership of the Facility or the Site, or the release or presence of any toxin or hazardous substance or environmental contamination at the Facility or on the Site. This subsection 13.4(C) shall remain in full force and effect for twenty (20) years after the termination of this Agreement.

                  (D) Promptly after receipt by a Party of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in this Section 13.4 may apply, the Indemnified Party shall notify the Indemnifying Party in writing of such fact. The Indemnifying Party shall assume the defense thereof with counsel designated by the Indemnifying Party and satisfactory to the Indemnified Party, provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select and be represented by separate counsel, at the Indemnifying Party's expense, unless a liability insurer will pay the expenses of such separate counsel.

                  (E) If the Indemnifying Party fails to assume the defense of a claim, the indemnification of which is required under this Agreement, the Indemnified Party may, at the expense of the Indemnifying Party, contest, settle, or pay such claim, provided that settlement or full payment of any such claim may be made only following consent of the Indemnifying Party or, absent such consent, written opinion of the Indemnified Party's counsel that such claim is meritorious or warrants settlement.

                  (F) In the event that a Party is obligated to indemnify and hold the other Party and its successors and assigns harmless under this
Section 13.4, the amount owing to the Indemnified Party will be the amount of the Indemnified Party's actual loss net of any insurance proceeds received by the Indemnified Party following a reasonable effort by the Indemnified Party to obtain such insurance proceeds.

                                   ARTICLE 14

                     REGULATORY JURISDICTION AND COMPLIANCE

         14.1 Governmental jurisdiction and Regulatory Compliance. This Agreement shall at all times be subject to the authority of the Commissions to the extent such Commissions have jurisdiction. Subject to the right of contest consistent with Seller's right under Section 14.5(A), each Party shall at all times comply with all applicable laws, ordinances, rules, and regulations applicable to it. As applicable, each party shall give all required notices; shall procure and maintain all necessary governmental permits, licenses, and inspections necessary for performance of this Agreement; and shall pay its respective charges and fees in connection therewith.

         14.2 Provision of Support. Each Party agrees to make available, upon the other Party's reasonable request, any of its personnel and any records relating to the Facility to the extent that such requesting Party reasonably requires the same in order to fulfill any regulatory reporting requirements, or to assist such Party in litigation, including but not limited to rate proceedings before Commissions. Neither Party shall make a unilateral application to FERC for a change in, nor take any affirmative action that has the intended effect of enhancing or supporting any application to or action by FERC (through the filing of testimony or statements of position, the conduct of examination or cross examination of witnesses, or the filing of briefs) that is for the purpose of or would have the effect of changing this Agreement, under Sections 205 or 206 or any other section of the Federal Power Act. In addition, each Party shall use its best efforts to prevent any affiliated Person from making such a unilateral application or taking such an action that is for the purpose of or would have the effect of changing this Agreement under Sections 205 or

206 or any other section of the Federal Power Act. In the event FERC or any Person seeks or has obtained a change in the formulaic rates, terms, or conditions of the Agreement, neither Party shall be prohibited from seeking or supporting FERC action to give effect to the formulaic rates, terms, or conditions of this Agreement as originally executed and amended by agreement of the Parties.

         14.3 Regulatory Disallowance. Notwithstanding any other provision of this Agreement, if Southwestern, commencing on the ten (10) year anniversary of the Cogeneration Commercial Operation Date (the "Tenth Anniversary") is denied the authorization of any Commission which may have jurisdiction over Southwestern's retail rates and charges, to recover from its customers any or all of the Capacity Payments made to Seller pursuant to the terms of this Agreement, based upon an explicit finding that Southwestern's purchase of energy from Seller hereunder was or is imprudent the amount of such payments for which Southwestern is denied recovery (the "Recovery Deficiency") shall be treated in accordance with this Section 14.3. Except to the extent caused by Southwestern's negligence or failure to seek recovery pursuant to applicable law, the amount of any Recovery Deficiency occurring after the Tenth Anniversary shall be recorded in a regulatory tracking account (the "Regulatory Tracking Account"). The balance in the Regulatory Account shall accrue interest at the Contract Interest Rate compounded on a monthly basis. Commencing on the date the Senior Debt is repaid in full and the Senior Mortgage is discharged, Southwestern may, at its sole option, on thirty (30) days prior written notice to Seller, reduce the Capacity Payments made under this Agreement in an amount equal to the sum of any Recovery Deficiency for such period and any balance in the Regulatory Tracking Account; provided that the total reduction in the Capacity Payments for any month shall not exceed twenty-five percent

(25%) of the Capacity Payment otherwise due for such month. Any Recovery Deficiency which Southwestern is prevented from receiving pursuant to the immediately preceding sentence shall be added to the tracking account balance. The provisions of this Section 14.3 shall apply to Commission decisions occurring any time after the Tenth Anniversary. Within thirty (30) days after the Senior Debt is retired, the Parties shall also negotiate a reduction in the Capacity Payment for the purpose of amortizing the balance, if any, in the tracking account. If the Parties are unable to agree on the size of the Capacity Payment reduction within such thirty (30) day period, Southwestern may, at its sole option, implement a payment reduction less than or equal to twenty-five percent (25%) of the remaining Capacity Payment.

         14.4 Contest of Regulatory Disallowances. In the event that, at any time during the Initial Term or Extended Term of this Agreement, Southwestern receives formal notification that any legislative, administrative, judicial, or regulatory body seeks or will seek to prevent full recovery by Southwestern from its customers of any payments required to be made under the terms of this Agreement or any subsequent amendment to this Agreement, then Southwestern shall, within thirty (30) days of its receipt of such notice, give written notice thereof to Seller. The Parties agree to use their best efforts to defend this Agreement before any rate regulatory agency, and to cooperate to seek any necessary rate regulatory approvals. Southwestern agrees that it shall neither initiate nor support before any such Commission or authority any direct action with the specific intention of reducing the recovery from its customers of the Payments required to be made to Seller under this Agreement.

         14.5 Compliance with Law.

                  (A) Seller shall comply with all applicable local, state, and federal laws, regulations, and ordinances, including but not limited to equal opportunity and affirmative action requirements and all applicable federal, state, and local environmental laws and regulations presently in effect or which may be enacted during the Term or during any Extended Term of this Agreement. Notwithstanding the foregoing, Seller shall not be deemed in default of this obligation to the extent Seller is contesting the application, interpretation, order, or other legal direction of any such governmental authority in good faith and with due diligence through appropriate proceedings.

                  (B) To Seller's best knowledge, all of the required local, state, and federal environmental and other governmental permits, licenses, and approvals, and any applicable emissions allowances or offsets, necessary to construct and operate the Facility are listed in Attachment D hereto.

                  (C) Seller agrees that a clause relating to the "Utilization of Small , Small Disadvantaged and Women-Owned Small Business Concerns" set out in 48 CFR Pt. 52.219.8, 15 U.S.C. Section. 637(d)(3), and any subsequent amendments, are, to the extent they may be applicable to this Agreement, incorporated by reference and made a part of this Agreement as if set forth fully herein.

                  (D) Seller shall, unless exempted by rules, regulations, or orders of the U.S. Secretary of Labor, comply during its performance of this Agreement with (i) the provisions of Executive Order 11246 of September 24, 1965 (the "Order"), and with the rules, regulations, and relevant orders of the U.S. Secretary of Labor issued pursuant to the Order; and (ii) Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974 (the "Act") and any subsequent amendments to the Act, and with the rules, regulations, and relevant orders of the U.S. Secretary of Labor issued pursuant to the Act; and (iii) Section 503 of the Rehabilitation Act of 1973 (the "Rehabilitation Act"), and any subsequent amendments thereto and the rules, regulations, and relevant orders of the U.S. Secretary of Labor issued pursuant thereto; all of which, unless such exemption applies, are, pursuant to the authority of the aforementioned Order and Acts, made a part hereof to the extent of their applicability.

                  (E) Seller agrees that, upon request of Southwestern and at no cost to Southwestern, Seller shall deliver or cause to be delivered to Southwestern (i) certifications of its officers, accountants, engineers, or agents as to such matters pertaining to Sections 14.5 (A) through (D) as Southwestern may reasonably request, and (ii) certified copies of any government license or permit or certificate related to the Facility.

         14.6 Seller's Disclosures. Seller shall disclose to Southwestern, to the extent that and as soon as practicable after it is filed or served on Seller, the suit by any governmental authority or third party alleging violation of any environmental laws or regulations arising out of the construction or operation of the Facility, or the alleged presence of Environmental contamination at the Facility or on the Site, or the initiation of any past or present enforcement, legal, or regulatory action or proceeding relating to such alleged violation or alleged presence of Environmental Contamination; where the potential liability to Seller, if adversely determined, exceeds $1,000,000.00.

                                   ARTICLE 15

                                   ASSIGNMENT

         15.1 Neither Party shall assign this Agreement, or any portion thereof, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided, however, such consent shall not be required prior to an assignment by Southwestern to a parent, subsidiary, or affiliated corporation or by Seller to the Senior Lender (or successor thereof) or subsequent assignment of this Agreement in connection with the Senior Lender's sale or transfer of the Facility or interest in Seller pursuant to the Financing Documents, provided, however, that Seller obtains the Senior Lender's written agreement that any such sale or transfer shall be made to a party meeting the requirements of Section 7.4(C). In all events: (i) prior notice of any such assignment shall be provided to the other Party; (ii) any assignee shall expressly assume assignor's obligations hereunder, unless otherwise agreed to by the other Party; (iii) except with respect to an assignment of this Agreement in its entirety permitted hereunder by the Senior Lender, no assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder in the event the assignee fails to perform, unless the other Party agrees in writing in advance to waive assignor's continuing obligations pursuant to this Agreement, such waiver not to be unreasonably withheld; and (iv) except with respect to an assignment by Southwestern to a parent, subsidiary, or affiliated corporation and under which Southwestern remains liable for its obligations hereunder, no such assignment shall adversely affect the credit rating or financial security of the other Party or impair any security given by Seller hereunder.

         15.2 Seller shall notify Southwestern of any plans to sell or transfer the Facility, or any interest therein, or to assign this Agreement, or any portion thereof.

         15.3 Seller shall not sell, transfer, or assign the Facility or any part thereof or any interest therein without complying with the provisions of
Article 7 of this Agreement. 15.4 Any sale or other transfer of the ownership interests of Seller or any general partner of Seller that results in the transfer directly or indirectly of a majority of the voting control of Seller to any party which does not meet the requirements of clause (i) of Section 7.4(C) shall require the prior written consent of Southwestern, which shall not be unreasonably withheld.

         15.5 Any financing agreement entered into by Seller shall provide that, prior to or upon the exercise of trustee's or mortgagee's assignment rights pursuant to said agreement, trustee or mortgagee shall notify Southwestern of the date and particulars of any such exercise of assignment rights.

         15.6 Any sale, transfer, or assignment of any interest in the Facility or in this Agreement made without fulfilling the requirements of this Agreement shall be null and void and shall constitute an Event of Default pursuant to
Section 10.2(B)(6).

                                   ARTICLE 16

                             CONTRACT ADMINISTRATION

         16.1 Notices in Writing. Any notice, request, consent, or other communication required or authorized by this Agreement to be given by one Party to the other Party shall be in writing. It shall either be personally delivered or mailed, postage prepaid, to the representative of said other Party designated below. Any such notice, request, consent, or other communication may be sent by telefacsimile or other electronic means, provided that any such electronic communication shall be promptly followed by personal delivery or mailing as set forth herein. Unless otherwise provided herein, all notices shall be deemed to have been given when personally delivered, or if mailed only, three (3) business days after deposit in the mail, or in the case of telefacsimile transmission, the date on the telefacsimile transmission confirmation report. Routine communications concerning Facility operations shall be exempt from this Article 16.

         16.2 Representative for Notice. Each Party shall maintain a designated representative to receive notices. Such representative may at the option of each Party be the same Person as that Party's representative or alternate representative on the Operating Committee, or a different Person. Either Party may, by written notice to the other, change the representative or the address to which notices and communications are to be sent.

         16.3 Notice Address for Southwestern. Notices and other communications by Seller to Southwestern shall be addressed to:

            Mailing Address                                    Street Address
            ---------------                                    --------------
South-western Public Service Company                Southwestern Public Service Company
Vice President of Engineering and Operations        Vice President Engineering and
P.O. Box 1261                                       Operations
Amarillo, Texas 79170                               6th and Tyler
                                                    Amarillo, Texas 79101

Telefacsimile communications shall be directed to: (806) 378-2995.

         16.4     Notice Address for Seller. Notices and other communications by

Southwestern to Seller shall be addressed to:

                  Borger Energy Associates, L.P.
                  c/o Quixx Corporation
                  Attn: President
                  P.O. Box 12033
                  6th & Tyler, Suite 1510
                  Amarillo, TX 79101
                  Tel: (806) 378-2161
                  Fax: (806) 378-2515

         and

                  Borger Energy Associates, L.P.
                  c/o LS Power, LLC
                  Attn: Clarence J. Heller
                  1633 Des Peres Road, Suite 308
                  St. Louis, Missouri 63131
                  Tel: (314) 965-2211
                  Fax: (314) 965-6492

         16.5 Authority of Representatives. The Parties' representatives designated above shall have authority to act for their respective principals in all technical matters relating to performance of this Agreement and to attempt to resolve disputes or potential disputes pursuant to Section 16.12. However, they shall not have the authority to amend or modify any provision of this Agreement.

         16.6 Operating Records. Seller and Southwestern shall each keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement, including such records, in the prescribed format, as may be required by state or federal regulatory authorities and SPP.

         16.7 Operating Log. Seller shall maintain an accurate and up-to-date operating log at the Facility with records of real and reactive power production for each clock hour; changes in operating status; scheduled outage/deratings, forced outages and partial forced outages; and any unusual conditions found during inspections.

         16.8 Billing and Payment Records. To facilitate payment and verification, Seller and Southwestern shall keep all books and records necessary for billing and payments in accordance with the provisions of Article 5 of this Agreement and grant the other Party reasonable access to those records. All records of Seller pertaining to the operation of the Facility shall be maintained on the premises of the Facility.

         16.9 Financial Reports of Seller. Seller shall provide Southwestern with annual financial reports in form and substance similar to financial reports provided by Seller to the Project Lender; provided that, Seller may redact and withhold any confidential information regarding the income or losses of Seller or any of its owners or partners.

         16.10 Retention Period. All records kept pursuant to this Article 16 shall be maintained for a minimum of ten (10) years after the creation of the record or data and for any additional length of time required by regulatory agencies with jurisdiction over Seller or Southwestern, provided, however, that Seller shall not dispose of or destroy any such records even after the ten (10) years without prior written approval from Southwestern.

         16.11 Examination of Records. Seller and Southwestern may examine the financial records and Operating Records and data kept by the other as necessary to verify or audit transactions or Seller's compliance with its obligations under this Agreement any time during the period the records are required to be maintained under this Article 16 upon request and during normal business hours. Upon Southwestern's request, Seller shall provide Southwestern with (i) the Financing Documents necessary to verify Seller's compliance with its obligations under this Agreement, and (ii) all documents, data, and information necessary to verify the occurrence, duration, and extent of all outages, partial outages or derating, including without limitation, information necessary for determining AF, damages under Section 6.3, and Actual Capacity.

         16.12    Dispute Resolution.

                  (A) Seller and Southwestern shall inform one another promptly following the occurrence or discovery of any item or event that might reasonably be expected to result in a dispute, in a request for changes in compensation or reimbursement, or any other matter in connection with the Agreement.

                  (B) The representatives of the Parties, as identified in Sections 16.3 and 16.4, will attempt to resolve the matters identified pursuant to Section 16.12(A), and should such a matter not be resolved to the satisfaction of both Parties, then either Party may deliver a written notice specifying the grounds for the dispute, with supporting documentation, to the other Party's designated representative. Seller and Southwestern will then each appoint a management representative with expertise or experience in the area in which the dispute arises, but who has no prior direct involvement with the particular dispute, to investigate and evaluate the dispute. Based on such investigation and evaluation, the representatives identified in Sections 16.3 and 16.4 and the management representatives will attempt to resolve the dispute.

                  (C) Arbitration. Any dispute or deadlock that may arise between the Parties in connection with this Agreement that their management representatives cannot resolve within thirty (30) days following submission to them, shall be settled by arbitration in accordance with the procedure set forth below:

                           (1)      Notice to Arbitrate. After the expiration of
the thirty (30) day period described above, either Party may submit to arbitration any matter in dispute concerning the provisions of this Agreement by providing the other Party a written notice of arbitration, specifying the matter to be arbitrated ("Notice of Arbitration").

                           (2)      Selection of Arbitrators. Within twenty (20)
days of the Notice of Arbitration, the Parties shall meet and select three (3) AAA approved commercial arbitrators, unless the Parties otherwise agree in writing to select the arbitrators from another source. To select these arbitrators, the Parties shall alternately strike names from a list of commercial arbitrators obtained from the AAA or other agreed upon source, with the Party furnishing the Notice of Arbitration striking first, until three (3) Persons' names remain on such list. Such Persons shall become the arbitrators of the matter. In the event any Person selected to be an arbitrator is unable or unwilling to serve, the process shall be repeated until three (3) arbitrators have been selected and have agreed to hear and resolve the dispute.

                           (3)      Discovery. The arbitrators shall permit each
Party to conduct reasonable discovery as promptly and expeditiously as possible (and both Parties shall cooperate to this end). Discovery shall be limited to requests for the production of documents and examination upon deposition. Each Party's requests for, and responses to discovery including examination upon deposition shall be completed within seventy-five (75) days of the arbitrators' selection, unless the arbitrators expressly find that additional time is necessary for completion of discovery for reasons deemed to be in the best interests of the Parties and directed toward the development of an adequate record, in which event the arbitrators shall expressly designate the number of days by which the discovery period shall be extended. The Parties may modify the period for discovery by mutual agreement. The arbitrators shall resolve any discovery disputes between the Parties that, after using their best efforts, the Parties cannot resolve themselves.

                           (4)      Hearing Process. The hearing shall be
initiated as promptly and expeditiously as possible (and the Parties shall cooperate to this end) and, in no event more than thirty (30) days after the conclusion of the discovery period. The Texas Rules of Evidence shall apply to the presentation of evidence. Each Party shall file written direct testimony with the arbitrators and serve a copy on the other Party. The written testimony must be received by the arbitrators and the other Party no later than ten (10) days prior to the commencement of the hearing. Each Party shall be permitted to make opening statements with the Party demanding arbitration presenting its opening statement first. Immediately after opening statements, the Party demanding arbitration shall then present evidence in support of its position. The other Party then shall present evidence in support of its position. All witnesses must testify under oath, and a stenographic record and transcript of the hearing shall be made. Each Party shall have an opportunity to cross-examine the other Party's witnesses, including the witnesses that file written direct testimony. The Parties shall be permitted to make closing statements. The Party demanding arbitration shall present its statement first. The arbitrators shall conclude the hearing within thirty (30) calendar days of its commencement, unless the arbitrators expressly find that additional time is necessary for completion of the hearing for reasons deemed to be in the best interests of the Parties and directed toward the development of an adequate record, in which event, the arbitrators shall expressly designate the number of days by which the hearing shall be extended. Such extension shall be limited to the minimum amount of time which, in the arbitrators' judgment, is necessary to conclude the hearing. The period for concluding the hearing may be modified by mutual agreement of the Parties.

                           (5)      The Parties shall submit briefs and/or
proposed orders following the completion of the hearing unless otherwise agreed by the Parties and approved by the arbitrators. Initial briefs or proposed orders shall be served on other Parties. The initial briefs or proposed orders must be received by the arbitrators and the other Party no later than fifteen
(15) days after completion of the hearing. Reply briefs shall be submitted to the arbitrators and served on the other Party within ten (10) days of receipt by the arbitrators and the other Party of the initial briefs or proposed orders. The briefing schedule provided herein may be modified by mutual agreement of the Parties with the approval of the arbitrators.

                           (6)      Decision. The determination and/or award of
the arbitrators, whichever is appropriate, shall be made no later than thirty
(30) days from the date of the completion of the hearing or, if applicable, the date the last required briefs and/or proposed orders were received by the arbitrators and the Parties. Such determination and/or award shall be conclusive, final, and binding, subject only to the outcome of confirmation or vacation proceedings, if any, under applicable law. To the extent that an award includes an amount of money, such award shall include interest at the Contract Interest Rate, and such interest shall accrue from the date(s) on which such money should have been paid to the prevailing Party or was incorrectly paid by that Party.

                           (7)      Venue. Unless the Parties otherwise agree in
writing, arbitration under this Agreement shall be conducted in Potter County, Texas.

                           (8)      Governing Rules for Arbitration. Arbitration
under this Agreement shall be governed by the AAA Commercial Arbitration Rules (or any successor thereto) in effect at the time of arbitration, unless the Parties mutually agree to another set of rules or body of law, provided that any specific provision of this Section 16.12(D) that conflicts with the then effective AAA Commercial Arbitration Rules, or other set of rules or body of law mutually agreed to by the parties, shall govern.

                           (9)      Costs. The costs of the arbitration
proceedings shall be shared equally by the Parties.

                           (10)     Scope of Arbitrators' Authority. The
arbitrators shall have no power to amend or add to this Agreement, or to the extent involved, any other Facility Agreement(s), or any part thereof, but shall have the authority to interpret the language of such agreements and make findings of fact, order specific performance and provide injunctive relief and award punitive damages in accordance with Texas law as if the arbitrators were a court. Subject to such limitation, the decision of the arbitrators shall be final and binding. judgment on an award may be enforced in any court of competent jurisdiction. Upon request of either party, the arbitrators may issue such orders for interim relief as may be deemed necessary to safeguard the property that is the subject of arbitration or otherwise avoid irreparable harm to a Party, without prejudice to the rights of the Parties to the final determination of the dispute. Either Party may, without inconsistency with this Agreement, seek from any court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal.

                                   ARTICLE 17

                                  MISCELLANEOUS

         17.1 Waiver. The failure of either Party to enforce or insist upon compliance with or strict performance of any of the terms or conditions of this Agreement, or to take advantage of any of its rights hereunder, shall not constitute a waiver or relinquishment of any such terms, conditions, or rights, but the same shall be and remain at all times in full force and effect.

         17.2 Access to Facility. At all reasonable times, including weekends and nights, and with reasonable prior notice, appropriate representatives of Southwestern shall have access to the Facility, including the control room and Seller's Interconnection Facilities, to read and maintain meters and to perform all inspections, maintenance, service, and operational reviews as may be appropriate to facilitate the performance of this Agreement. While at the Facility, such representatives shall observe such reasonable safety precautions as may be required by Seller and shall conduct themselves in a manner that will not interfere with the operation of the Facility.

         17.3 Governing Law. Except as otherwise provided in Section 16.12 of this Agreement, the interpretation and performance of the Agreement and each of its provisions shall be governed and construed in accordance with the law of the State of Texas except for law concerning choice of law. Except as otherwise provided in Section 16.12, the Parties hereby submit to the jurisdiction of the courts located in, and venue is stipulated as, Potter County, Texas.

         17.4 Taxes. Seller shall be responsible for any and all federal, state, municipal, or other lawful taxes applicable by reason of the ownership and operation of the Facility and the sale of Energy or Capacity under this Agreement (other than taxes on the income of Southwestern or any franchise tax or tax on the resale of electricity by Southwestern) as existing on the date this Agreement is executed and all increase in the level or rate of such taxes or fees ("Existing Taxes").

                  Upon Seller's request, Southwestern shall reimburse Seller for all federal, state, municipal, or other lawful taxes other than taxes reimbursed to Seller pursuant to Southwestern's Energy Payments and Existing Taxes applicable by reason of the ownership and operation of the Facility and the sale of Energy and Capacity under this Agreement, but only to the extent that the amount of such reimbursement exceeds the amount of any reduction of Existing Taxes during the Initial Term and, if applicable, Extended Term of the Agreement. Any reduction in Existing Taxes shall be determined by comparing the actual Existing Taxes paid by Seller during the Initial Term and, if applicable, Extended Term of the Agreement to the amount of the Existing Taxes that Seller would have paid during the Initial Term and, if applicable, Extended Term of the Agreement under the tax rates and assumptions utilized in the Debt Base Case Proforma. To the extent that Southwestern makes Payments under this Section and thereafter Seller experiences a reduction in Existing Taxes, Seller shall reimburse Southwestern accordingly. Upon Southwestern's request, Seller shall provide to Southwestern all data and documentation necessary to verify the calculations of Southwestern's Payments required under this Section 17.4 and of any reimbursement required to be made by Seller to Southwestern under this Section.

                  To the extent that Southwestern may be authorized by law, regulation, or Commission order to charge any tax levy to its customers, the Parties shall make arrangements to transmit the revenue collected from said customers to the taxing authority through Southwestern or Seller, as appropriate, under the applicable law.

         17.5 Disclaimer of Third Party Beneficiary Rights. In executing this Agreement, Southwestern does not, nor should it be construed to, extend its credit or financial support for the benefit of any third parties lending money to or having other transactions with Seller. Except for the provisions of this Agreement that set forth certain rights and obligations of the Project Lender(s), nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any Person not a party to this Agreement.

         17.6     Relationship of the Parties.

                  (A) This Agreement shall not be interpreted to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power, or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as an agent or representative of, the other Party.

                  (B) Seller shall be solely liable for the payment of all wages, taxes, and other costs related to the employment of Persons to perform such services, including all federal, state, and local income, social security, payroll, and employment taxes and statutorily mandated workers' compensation coverage. None of the Persons employed by Seller shall be considered employees of Southwestern for any purpose; nor shall the Seller represent to any Person that he or she is or shall become an employee of Southwestern.

         17.7 Survival of Obligations. Cancellation, expiration, or early termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration, or termination, including without limitation warranties, remedies, payment obligations, or indemnities.

         17.8 Severability. In the event any of the terms, covenants, or conditions of this Agreement, its Attachments including schedules, or the application of any such terms, covenants, or conditions, shall be held invalid, illegal, or unenforceable by any court having jurisdiction, all other terms, covenants, and conditions of the Agreement and their application not adversely affected by such holding shall remain in full force and effect.

         17.9 Non-Endorsement. Any review or approval provided by Southwestern under this Agreement (including without limitation any approval of Seller's Interconnection Facilities) shall be exercised solely for Southwestern's benefit and shall not be construed as an endorsement or warranty of the matter reviewed or approved. Any approval by Southwestern, or Southwestern's connection to, or failure to disconnect from Seller's Interconnection Facilities, shall not constitute approval of, or acquiescence in, the design, installation, or maintenance of any component of the Facility or Seller's Interconnection Facilities for any purpose other than the compliance of such component with the requirements for its approval under this Agreement. Southwestern's review and approval of, or connection to, or failure to disconnect from Seller's Interconnection Facilities also shall not constitute a waiver of any of its rights or remedies. Southwestern's review of any agreement (or drafts of agreements) between Seller and any third parties, including without limitation the Phillips Steam Agreement, shall not be construed as Southwestern's acceptance of Seller's performance or non-performance of Seller's covenants under this Agreement.

         17.10 Entire Agreement; Amendments. The terms and provisions contained in this Agreement and the other agreements between Seller and Southwestern expressly referenced herein constitute the entire Agreement between Southwestern and Seller and shall supersede all previous communications, representations, or agreements, either verbal or written, between Southwestern and Seller with respect to the Facility's generation of Capacity and Energy and this Agreement. This Agreement may be amended, changed, modified, or altered, provided that such amendment, change, modification, or alteration shall be in writing and signed by both Parties.

         17.11 Binding Effect. This Agreement, as may be amended from time to time pursuant to Section 17.10, shall be binding upon and inure to the benefit of the Parties' respective successors-in-interest, legal representatives, and assigns.

         17.12 Headings. Captions and headings used in the Agreement are for ease of reference only and do not constitute a part of this Agreement.

         17.13 Counterparts. This Agreement may be executed in any number of counterparts, and each executed counterpart shall have the same force and effect as an original instrument.

         17.14 No Personal Liability. Each Party acknowledges and agrees that in no event shall any partner, shareholder, owner, officer, director, employee, or affiliate of either Party be personally liable to the other Party for any payments, obligations, or performance due under this Agreement, or any breach or failure of performance of either Party and the sole recourse for payment or performance of the obligations hereunder shall be against the Seller or Southwestern and each of their respective assets and not against any other Person, except for such liability as expressly assumed by an assignee pursuant to an assignment of this Agreement in accordance with the terms hereof.

         17.15 Limitation of Damages. Except as expressly provided with respect to the indemnity for third party claims pursuant to Section 13.4, neither Southwestern nor Seller shall be liable to the other or to any third party for any consequential, incidental, indirect or special damages of any nature arising out of or connected with or resulting from the performance or nonperformance of this Agreement including, without limitation, claims in the nature of lost revenues, income or profits, irrespective of whether any such claims are based upon warranty, negligence, strict liability, contract, tort (including negligence whether of Seller, Southwestern, or others), operation of law, or otherwise. The foregoing shall not be construed to prohibit the payment of (i) damages as authorized pursuant to Sections 6.2(A), (ii) the forfeiture of the Completion Security authorized by Section 6.2(B), (iii) the payment of Capacity Shortfall Damages pursuant to Section 6.3, or (iv) Southwestern's recovery of its permitted share of any insurance proceeds to which it shall become entitled pursuant to Section 13.1 and the Subordinated Mortgage.

                                   ARTICLE 18

                                 STEAM HOST LOSS

         18.1     Loss Of Steam Host.

                  (A) If, either (i) for any reason other than a default thereunder by Seller, the Phillips Steam Agreement is terminated, or (ii) for any reason other than a default thereunder by Seller, the Phillips Steam Agreement is not extended, renewed, or otherwise maintained beyond the Phillips Initial Term, or (iii) for any reason other than a default thereunder by Seller, Force Majeure event, forced or scheduled outage of the Facility, or Steam Force Majeure or Steam Delivery Reduction (but only to the extent such Steam Force Majeure or Steam Delivery Reduction is of a duration less than twelve (12) months), Phillips, or its successors, or a Subsequent Steam Host shall fail to take or pay for steam from Seller under the price, terms, and conditions required by Section 6.2 of the Phillips Steam Agreement (each of clauses (i) -
(iii) constituting a Steam Loss Event), then the provisions of this Section 18.1 shall apply.

                  (B) Beginning the day that Seller notifies Southwestern that a Steam Loss Event has occurred, the provisions of this Agreement relating to Dispatch (including Section 9.6) shall be applied as they were during Phase 1.

                  (C) Beginning with the first Fixed O&M Payment made after a Steam Loss Event has occurred, each Fixed O&M Payment shall be reduced to reflect the reduction of Seller's fixed operating and maintenance costs resulting from the elimination or reduction of steam sales.

                  (D) Beginning with the first Fixed Payment made after a Steam Loss Event has occurred, each Fixed Payment shall be reduced by any amounts remaining in the Steam Host Escrow Accounts, provided that no Fixed Payment shall be reduced below zero. On the date each such reduced Fixed Payment shall be due under
Section 5.9, Seller may withdraw from the Steam Host Escrow Accounts funds equal to the reduction in such Fixed Payment.

                  (E) Beginning with the first Energy Payment made after Seller notifies Southwestern that a Steam Loss Event has occurred and notwithstanding the provisions of Section 5.4, Southwestern shall pay Seller Energy Payments calculated for the days occurring after such notice that are affected by the Steam Loss Event using the Net Heat Rate instead of the Guaranteed Heat Rate.

                  (F) Beginning the date that Seller reasonably determines that Steam Loss Event has occurred or will occur within three (3) months or less, Seller shall, subject to the terms of the Phillips Steam Agreement or substitute agreement with a subsequent Steam Host, take all reasonable actions to (i) establish another steam host at the Site ("Subsequent Steam Host"), (ii) to maintain certification as a QF, including, if deemed reasonable, seeking waivers of the FERC's QF certification requirements as necessary due to the termination of steam sales and (iii) exercise all rights and remedies it may have under the Phillips Steam Agreement to mitigate the effects of a Steam Loss Event and collect any payments or damages due Seller with respect thereto. The Seller shall not be obligated to enter into business arrangements with a Subsequent Steam Host on terms less favorable to the Seller than those contained in the Steam Sales and Operating Agreement. Notwithstanding any other provision of this Agreement, Seller shall not be deemed in default of its obligations under this Agreement if it fails to maintain its QF certification as a result of a Steam Loss Event or failure of Phillips to perform under the Phillips Steam Agreement, or to take the minimum steam thereunder necessary to enable the Facility to retain its QF status, except to the extent caused by a default of Seller thereunder.

                  (G) Upon Southwestern's request, Southwestern and Seller shall, in good faith and subject to the terms of the Phillips Steam Agreement or substitute agreement with a Subsequent Steam Host, negotiate alternative arrangements including, but not limited to, reconfiguration of the Facility, such reconfiguration to be funded, at Southwestern's sole option, with any funds remaining in the Steam Host Loss Escrow Accounts and thereafter by Southwestern. Appropriate amendments to this Agreement shall be made to incorporate such negotiated arrangements, provided that in no event shall Seller be under any obligation to expose its receipt of full Capacity Payments to any risks in addition to or greater than the risks already agreed to pursuant to this Agreement.

                  (H) If on the date that is three (3) years prior to the end of the Initial Term, a Steam Loss Event shall not have occurred and thereafter, a Steam Loss Event does occur, Southwestern may terminate this Agreement (i) with the same amount of notice as given by Phillips, it successors, or a Subsequent Steam Host of its cessation or permanent reduction of steam takes, and (ii) without paying the Termination Payment required under
Section 3.1, provided that any such termination shall not be effective earlier than the end of the Initial Term.

                  (I) At any time following a Steam Loss Event that Seller is selling steam to a Person at a level at least averaging 628,000 pounds per hour at the price which would be payable for such period under the Phillips Steam Agreement, this Section 18.1 shall not apply.

         18.2     Steam Host Escrow Accounts During Initial Term.

                  (A) Notwithstanding the provisions of Sections 5.4 and 5.5, Southwestern shall pay Seller for Energy delivered at the Interconnection Point in any hour above 216 MW at a rate equal to ninety-five (95%) of Adjusted Non-Firm Energy Cost, provided that such amount exceeds the price Southwestern would otherwise pay Seller under Sections 5.4 and 5.5. Seller shall establish an interest bearing escrow account in which Seller shall deposit all monies paid by Southwestern under this Section 18.2(A) less (i) the Payments that Southwestern would otherwise have made to the Seller under Sections 5.4 and 5.5, and (ii) the income taxes of the Seller on the difference between the monies paid by Southwestern under this Section 18.2(A) and the Payments that Southwestern would otherwise have made to the Seller under Sections 5.4 and 5.5. Following the date on which the balance of the escrow account (including interest) established under this Section 18.2(A) equals ten million dollars ($10,000,000), Southwestern shall resume paying for all Energy delivered to the Interconnection Point pursuant to Sections 5.4 and 5.5.

                  (B)      In addition to the escrow account established under
Section 18.2(A), Seller shall establish a second interest bearing escrow account in which Seller shall maintain a balance equal to at least fifty percent (50%) of the cumulative after tax cash flow earned by Seller in excess of the cumulative after tax cash flow projections contained in the Debt Base Case Proforma. At the end of each Contract Year, Seller shall confirm to Southwestern with evidence reasonably satisfactory to Southwestern that the balance in the account established under this Section 18.2(B) equals or exceeds fifty percent (50%) of the cumulative after tax cash flow earned by Seller in excess of the cumulative after tax cash flow projections contained in the Debt Base Case Proforma to that date. At Seller's option, Seller may forego the annual confirmation process required by this Section 18.2(B) provided that the balance in the account established under this Section 18.2(B) equals or exceeds ten million dollars ($10,000,000).

                  (C)      In addition to the escrow accounts established under
Section 18.2(A) and (B), Seller shall establish a third interest bearing escrow account in which Seller shall deposit any termination fees or payments received by Seller from Phillips, or its successors, pursuant to the Steam Sales and Operating Agreement.

                  (D) Whenever the combined balances of the three escrow accounts established under this Section 18.2 exceed the sum of all Fixed Payments Southwestern will owe Seller for the remainder of the Initial Term, Seller may withdraw and keep funds from the Escrow accounts provided the combined balances do not fall below the sum of all future Fixed Payments for the remainder of the Initial Term.

IN WITNESS WHEREOF, the Parties have executed this Agreement.

Borger Energy Associates, L.P.              Southwestern Public Service Company

By: /s/ Robert D. Dickerson                 By: /s/ KENNETH L. LADD
   ------------------------------              ---------------------------------
   Robert D. Dickerson                         Sr. V.P.
   Vice President

Borger Energy Associates, L.P.              Southwestern Public Service Company
c/o Quixx Corporation                       P.O. Box 1261
P.O. Box 12033                              6th and Tyler
6th & Tyler, Suite 1510                     Amarillo, Texas 79170
Amarillo, TX 79101

                                  ATTACHMENT A
                               FACILITY COMPONENTS
                              AND EQUIPMENT LISTING

The Facility shall include the following major components and equipment:

*        Two combustion turbine generators.

*        Two heat recovery steam generators, each with duct burners.

*        Exhaust stacks and continuous emissions monitoring equipment.

*        Water treatment systems.

*        Steam supply and condensate return systems.

*        Fuel supply system.

* High and medium voltage electrical systems including generator step-up transformers and auxiliary power systems.

*        Plant instrumentation and controls systems.

*        Protective relaying, metering and communications systems.

                                  ATTACHMENT B
                                      SITE

SCHEDULE B-1 FACILITY ADDRESS

SCHEDULE B-2 SITE DESCRIPTION

SCHEDULE B-3 MAP

                                [TO BE PROVIDED]

                                  SCHEDULE C-l
                         ESTABLISHMENT OF NET CAPABILITY

         C.1 Pursuant to Section 2.6, at various times, a capability test shall be conducted to determine the net capability of the Facility in accordance with the Southwestern Power Pool's (SPP's) "Procedures for Establishing Capability Ratings" dated December 1994, incorporated as Schedule C-2 of this Attachment, or its replacement procedure that may become effective from time to time.

         C.2 SPP net capability ratings will reflect the net power output that can be obtained for the period specified on a seasonally adjusted basis with all equipment in service under average conditions of operation. Seasonal adjustments are intended to include variations in parameters such as ambient temperature; condenser cooling water temperature and availability; fuel changes, quality, and availability; and steam heating loads.

         C.3 In the event Seller provides steam to a thermal customer, if during the net capability test, the Facility's steam sendout to Seller's thermal customer for any hour is less than the sustained maximum steam sendout over a twelve-hour period committed by Seller to such customer during the On-Peak Hours of the On-Peak Months and, if such reduction of steam sendout results in a higher net capability than would have resulted without such reduction, then the maximum Net Electrical Output of the Facility for such hours used to calculate the net capability shall be reduced to reflect the reduction of steam sendout during such hours.

         C.4      Seller and Southwestern will mutually agree, subject to
Section 2.6, on when each net capability test will occur and shall specify the hours during which the test will be conducted. If Seller and Southwestern cannot agree on the hours during which the test will be conducted, Seller shall conduct the test at the time specified by Southwestern. Southwestern shall have the right to have one or more of its representatives observe such tests. Within ten
(10) days after conducting the capability tests, Seller shall provide to Southwestern the results of such tests, including MWh meter readings and copies of actual log sheets verifying the net output of the Facility and a curve of the net output versus ambient temperature. Southwestern shall have the right to independently verify the net capability test results.

         C.5      Capacity Payments will be made to Seller in accordance with
Section 5.2 on the basis of the Summer Net Capability obtained under the test procedure in effect at the Combustion Turbine Commercial Operation Date or Cogeneration Commercial Operation Date, as applicable. If such a procedure changes over the Initial Term or any Extended Term of the Agreement, Southwestern and Seller agree that tests to determine Net Capability will be conducted using both the procedure in effect at the time of the Combustion Turbine Commercial Operation Date or the Cogeneration Commercial Operation Date, as applicable, and the then current procedure. The then current procedure will determine the Net Capability used for accreditation purposes of the Facility within SPP.

                                  SCHEDULE C-2
                                  SPP CRITERIA
                 PROCEDURES FOR ESTABLISHING CAPABILITY RATINGS

                                  ATTACHMENT D

       Agency                                         Permit/Approval
       ------                                         ---------------
DOE                                         Alternate Fuels Capability Certification
EPA                                         SPCC Plan
EPA                                         NPDES Stormwater Permit for Construction
FERC                                        QF Status
TNRCC*                                      PSD Permit to Construct
TNRCC                                       Title IV Acid Rain Permit
TNRCC                                       Title V Operating Permit
Local Building Department                   Building Permits
Fire Marshal                                Fire Safety Approval

* Indicates received as of execution date.

                                  ATTACHMENT E

1. Approval by the NMPUC as necessary under applicable New Mexico law including NMPUC orders concerning Southwestern and its affiliates.

2. Certification of Agreement by PUCT under Section 2.209 of the Public Utility Regulatory Act for purposes of allowing the recovery of the amount of Payments to Seller in Southwestern's rates.

3.       If Seller becomes an affiliated EWG, determinations under 15 U.S.C.
         Section 79z-5a(k) from state commissions having jurisdiction over Southwestern's retail rates.

                                  ATTACHMENT F
                    PRICING PROVISIONS AND RELATED SCHEDULES

                                  SCHEDULE F-l
                                 CAPACITY PRICE
                                 (in $/kW-month)

                                     Phase I

         The Phase I Capacity Price is $2.50 kW-month and is not subject to adjustment.

                                    Phase II

Contract
  Year
-----------------
   1        $5.06
   2        $5.16
   3        $5.26
   4        $5.37
   5        $5.48
   6        $5.59
   7        $5.70
   8        $5.81
   9        $5.93
  10        $6.05
  11        $6.17
  12        $6.29
  13        $6.42
  14        $6.55
  15        $6.68
  16        $6.81
  17        $6.95
  18        $7.09
  19        $7.23
  20        $7.37
  21        $2.70
 22-35     note 3

Notes:

1.      For the purposes of applying the Phase II Capacity Prices shown above, the first Contract Year will start on the day after the Cogeneration Commercial Operation Date.

2.      The references in these Schedules to years beyond 25 presume that
            Southwestern has exercised the option for Extended Term. If Southwestern has not exercised the option for an Extended Term, the references to years beyond 25 shall be disregarded.

3.      The Capacity Price for Contract Year 21 is not subject to adjustment.
            The Capacity Prices for Years 22 through 35 shall be the same as the Capacity Price for Contract Year 21 escalated annually thereafter in accordance with the rate of change in the GDPIPD index.

4.      The Phase II Capacity Prices as shown above for Contract Years 1 through
            20 are firm, subject only to a one-time adjustment as a function of the yield of United States ten year treasury notes on the Construction Finance Closing Date as described in this note 4. For the first Contract Year, the Capacity Price shall be the price shown above times an interest rate adjustment factor. The interest rate adjustment factor shall be one (1) plus 7.2 times the difference of
            a) the yield of United States ten year treasury notes on the Construction Finance Closing Date, expressed in percent, minus b) 6.42%. Once the Phase II Capacity Price for the first Contract Year has been established as described above, the Phase II Capacity Price for Contract Years 2 through 20 shall be recalculated as the Capacity Price for the previous Contract Year escalated annually by a fixed rate of 2.00% per year.

5.      The cost of any necessary additions to Southwestern's transmission system (starting from the high side of the Facility's generator step-up transformers) has not been included in the Facility's pricing. If the Transmission Adder as described in
            Section 3.5(C)(4) of the Agreement is to be added to the Capacity Payments, the Transmission Adder for each month starting with the Cogeneration Commercial Operation Date shall be computed as follows:

        TA = ATP(C) x DSCR(C)/12, where

        TA      is the Transmission Adder for the month, expressed in dollars.

        ATP(C) is the Annual Transmission Adder for Contract Year "C," computed by applying the same interest rate and amortization schedule as applies to the Senior Debt as shown in the Debt Base Case Proforma to the actual total cost of the Southwestern Interconnection Facilities, including interest during construction, expressed in dollars.

        DSCR(C) is the ratio of the pretax cashflow divided by the debt service payments, as shown in the Debt Base Case Proforma for Contract Year "C."

        "C"     is the Contract Year in which the TA is being computed.

        If the Transmission Adder is added to the Capacity Payments, then the net book cost of the facilities referred to in Section 3.5(C)(3) shall be the actual total cost of the Southwestern Interconnection Facilities, including interest during construction, less the amount of such costs (facility and interest during construction) recovered through Southwestern's payment of the Transmission Adder.

                                  SCHEDULE F-2
                                 FIXED O&M PRICE
                                 (in $/kW-month)

                                     Phase I

                          During Phase I, the Fixed O&M
                          price will be zero.

                                    Phase II

Contract
 Year
-------------------
 1-35       $1.0406

The Phase II Fixed O&M Prices are expressed as of June 1,1996 and will be escalated annually in accordance with the rate change in the GDPIPD index.

                                  SCHEDULE F-3
                               VARIABLE O&M PRICE
                                   (in $/MWh)

                                    Phase I

                          During Phase I, the Variable
                          O&M price will be zero.

                                    Phase II

Contract
  Year
-----------------
  1-35      $1.64

The Phase II Variable O&M Prices are expressed as of June 1,1996 and will be escalated annually in accordance with the rate change in the GDPIPD index.

                                  SCHEDULE F-4
                              GUARANTEED HEAT RATES

                                     Phase I
                   (in MMBtu/MWH (net), Higher Heating Value)


Plant Loading                As A Percentage
  of Actual                     Capacity               Average Heat Rate
Greater Than              Less Than or Equal To     (MMBtu/MWH (net), HHV)
-------------             ---------------------
     0.0%                       75.3%                       N/A
    75.3%                       79.8%                       12.922
    79.8%                       82.0%                       12.582
    82.5%                       85.4%                       12.433
    85.4%                       88.8%                       12.283
    88.8%                       92.1%                       12.146
    92.1%                       95.5%                       12.083
    95.5%                      100.0%                       12.020

95.5% is base load on the combustion turbines
100% results from peak loading of the combustion turbines

                                    Phase II
                    (in MMBtu/MWH (net) Higher Heating Value)


Plant Loading                As A Percentage
  of Actual                     Capacity                  Average Heat Rate
Greater Than              Less Than or Equal To         (MMBtu/MWH (net), HHV)
-------------             ---------------------
   0.0%                          67.0%                          N/A
  67.0%                          85.0%                          7.000
  85.0%                          87.5%                          7.075
  87.5%                          90.0%                          7.150
  90.0%                          92.5%                          7.229
  92.5%                         100.0%                          7.300

85% output is 100% base load on the combustion turbines.

95% is 100% base load with power augmentation.

100% is 100% peak load with power augmentation.

Peak firing will be limited by Good Utility Practice.

                                  SCHEDULE F-5
                                 START-UP PRICE
                                 (in $/start-up)

Contract
 Year
 1-35          See Below

The start-up prices for normal and emergency start-ups are respectively, $750/start-up per unit and $3,000/start-up per unit based on Fuel Price of $1.3758/MMBtu. The Start-up Prices shall be recalculated monthly in relation to the changes of the Fuel Price from $1.3758/MMBtu.

                                  SCHEDULE F- 6
                          ADJUSTED NON-FIRM ENERGY COST

         F-6.1 Definition. Adjusted Non-Firm Energy Cost (ANFEC) represents Southwestern's adjusted average hourly avoided energy cost as computed in accordance with PUCT Substantive Rule 23.66(g) in effect on the date of this agreement. The ANFEC for each hour of the month will be calculated as 99% of Southwestern's average Non-Firm Energy Cost (NFEC) for each respective hour, in dollars per MWh.

         F-6.2 Non-Firm Energy Cost. NFEC represents Southwestern's computed average non-firm avoided energy cost for each of the month. NFEC will be determined by Southwestern as the difference in Southwestern's production costs with and without the total amount of non-firm energy provided by all non-firm energy producers (i.e., QFs, renewable energy facilities) divided by the total amount of non-firm energy provided by those producers. The formula for NFEC is as follows:

         NFEC = [SPC(1) - SPC(0)] / TNFE

where:

         SPC(1) = Southwestern's reconstructed production costs, including purchased power expenses, for each hour, as if all non-firm energy supplied by non-firm energy producers pursuant to PUCT Substantive Rule 23.66(g) or its successor was generated by Southwestern or purchased from another source;

         SPC(0) = Southwestern's actual production costs, including purchased power expenses (exclusive of purchased power costs for purchases made pursuant to PUCT Substantive Rule 23.66(g) or its successor), for each hour with all Seller's non-firm energy avoiding Southwestern's production costs or other purchased power expenses; and

         TNFE  = total non-firm energy provided during each hour by all non-firm energy producers, including Seller, supplying energy to Southwestern pursuant to PUCT Substantive Rule 23.66(g) or its successor.

                                  SCHEDULE G-l
                                  DELAY DAMAGES
                  COMBUSTION TURBINE COMMERCIAL OPERATION DELAY

                                                                                      Damages
                     Period                                                           per day
---------------------------------------------------------------------------------------------
Less than or equal to 30 days after Proposed Combustion Turbine Commercial
Operations Date                                                                       $10,000

More than 30 days after Proposed Combustion Turbine Commercial Operations
Date, less than or equal to 92 days after Proposed Combustion Turbine
Commercial Operations Date                                                            $15,000

More than 92 days after Proposed Combustion Turbine Commercial Operations
Date, less than or equal to 122 days after Proposed Combustion Turbine
Commercial Operations Date                                                            $ 7,500

More than 122 days after Proposed Combustion Turbine Commercial Operations
Date, less than or equal to 304 days after Proposed Combustion Turbine
Commercial Operations Date                                                            $ 5,000

More than 304 days after Proposed Combustion Turbine Commercial Operations
Date, less than or equal to 335 days after Proposed Combustion Turbine
Commercial Operations Date                                                            $10,000

More than 335 days after Proposed Combustion Turbine Commercial Operations
Date, less than or equal to 365 days after Proposed Combustion Turbine
Commercial Operations Date                                                            $20,000

More than 365 days after Proposed Combustion Turbine Commercial Operations
Date, less than or equal to 427 days after Proposed Combustion Turbine
Commercial Operations Date                                                            $25,000

More than 427 days after Proposed Combustion Turbine Commercial Operations
Date, less than or equal to 457 days after Proposed Combustion Turbine
Commercial Operations Date                                                            $10,000

More than 457 days after Proposed Combustion Turbine Commercial Operations Date       $ 5,000

                                  SCHEDULE G-2
                                  DELAY DAMAGES
                     COGENERATION COMMERCIAL OPERATION DELAY

                                                                                      Damages
                             Period                                                   per day
---------------------------------------------------------------------------------------------
Less than or equal to 120 days after Proposed Cogeneration Commercial Operations
Date                                                                                  $ 5,000

More than 120 days after Proposed Cogeneration Commercial Operations Date, less
than or equal to 151 days after Proposed Cogeneration Commercial Operations Date      $10,000

More than 151 days after Proposed Cogeneration Commercial Operations Date, less
than or equal to 181 days after Proposed Cogeneration Commercial Operations Date      $20,000

More than 181 days after Proposed Cogeneration Commercial Operations Date, less
than or equal to 243 days after Proposed Cogeneration Commercial Operations Date      $25,000

More than 243 days after Proposed Cogeneration Commercial Operations Date, less
than or equal to 273 days after Proposed Cogeneration Commercial Operations Date      $10,000

More than 273 days after Proposed Cogeneration Commercial Operations Date             $ 5,000

                                  ATTACHMENT H
                              OPERATING PROCEDURES

                                  ATTACHMENT I
                               INSURANCE COVERAGE

               [PENDING SOUTHWESTERN AND INSURANCE BROKER REVIEW]

SPECIFICATION OF INSURANCE COVERAGE

    1.  Type of Insurance          Minimum Limits of Liability

        Commercial General         $ 1,000,000     combined single limit each
        Liability Insurance                        occurrence and $2,000,000
                                                   aggregate

        Comprehensive General Liability policies shall include coverage for (a) premises/operations, (b) independent contractor, (c) products and completed operation, (d) broad form contractual liability, (e) broad form property damage, (f) explosion, collapse, and underground damage exclusion deletion, (g) product liability, (h) bodily injury, all with limits as specified above.

        The Commercial General Liability policies to be obtained by or on behalf of Seller shall be endorsed to the following effect or as may be reasonably acceptable to Southwestern:

                  Such insurance as afforded by this policy for the
                     benefit of Southwestern as an additional insured shall be primary as respects any claims, losses, damages, expenses, or liabilities and all litigation and defense obligations arising out of this Agreement, and insured hereunder, and any insurance carried by Southwestern shall be excess of and noncontributing with insurance afforded by this policy.

    2.  Business Auto Liability    $1,000,000      combined single limit
                                                   including all Owned,
                                                   Non-Owned, Hired and Leased
                                                   Autos

    3.  Workers Compensation       Statutory
        including U.S. Longshore
        and Harbor Workers' Act
        and Jones Act, if
        applicable

        Employers Liability        $ 1,000,000     (each accident-each employee)
                                   $ 1,000,000     (disease-each employee)

    4.  Excess Umbrella            $10,000,000     (each occurrence and in the
        Liability                                  aggregate where applicable)

    5. Builders Risk insurance or an installation floater with minimum limits equal to the completed value of the Facility including collapse, damage resulting from faulty workmanship, materials and design, freezing, testing of machinery or equipment, and partial occupancy, and on a sublimit basis coverage for earthquake, flood, debris removal and loss of revenue due to an insured delay in the Facility's commissioning.

    6.  Environmental Impairment   $ 5,000,000     each occurrence and in the
        Liability Insurance or                     aggregate
        pollution liability
        coverage under the
        Commercial and Excess
        Umbrella Liability
        policies or separate
        Environmental Impairment
        Liability Insurance

    7.  Watercraft or Aircraft     $ 5,000,000     each occurrence and in the
        Liability Insurance                        aggregate
        including passenger
        liability (where
        applicable)

    8. Insurance Against Loss or Damage to the Facility. Seller shall maintain in effect an All Risk Property Insurance policy(ies) commencing no later than the earlier of (i) the termination of Builder's Risk policy or (ii) the Combustion Turbine Operation Date. Such insurance shall cover, subject to the deductible and co-insurance limits contained in Article 13 of the Agreement, the full replacement value of all property and include:

                  (a)      coverage for fire, flood, wind and storm, tornado,
                              and earthquake with respect to facilities similar in construction, location, and occupancy to the Facility, with sublimits of no less than $10,000,000 each for flood and earthquake; and

                  (b)      Boiler and Machinery Insurance covering all objects
                              customarily subject to such insurance, including boilers and turbines in an amount equal to their full replacement value.

    9. Business Interruption, covering loss of revenues and/or the increased expense to resume operations attributable to the Facility by reason of total or partial suspension or delay of, or interruption in, the operation of the Facility as a result of an insured peril covered in Paragraph 8 above, to the extent available on commercially reasonable terms. Such coverage shall be in an amount equal to not less than Seller's reasonably expected non-operating cash flow requirements for the next twelve (12) calendar months.

        Notwithstanding any other provision of the Agreement, Seller shall not be required to have Environmental Impairment/pollution liability insurance, and Business Interruption insurance until the Combustion Turbine Commercial Operation Date.

                                  ATTACHMENT J
                        FACILITY CONSTRUCTION MILESTONES